   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1997
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           PLATINUM TECHNOLOGY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    7372                    36-350962
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION    IDENTIFICATION NUMBER)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

1815 SOUTH MEYERS ROAD, OAKBROOK TERRACE, ILLINOIS 60181, TELEPHONE (630) 620-
                                     5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                            MICHAEL C. WYATT, ESQ.
                          PLATINUM TECHNOLOGY, INC.,
           1815 SOUTH MEYERS ROAD, OAKBROOK TERRACE, ILLINOIS 60181,
                           TELEPHONE (630) 620-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                            D. MARK MCMILLAN, ESQ.
                              BELL, BOYD & LLOYD
             THREE FIRST NATIONAL PLAZA, CHICAGO, ILLINOIS 60602,
                           TELEPHONE: (312) 372-1121

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                    MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED          REGISTERED    PER SHARE(1)     PRICE(1)        FEE(1)
-----------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share........  3,039,745(2)     $25.094      $76,279,362      $23,115
-----------------------------------------------------------------------------------

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(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sale prices of the Common Stock on November 7, 1997, as reported on the Nasdaq National Market. The Prospectus included in this Registration Statement also relates to 1,960,255 shares previously registered under Registration Statement No. 333-07783, for which a registration fee of $23,492 was paid.
(2) Such number of shares are also registered hereunder for resale, with the consent of the Registrant, by persons who receive shares covered by this Registration Statement and who may wish to sell such shares under circumstances requiring or making desirable use of the Prospectus contained herein.

                                ---------------

  PURSUANT TO RULE 429 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 333-07783, WHICH BECAME EFFECTIVE ON JULY 16, 1996.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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-------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, NOVEMBER 12, 1997

PROSPECTUS

                               5,000,000 SHARES
                                     LOGO

                                 COMMON STOCK

  The 5,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), covered by this Prospectus may be offered and issued from time to time by PLATINUM technology, inc. (the "Company") in connection with acquisitions of other businesses, real or personal properties, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise under Rule 415. This Prospectus may also be used, with the Company's prior consent, by persons who have received or will receive shares of Common Stock in connection with acquisitions and who wish to offer and sell such shares under circumstances requiring or making desirable its use. See "Securities Covered by this Prospectus" and see the inside back cover page hereof for the identity of such persons, if any.

  The Common Stock is traded on the Nasdaq National Market under the symbol "PLAT". On November 10, 1997, the closing sale price of the Common Stock, as reported in the Wall Street Journal was $26.75 per share. See "Price Range of Common Stock."

                               ----------------

  SEE "RISK FACTORS" AT PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

                The date of this Prospectus is          , 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
      Available Information...............................................   2
      Prospectus Summary..................................................   3
      Risk Factors........................................................   6
      Securities Covered by this Prospectus...............................  11
      Price Range of Common Stock.........................................  12
      Dividend Policy.....................................................  12
      Selected Financial Data.............................................  13
      Management's Discussion and Analysis of Financial Condition and
       Results of Operations..............................................  15
      Business............................................................  27
      Management..........................................................  36
      Certain Transactions................................................  43
      Security Ownership of Management and Principal Stockholders.........  44
      Description of Capital Stock........................................  45
      Shares Eligible for Future Sale.....................................  48
      Experts.............................................................  48
      Index to Financial Statements....................................... F-1

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in said Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such document being qualified by and subject to such reference in all respects.

  DB2 and MVS are trademarks, and IBM is a registered trademark, of International Business Machines Corporation. This Prospectus also includes product names and other trade names and trademarks of the Company and its subsidiaries and of other companies.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context suggests otherwise, references in this Prospectus to "PLATINUM" or the "Company" mean PLATINUM technology, inc. and its subsidiaries.

                                  THE COMPANY

  The Company develops, markets and supports software products, and provides related professional services, that help chief information officers ("CIOs") better manage their software infrastructures. The Company's products and services increase the performance and interoperability of computing systems and databases and provide users, primarily in large and data intensive organizations, with more reliable and productive access to and use of critical information. The Company's products typically perform fundamental functions and mission-critical automation, such as maintenance of data integrity, systems security, systems scheduling, project and process management, and end-user specific analysis and reporting. The Company currently develops software products under four business units: database management, systems management, application lifecycle and data warehouse. (During the first quarter of 1997, the Company merged its business intelligence and vertical applications solutions business units into its data warehouse business unit.) Addressing businesses' increasing demand for simplified vendor relationships and complete solutions to information technology ("IT") problems, the Company's goal is to become the leading provider of software infrastructure solutions by offering a comprehensive set of "best of breed" point products, product bundles and integrated product suites. The Company also offers a wide array of professional services, including consulting, systems integration and educational programs, often in conjunction with software product sales.

  The Company is now leveraging the breadth of its product lines and its professional service capabilities, and is devoting substantial resources to integrating its products and technologies, to provide complete, customized solutions for software infrastructure problems. These solutions include single products; product suites, which are sets of closely integrated products from multiple business units; and product bundles, which are sets of software applications that are packaged together but do not necessarily have the level of integration that defines a suite; as well as design and implementation services provided by the Company's professional services staff. These solutions also include ongoing product upgrades, maintenance and support, sometimes pursuant to multi-year contracts. Evidencing the increasing demand from the Company's customers for comprehensive solutions, the Company executed 55 software license and/or service transactions of over $1 million during 1996, as compared to only two such transactions during 1995. In the first six months of 1997, the Company executed 37 such transactions.

  Since the beginning of 1996, the Company's software developers have focused on product integration and the bundling of products to satisfy critical customer needs, along with continued expansion and enhancement of the Company's product lines. The Company also is enabling its products and suites for application with intranets, the Internet and the World Wide Web (the "Web"). The cornerstone of the Company's integration efforts is the PLATINUM Open Enterprise Management Solution ("POEMS"), an internally developed integration tool set and method designed to give the Company's products a common look and feel, common installation and distribution and common communication, data and events handling. The Company is creating solutions for general business needs, as well as the needs of specific industries. For example, during 1996, the Company released PLATINUM RiskAdvisor, a data warehouse decision support application developed specifically for the insurance industry. The Company has also released its "Necessities" product suite for building, testing and deploying intranet applications, and has developed a comprehensive solution for the Year 2000 problem. In addition, the Company intends to use a number of its current products and technologies as the foundation for a new, integrated product offering designed to enable companies to simultaneously manage, maintain and deploy multiple Web sites.

  The Company was incorporated in Delaware on April 16, 1987. Its principal executive offices are located at 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, and its telephone number is (630) 620-5000.

                        SUMMARY FINANCIAL INFORMATION(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               SIX MONTHS
                                    YEARS ENDED DECEMBER 31,                                 ENDED JUNE 30,
                          ------------------------------------------------------------     ----------------------
                            1992         1993        1994         1995          1996         1996         1997
                          --------     --------    --------     ---------     --------     --------     ---------
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $156,721     $190,623    $243,607     $ 326,411     $468,065     $196,256     $ 252,061
Operating income (loss).     3,263 (2)    3,062(3)     (517)(4)  (127,377)(5)  (79,404)(6)  (41,882)(7)  (110,422)(8)
Net income (loss).......    (2,232)(2)      126(3)   (1,562)(4)  (111,567)(5)  (64,922)(6)  (29,777)(7)  (104,202)(8)
Net income (loss) per
 share..................  $  (0.06)(2) $    -- (3) $  (0.04)(4) $   (2.50)(5) $  (1.14)(6) $  (0.53)(7) $   (1.70)(8)
Shares used in computing
 per share amounts......    36,911       39,375      41,294        44,671       56,968       56,483        61,212

                                           DECEMBER 31,
                           -------------------------------------------- JUNE 30,
                             1992     1993     1994     1995     1996     1997
                           -------- -------- -------- -------- -------- --------
BALANCE SHEET DATA:
Cash, cash equivalents
 and investments.........  $ 61,174 $ 71,148 $126,215 $136,737 $185,673 $128,040
Working capital..........    40,812   43,672   90,500  127,990  213,660  122,512
Total assets.............   140,487  176,064  273,333  452,267  618,572  556,591
Long-term obligations and
 acquisition-related
 payables, less current
 portion.................       301    3,465    9,080   11,389  118,305  118,911
Total stockholders'
 equity..................    84,083   93,350  160,126  290,213  295,760  196,112

--------
(1) The summary financial information presented in this table is derived from the historical financial statements of the Company and gives retroactive effect to the acquisitions of Australian Technology Resources Pty Limited ("ATR") as of January 31, 1997 and I&S Informationstechnik and Services GmbH ("I&S") as of February 28, 1997, each of which has been accounted for under the pooling-of-interests method for financial reporting purposes. As a result, the financial position and results of operations are presented as if the combining companies had been consolidated for all periods presented. The statement of operations data for the years ended December 31, 1992 and 1993, and for the six months ended June 30, 1996 and 1997, as well as the balance sheet data as of December 31, 1992, 1993 and 1994 and June 30, 1997, are derived from unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods and as of the dates presented. The summary financial information should be read in conjunction with the Selected Financial Data, the Consolidated Financial Statements and the other financial information included in this Prospectus.
(2) Reflects a pre-tax charge of $7,873,000 relating to Trinzic Corporation ("Trinzic") restructuring costs.
(3) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating to the Company's acquisition of the outstanding capital stock of Datura Corporation ("Datura") and a pre-tax charge of $4,659,000 relating to Trinzic and Locus Computing Corporation ("Locus") restructuring costs.
(4) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating to the Company's acquisitions of the outstanding capital stock of Dimeric Development, Inc. ("Dimeric") and the net assets of Aston Brooke Corporation ("Aston Brooke") and AutoSystems Corporation ("AutoSystems").
(5) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating to the Company's acquisitions of: (i) the outstanding capital stock of SQL Software Corporation ("SQL"), RELTECH Group, Inc. ("Reltech"), Advanced Software Concepts, Inc. ("ASC"), AIB Software Corporation ("AIB"), Protellicess Software, Inc. ("Protellicess") and BMS Computer, Inc. ("BMS"); (ii) the net assets of ViaTech Development, Inc. ("Viatech"), BrownStone Solutions, Inc. ("BrownStone") and ProtoSoft, Inc. ("ProtoSoft"); (iii) and certain product technologies. Also reflects a pre-tax charge for merger costs of $30,819,000 relating to the Company's acquisitions of Software Interfaces, Inc. ("SII"), Answer Systems, Inc. ("Answer"), Locus, Altai, Inc. ("Altai"), Trinzic and Softool Corporation ("Softool").

(6) Reflects a pre-tax charge for acquired in-process technology of $48,456,000 relating to the Company's acquisitions of the outstanding capital stock of Advanced Systems Technologies, Inc. ("AST"), Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data") and VREAM, Inc. ("VREAM"); substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"); and certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea Software Corporation ("Prodea"), Paradigm Systems Corporation ("Paradigm") and Axis Systems International, Inc. ("Axis").
(7) Reflects a pre-tax charge for acquired in-process technology of $7,005,000 relating to the Company's acquisition of all of the outstanding capital stock of AST and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea, Paradigm and Axis.
(8) Reflects a pre-tax charge for acquired in-process technology of $17,164,000 relating to the Company's acquisition of the outstanding capital stock of GEJAC, Inc. ("GEJAC") and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $3,706,000 relating to the Company's acquisitions of ATR and I&S and a pre-tax charge of $57,319,000 for restructuring charges.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  Certain statements in this Prospectus Summary and under the captions "Risk Factors," "Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this Prospectus relate to future events and expectations and as such constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things: the maturation and success of the Company's software infrastructure systems strategy; currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business; risks associated with conducting a professional services business; adverse general economic and business conditions, which may reduce or delay customer purchases of the Company's products and services; charges and costs related to acquisitions; the ability of the Company to develop and market existing and acquired products for the software infrastructure systems market; the ability of the Company to successfully integrate its acquired products, services and businesses; the ability of the Company to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the software infrastructure and professional services markets; and the ability of the Company to protect its proprietary software rights from infringement or misappropriation, to maintain or enhance its relationships with relational database vendors, and to attract and retain key employees. The Company undertakes no obligation to release publicly any revisions to any such forward-looking statements that may reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events. See "Risk Factors."

                                 RISK FACTORS

  Prospective purchasers of the shares of Common Stock offered hereby should consider carefully the specific factors set forth below as well as the other information contained in this Prospectus in evaluating an investment in the Common Stock.

DEPENDENCE ON SUCCESS OF SOFTWARE INFRASTRUCTURE STRATEGY

  The Company's business substantially depends on the success of the Company's strategy of providing complete software infrastructure solutions, including integrated product suites. This software infrastructure strategy is a relatively new and untested initiative for the Company, which involves a significant investment of resources and upon which the Company's future success is substantially dependent. No assurances can be given that this strategy will succeed or that the market for the Company's new products will develop as expected. The failure of this strategy would have a material adverse effect on the Company's results of operations and financial condition.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS AND MARKETS

  The Company expects that the market for IT software products will continue to be subject to frequent and rapid changes in technology and customer preferences. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. For example, there has been a substantial change in customer preferences for open enterprise systems rather than exclusively mainframe technologies. The Company's growth and future financial performance will depend upon its ability to develop and introduce new products and enhancements of existing products that accommodate the latest technological advances and customer requirements. Moreover, the Company has only a limited history in developing and marketing products for the expanding software infrastructure market. Most of the Company's software infrastructure products were recently acquired. There can be no assurance that additional new products will be successfully developed or marketed by the Company, that any new products will achieve market acceptance, or that other software vendors will not develop and market products which are superior to the Company's products or that such products will not achieve greater market acceptance. Furthermore, customers may delay purchases in anticipation of technological changes. The Company's ability to develop and market software infrastructure products and other new products depends upon its ability to attract and retain qualified employees. Any failure by the Company to anticipate or respond adequately to the changes in technology and customer preferences, to develop and introduce new products in a timely fashion, or to attract and retain qualified employees, could materially adversely affect the Company's business, results of operations and financial condition. See "Business--Product Development."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company's success is heavily dependent upon its proprietary software technology. See "--Dependence on Success of Software Infrastructure Strategy." The Company relies on a combination of contractual rights, trademarks, trade secrets, patents and copyright laws to establish or protect its proprietary rights in its products. The Company's license agreements restrict a customer's use of the Company's software and prohibit disclosure to third persons. Notwithstanding those restrictions, it may be possible for unauthorized persons to obtain copies of the Company's software products. The Company registers its product names and other trademarks in the United States and certain foreign countries. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary rights or independent third party development of functionally equivalent technologies. Although the Company does not believe that it is materially infringing on the intellectual property rights of others, there can be no assurance that such a claim will not be successfully asserted against the Company in the future or that any attempt to protect its technology will not be challenged. See "Business--Intellectual Property Rights."

DEPENDENCE ON DB2

  A significant portion of the Company's revenues will continue to be derived from products that enhance the performance and functionality of IBM's DB2 relational database management software, which operates on IBM and compatible mainframe computer systems running the MVS operating system. A decline or a perceived decline in IBM's commitment to DB2 or a decline in the market's acceptance and utilization of DB2 would have an adverse effect on the Company, and such adverse effect could be material. Also, if IBM were to enhance DB2 or its DB2 utilities so as to render the Company's products obsolete or unnecessary, or devote more resources to developing and marketing IBM's own DB2 tools and utilities, the Company's business could be materially adversely affected.

DEPENDENCE ON RELATIONSHIPS WITH RELATIONAL DATABASE VENDORS

  The Company believes that in order to provide solutions for the open enterprise environment, including software infrastructure technologies, the Company must develop, maintain and enhance close associations with, and obtain access to the technical personnel of, leading relational database vendors. This may become increasingly difficult due to competition among such vendors. The Company has entered into alliances with, among others, Oracle Systems Corp., Sybase, Inc. and Informix Software, Inc. There can be no assurance that the Company will be able to maintain existing relationships or enter into new relationships with such vendors. The Company's failure to do so would have an adverse effect on its business, results of operations and financial condition, and such adverse effect could be material.

RISKS OF COMPLETED ACQUISITIONS

  As an integral part of PLATINUM's growth strategy, the Company has consummated a number of significant acquisitions. The anticipated benefits of these acquisitions may not be achieved, and the Company's software infrastructure strategy will not be fully realized, unless the Company successfully integrates and markets its acquired products and services in a timely manner. The difficulties of such integration may initially be increased by the necessity of integrating personnel with disparate business backgrounds and corporate cultures. Management's focus on the integration of the acquired companies and the implementation of the Company's strategy has caused, and may continue to cause, interruption, or a loss of momentum, in the ongoing activities of the Company, which has had, and could in the future have, a material adverse effect on the Company's business, results of operations and financial condition.

  In order to realize the increases in revenues expected as a result of these acquisitions, the Company has hired, and may need to continue hiring, additional salespeople, and the Company must train both existing and new salespeople in the Company's complete range of product offerings and successfully motivate them to sell the Company's entire range of point products, product bundles, integrated product suites and professional services. There are no assurances that the Company will be able to successfully integrate acquired products or services into the Company's sales, marketing or distribution channels or that any expectations with respect to product or services revenues will be fulfilled. Failure to fulfill these expectations could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Sales and Marketing."

RELIANCE ON AND RISKS OF ACQUISITION STRATEGY

  The Company expects to continue its strategy of identifying, acquiring and developing software infrastructure products, services and technologies through the acquisition of specific products and of businesses which have developed such products, services and technologies, including acquisitions which could be material in size and scope. The Company believes that its future growth depends, in part, upon the success of this strategy. There can be no assurance that the Company will successfully identify, acquire on favorable terms or integrate such businesses, products, services or technologies. The Company may in the future face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions and increase the costs of completing such acquisitions. See "Business--Product Development."

  Acquisitions involve a number of special risks and challenges, including the diversion of management's attention, assimilation of the operations and personnel of acquired companies, incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, amortization of acquired intangible assets, assumption of liabilities of acquired companies, possible loss of key employees and difficulty of presenting a unified corporate image. No assurance can be given that any potential acquisition by the Company will or will not occur, or that, if an acquisition does occur, it will not ultimately have a material adverse affect on the Company or that any such acquisition will succeed in enhancing the Company's business. See "--Risks of Completed Acquisitions."

  The Company has recorded charges for acquired in-process technology and merger costs in connection with certain of its past acquisitions, which materially reduced operating and net income for the periods in which the acquisitions were recorded. The Company expects to continue to incur such charges in connection with future acquisitions, which could materially reduce operating and net income in the periods in which such acquisitions are consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGHLY COMPETITIVE MARKETS

  The market for the Company's products is highly competitive. The Company expects to encounter enhanced competition and new competitors as it continues to penetrate the software infrastructure market, including competition from relational database vendors and systems software companies. Many of the Company's current and prospective competitors have significantly greater financial, technical and marketing resources than the Company. Competitive pressures could cause the Company's products to lose market acceptance or result in significant price erosion, with a material adverse effect upon the results Company's of operations. See "Business--Competition."

  A variety of external and internal factors could adversely affect the Company's ability to compete in the software infrastructure market. Such factors include the following: relative functionality, integration, performance and reliability of the products offered by the Company and its competitors; the success and timing of new product development efforts; changes affecting the hardware, operating systems or database systems which the Company currently supports; the level of demonstrable economic benefits for users relative to cost; relative quality of customer support and user documentation; ease of installation; vendor reputation, experience and financial stability; and price.

  The Company also encounters competition from a broad range of firms in the market for professional services. Many of the Company's current and prospective competitors in the professional services market have significantly greater financial, technical and marketing resources than the Company. The competitive factors affecting the market for the Company's professional services include the following: breadth and quality of services offered, vendor reputation and the ability to retain qualified technical personnel.

SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS

  The Company's revenues and results of operations will be subject to fluctuations based upon general economic conditions. If there were a general economic downturn or a recession in the United States or certain other markets, the Company believes that certain of its customers might reduce or delay their purchases of the Company's products or services, leading to a reduction in the Company's revenues. The factors that might influence current and prospective customers to reduce their IT budgets under these circumstances are beyond the Company's control. In the event of an economic downturn, the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that growth in the markets for the Company's products and services will occur or that such growth will result in increased demand for the Company's products and services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

SEASONALITY AND VARIABILITY OF QUARTERLY OPERATING RESULTS

  The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income. Further, revenues for the Company's fourth quarters have historically been higher than those for the first quarters of the following years. Because operating expenses continued to increase in the first quarters of those years, the Company realized substantially lower operating margins and net income (excluding the effect of charges for acquired in-process technology and merger costs) for such quarters. The Company expects this pattern to continue for the foreseeable future. The Company believes the seasonality of its revenues results primarily from the budgeting cycles of its software product customers and the structure of the Company's sales commission and bonus programs.

  The Company operates with relatively little order backlog and substantially all of its software product revenues in each quarter result from sales made in that quarter. Consequently, if near term demand for the Company's products weakens or if sales do not close in any quarter as anticipated, the Company's results of operations for that quarter would be adversely, and perhaps materially, affected. In addition, the timing and amount of the Company's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. Historically, a substantial majority of the Company's quarterly software products revenues has been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of that third month.

  The Company's operating results may vary significantly from quarter to quarter depending on other factors such as the size and timing of customer orders, price and other competitive conditions in the industry, the timing of new product announcements and releases by the Company and its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis, changes in the Company's level of operating expenses, changes in the Company's sales incentive plans, budgeting cycles of its customers, customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors, the cancellation of licenses during the warranty period or nonrenewal of maintenance agreements, product life cycles, software bugs and other risks discussed herein. See "--Highly Competitive Markets," and "--Rapid Technological Change; Dependence on New Products and Markets."

RISKS OF INTERNATIONAL SALES

  The risks inherent in conducting international business generally include exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection and the burdens of complying with a wide variety of foreign laws. Approximately 32%, 30% and 31% of the Company's revenues in 1995, 1996 and the first six months of 1997, respectively, were attributable to international sales. Exchange rate fluctuations can have a material adverse effect on the total level of foreign sales and the profitability of those sales. During the past several years, the Company has changed the primary means of international distribution of its products from a network of independent distributors to wholly-owned PLATINUM subsidiaries. The Company may encounter difficulties in integrating and managing these new overseas subsidiaries.

RISKS OF CONSULTING SERVICES BUSINESS

  The Company has rapidly expanded its consulting services group, which is part of the Company's professional services business unit, through several acquisitions. Although the acquired professional services companies had substantial experience in providing consulting services, this is a relatively new business area for the Company. There can be no assurance that the consulting services business will be successfully integrated with the Company's product licensing and educational programs businesses or that the Company will be able to effectively compete in this market. See "--Risks of Completed Acquisitions" and "Highly Competitive Markets." In addition, the Company will be subject to the risks associated with a consulting services business, including dependence on its reputation with existing customers, volatility of workload and dependence on ability to attract and retain qualified technical personnel. Also, a substantial portion of the Company's consulting services revenue may be derived from the performance of services under fixed-price contracts. There can be no assurance that the Company can consistently perform in a profitable manner under these contracts, particularly in the field of software development, where cost overruns are commonplace. See "Business--Professional Services."

DEPENDENCE ON KEY PERSONNEL

  Competition for qualified personnel in the software industry is intense, and there can be no assurance that the Company will be able to attract and retain a sufficient number of qualified employees. The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development, professional services and operational personnel, including key personnel of acquired companies. As the business of the Company grows, it may become increasingly difficult for it to hire, train and assimilate the number of new employees required. In addition, it is possible that the business changes or uncertainty brought about by recent acquisitions may cause key employees to leave the Company, and certain key members of the management of acquired companies may not continue with the Company. Any difficulty in attracting and retaining key employees could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company's success to date has depended in large part on the skills and efforts of Andrew J. Filipowski, the Company's President and Chief Executive Officer, and Paul L. Humenansky, the Company's Executive Vice President-- Product Development and Chief Operations Officer. The Company has not entered into non-competition agreements with Messrs. Filipowski or Humenansky or any of its other key personnel, nor does the Company have "key man" life insurance policies covering these individuals.

VOLATILITY OF THE COMPANY'S STOCK PRICE

  The Company's stock price has historically been volatile. The Company believes factors such as quarterly fluctuations in results of operations, announcements of new products and acquisitions by the Company or by its competitors, changes in earnings estimates by analysts, changes in accounting treatments or principles and other factors may cause the market price of the Common Stock to fluctuate, perhaps substantially. The market price of the Common Stock also may be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, could have a material adverse effect on the market price of the Common Stock. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions may adversely affect the market price of the Common Stock in the future. In the past, following periods of volatility in the market price of a company's securities, class action securities litigation has often been instituted against such company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Price Range of Common Stock."

ANTITAKEOVER EFFECT OF RIGHTS AGREEMENT, CHARTER AND STATUTORY PROVISIONS

  The Company has entered into a rights agreement (the "Right Agreement") which provides that, in the event that 15% or more of the outstanding shares of Common Stock are acquired by a person or group of persons, the holder of each outstanding share of Common Stock, other than such acquiring person(s), shall have the right to purchase from the Company additional shares of Common Stock having a market value equal to two times the exercise price of such right. In addition, the Company's Restated Certificate of Incorporation, as amended, provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. The Company is also subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon acquirors of 15% or more of the Company's Common Stock. The Rights Agreement and these other provisions may have the effect of delaying, deferring or preventing a change of control of the Company, even if such event would be beneficial to stockholders. See "Description of Capital Stock."

ABSENCE OF DIVIDENDS

  The Company has never declared any cash dividends or distributions on its capital stock. The Company currently intends to retain its earnings to finance future growth and therefore does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                     SECURITIES COVERED BY THIS PROSPECTUS

  The shares of Common Stock covered by this Prospectus are available for use in future acquisitions of other businesses, real or personal properties, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act or otherwise under Rule 415. Such acquisitions may be made directly by the Company or indirectly through a subsidiary, may relate to businesses or securities of businesses similar or dissimilar to the Company's systems software products, related consulting services or educational programs, and may be made in connection with the settlement of litigation or other disputes. The consideration offered by the Company in such acquisitions, in addition to the shares of Common Stock offered by this Prospectus, may include cash, debt or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by the Company of liabilities of the business, properties or securities being acquired or of their owners, or a combination thereof. It is contemplated that the terms of acquisitions will be determined by negotiations between the Company and the owners of the businesses, properties or securities to be acquired, with the Company taking into account such factors as the quality of management, the past and potential earning power, growth and appreciation of the businesses, properties or securities acquired, and other relevant factors, and it is anticipated that shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.

  The Company may from time to time, in an effort to maintain an orderly market in the Common Stock, negotiate agreements with persons receiving Common Stock covered by this Prospectus that will limit the number of shares that may be sold by such persons at specified intervals. Such agreements may be more restrictive than restrictions on sales made pursuant to the exemption from registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and certain persons party to such agreements may not otherwise be subject to such Securities Act requirements. The Company anticipates that, in general, such negotiated agreements will be of limited duration and will permit the recipients of Common Stock issued in connection with acquisitions to sell up to a specified number of shares per business day or days.

  With the consent of the Company, this Prospectus may also be used by persons who have received or will receive from the Company Common Stock covered by this Prospectus and who may wish to sell such stock under circumstances requiring or making desirable its use. This Prospectus may also be used, with the Company's consent, by pledgees, donees, or assignees of such persons. The Company's consent to any such use may be conditioned upon such persons' agreeing not to offer more than a specified number of shares following supplements or amendments to this Prospectus, which the Company may agree to use its best efforts to prepare and file at certain intervals. The Company may require that any such offering be effected in an organized manner through securities dealers.

  Sales by means of this Prospectus may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions in the over-the-counter market (which may involve block transactions), at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). The Company may indemnify any broker-dealer participating in such transactions against certain liabilities, including liabilities under the Securities Act. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.

  Stockholders may also offer shares of Common Stock covered by this Prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

  This Prospectus may be supplemented or amended from time to time to reflect its use for resales by persons who have received shares of Common Stock for whom the Company has consented to the use of this Prospectus in connection with resales of such shares. See the inside back cover pages of this Prospectus for the identity of any such persons.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is traded on the National Market tier of the Nasdaq Stock Market ("Nasdaq") under the symbol "PLAT". The following table sets forth, for the quarters indicated, the range of high and low sales prices of the Common Stock on Nasdaq. On November 10, 1997, the last reported sale price of the Common Stock on Nasdaq was $26.75 per share. At October 31, 1997, there were approximately 958 record holders and approximately 24,000 beneficial holders of Common Stock.

                                                                 PRICE RANGE
                                                               OF COMMON STOCK
                                                              -----------------
                                                                HIGH     LOW
                                                              -------- --------
      Year Ended December 31, 1995:
        First Quarter........................................ $25.2500 $18.5000
        Second Quarter.......................................  20.8750  13.5000
        Third Quarter........................................  26.0000  16.2500
        Fourth Quarter.......................................  20.7500  14.5000
      Year Ended December 31, 1996:
        First Quarter........................................  18.7500  11.2500
        Second Quarter.......................................  18.7500  12.7500
        Third Quarter........................................  15.8750   9.2500
        Fourth Quarter.......................................  15.5000  10.6250
      Year Ending December 31, 1997:
        First Quarter........................................  17.8750  10.8750
        Second Quarter.......................................  14.8125  10.2500
        Third Quarter........................................  25.0000  12.6250
        Fourth Quarter (through November 10, 1997)...........  28.8750  20.1250

                                DIVIDEND POLICY

  The Company has not paid dividends on its Common Stock, and the Board of Directors intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. The Company does not anticipate paying any such dividends in the foreseeable future.

                          SELECTED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected financial data set forth below has been derived from the historical financial statements of the Company. The historical financial statements of the Company as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The selected financial data set forth below as of December 31, 1992, 1993 and 1994 and June 30, 1997, and for the years ended December 31, 1992 and 1993, as well as the six month periods ended June 30, 1996 and 1997, has been derived from the Company's unaudited internal financial statements and reflects all adjustments which management considers necessary for a fair and consistent presentation of the results of operations for those periods. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes thereto contained elsewhere herein.

                                                                                               SIX MONTHS
                                    YEARS ENDED DECEMBER 31,                                 ENDED JUNE 30,
                          ------------------------------------------------------------     ----------------------
                            1992         1993        1994         1995          1996         1996         1997
                          --------     --------    --------     ---------     --------     --------     ---------
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $156,721     $190,623    $243,607     $ 326,411     $468,065     $196,256     $ 252,061
Operating income (loss).     3,263 (2)    3,062(3)     (517)(4)  (127,377)(5)  (79,404)(6)  (41,882)(7)  (110,422)(8)
Net income (loss).......    (2,232)(2)      126(3)   (1,562)(4)  (111,567)(5)  (64,922)(6)  (29,777)(7)  (104,202)(8)
Net income (loss) per
 share..................  $  (0.06)(2) $    -- (3) $  (0.04)(4) $   (2.50)(5) $  (1.14)(6) $  (0.53)(7) $   (1.70)(8)
Shares used in computing
 per share amounts......    36,911       39,375      41,294        44,671       56,968       56,483        61,212

                                           DECEMBER 31,
                           -------------------------------------------- JUNE 30,
                             1992     1993     1994     1995     1996     1997
                           -------- -------- -------- -------- -------- --------
BALANCE SHEET DATA:
Cash, cash equivalents
 and investments.........  $ 61,174 $ 71,148 $126,215 $136,737 $185,673 $128,040
Working capital..........    40,812   43,672   90,500  127,990  213,660  122,512
Total assets.............   140,487  176,064  273,333  452,267  618,572  556,591
Long-term obligations and
 acquisition-related
 payables, less current
 portion.................       301    3,465    9,080   11,389  118,305  118,911
Total stockholders'
 equity..................    84,083   93,350  160,126  290,213  295,760  196,112

--------
(1) The selected financial data gives retroactive effect to the acquisitions of ATR as of January 31, 1997 and I&S as of February 28, 1997, each of which has been accounted for under the pooling-of-interests method for financial reporting purposes. As a result, the financial position and results of operations are presented as if the combining companies had been consolidated for all periods presented. The selected financial data should be read in conjunction with other financial information included in this Prospectus.
(2) Reflects a pre-tax charge of $7,873,000 relating to Trinzic restructuring costs.
(3) Reflects a pre-tax charge for acquired in-process technology of $8,735,000 relating to the Company's acquisition of the outstanding capital stock of Datura and a pre-tax charge of $4,659,000 relating to Trinzic and Locus restructuring costs.
(4) Reflects a pre-tax charge for acquired in-process technology of $24,594,000 relating to the Company's acquisitions of the outstanding capital stock of Dimeric and the net assets of Aston Brooke and AutoSystems.
(5) Reflects a pre-tax charge for acquired in-process technology of $88,493,000 relating to the Company's acquisitions of: (i) the outstanding capital stock of SQL, Reltech, ASC, AIB, Protellicess and BMS; (ii) the net assets of ViaTech, BrownStone and ProtoSoft; and (iii) certain product technologies. Also reflects a pre-tax charge for merger costs of $30,819,000 relating to the Company's acquisitions of SII, Answer, Locus, Altai, Trinzic and Softool.

(6) Reflects a pre-tax charge for acquired in-process technology of $48,456,000 relating to the Company's acquisitions of the outstanding capital stock of AST, Software Alternatives, Grateful Data and VREAM; substantially all of the assets of Access Manager; and certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea, Paradigm and Axis.
(7) Reflects a pre-tax charge for acquired in-process technology of $7,005,000 relating to the Company's acquisition of all of the outstanding capital stock of AST and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea, Paradigm and Axis.
(8) Reflects a pre-tax charge for acquired in-process technology of $17,164,000 relating to the Company's acquisition of the outstanding capital stock of GEJAC and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $3,706,000 relating to the Company's acquisitions of ATR and I&S and a pre-tax charge of $57,319,000 for restructuring charges.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company develops, markets and supports software products, and provides related professional services, that help CIOs better manage their software infrastructures. The Company's products and services increase the performance and interoperability of computing systems and databases and provide users, primarily in large and data intensive organizations, with more reliable and productive access to and use of critical information. As an integral part of the Company's growth strategy, it has consummated a number of significant business combinations, including acquisitions of SII, Answer, Locus, Altai, Trinzic, Softool, Prodea, Paradigm, Axis, ATR and I&S, each of which has been accounted for using the pooling-of-interests method. As a result, the Company's consolidated financial statements are presented as if the Company and such acquired companies had been consolidated for all periods presented. Information regarding the Company in this Management's Discussion and Analysis of Financial Condition and Results of Operations gives retroactive effect to these acquisitions. See note 2 to the Company's consolidated financial statements for a more detailed discussion of these acquisitions.

RESULTS OF OPERATIONS

  The table below sets forth for the periods indicated (1) each line item from the statement of operations items expressed as a percentage of revenues and
(2) the percentage change in each line item from the prior period.

                            PERCENTAGE OF TOTAL                  PERIOD-TO-PERIOD PERCENTAGE
                                  REVENUES                                 CHANGE
                         ----------------------------------    -------------------------------
                                             SIX MONTHS                           SIX MONTHS
                          YEARS ENDED           ENDED                                ENDED
                          DECEMBER 31,        JUNE 30,           1995     1996   JUNE 30, 1997
                         ------------------  --------------    COMPARED COMPARED  COMPARED TO
                         1994   1995   1996  1996     1997     TO 1994  TO 1995      1996
                         ----   ----   ----  -----    -----    -------- -------- -------------
STATEMENT OF OPERATIONS
 DATA
Revenues:
 Software products......  47%    49%     52%    47%      51%      39%      54%         40%
 Maintenance............  24     23      22     24       24       30       34          26
 Professional services..  29     28      26     29       25       29       33          12
                         ---    ---    ----  -----    -----
   Total revenues....... 100    100     100    100      100       34       43          28
                         ---    ---    ----  -----    -----
Costs and expenses:
 Professional services..  27     28      25     28       23       39       26           8
 Product development
  and support...........  21     29      33     36       36       83       65          28
 Sales and marketing....  30     35      39     41       40       56       60          24
 General and
  administrative........  12     11       9      9       13       17       15          88
 Restructuring charges..  --     --      --     --       23       --       --          --
 Merger costs...........  --      9       1      3        2        *      (81)        (36)
 Acquired in-process
  technology............  10     27      10      4        7      260      (45)        145
                         ---    ---    ----  -----    -----
   Total costs and
    expenses............ 100    139     117    121      144       86       21          52
                         ---    ---    ----  -----    -----
Operating loss..........  --    (39)    (17)   (21)     (44)       *        *           *
Other income, net.......   1      1       1      1        3       45       27         252
                         ---    ---    ----  -----    -----
Income (loss) before
 income taxes...........   1    (38)    (16)   (20)     (41)       *        *           *
Income taxes............  (2)    (4)      2     (5)      --        *        *           *
                         ---    ---    ----  -----    -----
Net loss................  (1)%  (34)%  (14)%   (15)%    (41)%      *%       *%          *%
                         ===    ===    ====  =====    =====

--------
*Not meaningful.

REVENUES

  The Company's revenues are currently derived from three sources: (1) license and upgrade fees for licensing the Company's proprietary and other parties' software products and providing additional processing capacity on already-licensed products, (2) maintenance fees for maintaining, supporting and providing updates and enhancements to software products, and (3) revenues from the professional services business. Total revenues for fiscal 1996 were $468,065,000, an increase of $141,654,000, or 43%, over 1995 total revenues of $326,411,000. Total revenues in 1995 increased $82,804,000, or 34%, over 1994 revenues of $243,607,000. Total revenues from all sources for the first six months of 1997 were $252,061,000, an increase of $55,805,000, or 28%, as compared to $196,256,000 for the same period in 1996.

  Revenues from domestic (U.S.) customers represented 74%, 68%, 70% and 69% of the Company's total revenues in 1994, 1995, 1996 and the first six months of 1997, respectively. Domestic revenues are generated primarily by the Company's direct sales force (whose members visit customer sites to assist with trials, to demonstrate product features and to close sales transactions) and inside sales force (which predominantly supports the direct sales force by developing sales leads and arranging product evaluations), as well as a telemarketing organization. Since January 1, 1997, the Company has organized its domestic direct sales force by regions throughout the United States. The Company formerly combined the domestic and Canadian sales forces to represent the North American sales force. The Canadian sales team is now part of the Company's international sales force.

  Revenues from international customers represented 26%, 32%, 30% and 31% of the Company's total revenues in 1994, 1995, 1996 and the first six months of 1997, respectively. The Company generates the majority of its international revenues through a network of wholly-owned subsidiaries, utilizing direct and inside sales forces. Since 1995, the Company has invested significantly in the global marketplace, resulting in an increased proportion of international revenues to total revenues as compared to 1994.

  Software Products. Software products revenues represented 47%, 49%, 52% and 51% of total revenues in 1994, 1995, 1996 and the first six months of 1997, respectively. From 1994 to 1995, software products revenues increased 39% from $113,749,000 to $158,597,000. In 1996, software products revenues increased 54% over 1995 to $243,938,000 as a result of increases of 64%, 50%, 66% and 38%, respectively, experienced by the Company's database management, systems management, application lifecycle and data warehouse business units. For the first six months of 1997, software products revenues increased 40% to $128,937,000 from $92,123,000 for the comparable prior-year period as a result of increases of 18%, 35%, 31% and 105%, respectively, experienced by the Company's database management, systems management, application lifecycle and data warehouse business units. The Company believes the growth in software products revenues over the past two years and the first six months of 1997 has resulted from the continued marketplace acceptance of the Company's products across all business units and the Company's aggressive expansion of its sales and marketing efforts, as well as new product offerings. During 1996 and the first six months of 1997, the Company expanded its customer base, increased sales of integrated product suites and executed larger sales transactions. The Company's database management, systems management, application lifecycle and data warehouse business units represented 47%, 24%, 12% and 17%, respectively, of total software products revenues in 1994; 38%, 29%, 11% and 22%, respectively, of total software products revenues in 1995; and 40%, 29%, 11% and 20%, respectively, of total software products revenues in 1996.

  Maintenance. Maintenance revenues in 1996 increased 34% over 1995 to $102,364,000, and 1995 maintenance revenues of $76,498,000 represented an increase of 30% over 1994 maintenance revenues of $58,837,000. Maintenance revenues for the first six months of 1997 increased 26% to $60,084,000 from $47,664,000 for the comparable prior-year period. Maintenance revenues are derived from recurring fees charged to perpetual license customers and the implicit first-year maintenance fees bundled in certain software product sales. The Company provides maintenance customers with technical support and product enhancements. Maintenance revenues are deferred and recognized ratably over the term of the agreement. The increases during 1995 and 1996 and the first six months of 1997 were primarily attributable to the expansion of the Company's installed customer base, from which maintenance fees are derived. Maintenance fees implicit in certain new software product sales also contributed to the increase. Management believes that maintenance revenues should continue to increase as the installed base of the Company's software products increases and matures.

  Professional Services. Professional services revenues are associated with the Company's consulting services business and educational programs. In 1996, professional services revenues increased 33% over 1995 to $121,763,000. From 1994 to 1995, professional services revenues increased 29% from $71,021,000 to $91,316,000. Professional services revenues for the first six months of 1997 increased 12% to $63,040,000 from

$56,469,000 for the same period in 1996. The increases in professional services revenues during 1995 and 1996 were primarily due to the addition of established consulting practices through various acquisitions during these years, as well as the growth experienced within these acquired businesses. The growth in professional services revenues during the first six months of 1997, as compared to the same period in 1996, was primarily attributable to an increase in billable consultants as well as a higher ratio of billable hours to total hours worked. Additionally, the revenues generated by the Company's new professional services specialty practices, established near the end of 1996, also contributed to the increase in professional services revenues during the first six months of 1997. The Company expects its professional services business to continue to grow as it focuses on offering consulting, systems integration and educational programs as part of, and in conjunction with, its comprehensive software infrastructure management solutions.

COSTS AND EXPENSES

  Total expenses for 1996 were $547,469,000, an increase of 21% over 1995 expenses of $453,788,000, which increased 86% over 1994 expenses of $244,124,000. Total expenses for the first six months of 1997 were $362,483,000, an increase of $124,345,000, or 52%, as compared to $238,138,000 for the comparable prior-year period. Total expenses for 1996, excluding merger costs and acquired in-process technology charges, were $493,231,000, an increase of $158,755,000, or 47%, compared to $334,476,000 for 1995. Total expenses for 1995, excluding merger costs and acquired in-process technology charges, increased 52% as compared to 1994 total expenses, excluding acquired in-process technology charges, of $219,530,000. Total expenses for the six months ended June 30, 1997, excluding restructuring charges, merger costs and acquired in-process technology costs were $284,294,000, an increase of 26% as compared to $225,351,000 for the six months ended June 30, 1996. During 1995 and 1996, the Company incurred significant costs in supporting its development laboratories and in building the infrastructure to support the significantly larger combined company that is the result of recent acquisitions. These costs were primarily associated with the expansion of the inside and outside sales forces; hiring of product developers and support technicians plus key management personnel; training all personnel in software infrastructure systems issues and new products; providing additional financial and technical support to the international subsidiaries established in recent years; translating product materials into numerous foreign languages; and augmenting internal support systems. Management believes that such investments have been necessary to fully exploit the market opportunity for the newly acquired products and to adequately manage the significantly larger enterprise. During the first six months of 1997, the Company executed a restructuring plan and incurred additional costs related to the integration of recently acquired companies. These factors contributed significantly to the increase in total expenses during the first six months of 1997. See "General and Administrative" and "Restructuring Charges" below.

  Professional Services. Costs of professional services increased to $116,133,000 in 1996, from $92,374,000 in 1995 and $66,242,000 in 1994. For the first six months of 1997, costs of professional services increased 8% to $59,030,000 from $54,907,000 for the comparable prior-year period. Costs of professional services represented 93%, 101%, 95%, 97% and 94% of professional services revenues in 1994, 1995, 1996, the first six months of 1996 and the first six months of 1997, respectively. The increases in these expenses during 1995, 1996 and the first six months of 1997 were related to salaries and other direct employment expenses as a result of the Company's continued hiring to support this business, the increased use of external consultants and the addition of established consulting practices through various acquisitions. Greater commission and bonus expenses associated with higher professional services revenues also contributed to the increases. As part of the overall restructuring plan, the Company realigned the professional services business during the first six months of 1997 through the consolidation of redundant functions. The Company anticipates that professional services expenses will continue to decrease as a percentage of professional services revenues as the savings from the recent restructuring plan are realized.

  Product Development and Support. Product development and support expenses increased to $155,277,000 in 1996, from $94,027,000 in 1995 and $51,404,000 in
1994. For the first six months of 1997, product development and support expenses increased to $91,385,000 from $71,639,000 for the comparable prior-year period. Product development and support expenses represented 21%, 29%, 33%, 36% and 36% of total revenues in 1994, 1995, 1996, the first six months of 1996 and the first six months of 1997, respectively. The increases in these expenses in 1995, 1996 and the first six months of 1997 were primarily attributable to higher employee-related expenses, increased allocated charges for office space and overhead, and increased hardware and software costs related to the product development and integration efforts. In addition, the Company's product integration focus, growing customer base and international expansion efforts resulted in higher travel expenses and increased product documentation costs during 1995, 1996 and the first six months of 1997. Higher bonus and royalty expenses associated with increased software product revenues during these periods also contributed to the increases in product development and support expenses.

  The Company has devoted substantial resources to the development and integration of its products and technologies to provide complete, customized management solutions for software infrastructure problems. The Company has also been enabling its products and suites for application with intranets, the Internet and the Web. During the first six months of 1997, the Company began consolidating certain product development and support efforts to coincide with its product integration focus. As a result of these consolidation efforts, the Company expects to reduce development and support expenses as a percentage of total revenues.

  In 1994, 1995, 1996 and the first six months of 1997, the Company capitalized, $5,987,000, $13,591,000, $27,246,000 and $18,592,000,
respectively, of internal software development costs, net of related amortization expense, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Product development and support expenses plus capitalized internal software development costs, net of related amortization expense, were $57,391,000 in 1994, $107,618,000 in 1995,
$182,523,000 in 1996 and $109,977,000 in the first six months of 1997, which amounted to 33%, 46%, 53% and 58%, respectively, of software product and maintenance revenues during those periods.

  Sales and Marketing. Sales and marketing expenses increased to $182,597,000 in 1996, from $113,978,000 in 1995 and $72,850,000 in 1994. For the first six months of 1997, sales and marketing expenses increased to $100,137,000 from $80,887,000 for the comparable prior-year period. Sales and marketing expenses represented 30%, 35%, 39%, 41% and 40% of total revenues in 1994, 1995, 1996, the first six months of 1996 and the first six months of 1997, respectively. The continuous increase in these expenses as a percentage of total revenues from 1994 to 1996 was primarily attributable to costs associated with the significant expansion of the domestic and international outside and inside sales forces and the telemarketing organization. The Company also incurred higher commission expenses associated with the increase in software products revenues during 1995 and 1996. Also contributing to the increases in sales and marketing expenses were greater marketing costs associated with the Company's expanded product line. The increase in sales and marketing expenses during the first six months of 1997 was primarily attributable to the expansion of the global outside sales force and higher commission expenses relating to the increase in software products revenues. During the second quarter of 1997, the Company realigned its inside sales force to be more compatible with its strategy of providing complete software infrastructure solutions and to correspond with the restructuring plan. This realignment resulted in an approximate 45% reduction in the inside sales force. The Company also consolidated certain remote sales facilities. Consequently, the Company expects that sales and marketing expenses will decrease as a percentage of total revenues in future periods.

  General and Administrative. General and administrative expenses increased to $39,224,000 in 1996, from $34,097,000 in 1995 and $29,034,000 in 1994. For the first six months of 1997, general and administrative expenses increased to $33,742,000 from $17,918,000 for the comparable prior-year period. General and administrative expenses represented 12%, 11%, 9%, 9% and 13% of total revenues in 1994, 1995, 1996, the first six months of 1996 and the first six months of 1997, respectively. The increase in these expenses from 1994 to 1995 was primarily related to salaries and other direct employment expenses attributable to an expanded administrative staff in both the U.S and international subsidiaries, amortization of excess of cost over net assets acquired related to the Company's acquisitions accounted for as purchases and increased professional fees. During 1996, a concerted effort to consolidate redundant administrative functions at the Company's various domestic locations resulted in a significant reduction in these expenses as a percentage of total revenues.

  The significant increase in general and administrative expenses for the first six months of 1997, as compared to the same period in 1996, was primarily attributable to total charges of $13,513,000 recorded during the second quarter of 1997 for write-offs of certain assets, as well as severance and other employee-related expenses, related to the integration procedures discussed below. In conjunction with the restructuring plan executed during the second quarter of 1997, the Company also performed additional integration procedures related to past acquisition activity. The Company evaluated the fair value of assets recorded through prior acquisitions and identified certain trade receivables, prepaid expenses and intangible assets which had no future value. The respective balances of these assets were written-off during the second quarter of 1997. Additionally, the Company expensed severance and other employee benefits, including guaranteed bonuses, for certain employees of acquired companies who were terminated as a result of the integration efforts, but not specifically as part of the restructuring plan. The Company expects total general and administrative expenses as a percentage of total revenues to decrease in future periods as a result of the restructuring plan.

  Restructuring Charges. During the second quarter of 1997, the Company executed a restructuring plan to consolidate its sales, marketing, business development and product development operations to achieve cost efficiencies through the elimination of redundant functions. These redundancies resulted primarily from businesses acquired over the last three years. The Company also realigned its business units and inside sales force to redirect focus on its strongest product lines and better integrate the efforts of certain product development teams. As part of the plan, the Company reduced its worldwide work force by approximately 10%, eliminating approximately 400 positions primarily in the areas of product development and support, marketing and inside sales, and to a lesser extent, professional services and administration.

  The Company recorded a one-time charge of $57,319,000 during the second quarter of 1997 related to the restructuring plan. The restructuring charge included the following expenses: $23,834,000 for facility-related costs, including a reserve for estimated lease obligations associated with the closing of office facilities; $3,708,000 for write-offs of excess equipment, furniture and fixtures; $16,859,000 for write-offs of capitalized software costs and other intangible assets related to the redirection of product development efforts as well as penalties for the cancellation of distributorship agreements; and $12,918,000 for severance and other employee-related costs of the terminated staff. Of the $57,319,000 restructuring charge, the Company paid out approximately $7,905,000 and wrote-off $19,687,000 of non-cash charges during the second quarter of 1997. Consequently, the Company had $29,727,000 of accrued restructuring costs recorded as of June 30, 1997. The Company anticipates that approximately $13,000,000 of the restructuring accrual will be paid out during the second half of 1997, and approximately $8,000,000 will be paid out during 1998. The Company estimates that substantially all of the cash disbursements related to the restructuring plan will be completed by the end of the year 2001, with such disbursements having declining significance after 1998.

  The Company currently expects to realize a reduction in annual operating expenses of approximately $40,000,000 in subsequent years as a result of the restructuring and, because the Company does not anticipate an impact on revenues from the restructuring, a corresponding increase in net income. However, there can be no assurance as to the ultimate effects of the restructuring plan on the Company's operating results.

  Merger Costs. Merger costs were $5,782,000 and $30,819,000 in 1996 and 1995, respectively. The Company incurred no merger costs in 1994. For the first six months of 1997, merger costs were $3,706,000 as compared to $5,782,000 for the comparable prior-year period. Merger costs relate to acquisitions accounted for as poolings of interests and include investment banking and other professional fees, employee severance payments, costs of closing excess office facilities and various other expenses. The Company expects to incur merger costs in connection with future acquisitions accounted for as poolings of interests. These costs will be expensed in the periods in which the transactions are consummated.

  Acquired In-Process Technology. Acquired in-process technology charges were $48,456,000, $88,493,000 and $24,594,000 in 1996, 1995 and 1994, respectively.
For the first six months of 1997, acquired in-process technology charges were $17,164,000 as compared to $7,005,000 for the comparable prior-year period. Acquired in-process technology charges relate to acquisitions of software companies and product technologies. These acquisitions were accounted for under the purchase method, and portions of the purchase prices were allocated to acquired in-process technology. The 1996 acquisition volume decreased from the level of activity in 1995. See notes 2 and 15 of the notes to the Company's consolidated financial statements for a more detailed discussion of the acquisitions completed during 1994, 1995, 1996 and the first six months of 1997.

  Prior to completing these acquisitions, the Company conducted reviews in order to determine the fair market value of the organizations and technologies to be acquired. These reviews consisted of an evaluation of existing products, research and development in process (projects that had not reached technological feasibility and had no alternative future use), customers, financial position and other matters. The acquired in-process research and development represent unique and emerging technologies, the application of which is limited to the Company's software infrastructure strategy. Accordingly, these acquired technologies have no alternative future use. The Company believes it has budgeted adequate research and development resources to complete the contemplated projects over time periods ranging from six to eighteen months from the dates of acquisition. The Company expects to continue to incur charges for acquired in-process technology in connection with future acquisitions, which will reduce operating and net income for the periods in which the acquisitions are consummated. The Company plans to continue to pursue merger and acquisition opportunities, because it believes that acquisitions are an essential part of the Company's strategy to compete effectively in its rapidly evolving marketplace.

OTHER INCOME

  Other income was $5,237,000 in 1996 as compared to $4,130,000 in 1995 and $2,848,000 in 1994. For the first six months of 1997, other income was $7,512,000 as compared to $2,135,000 for the comparable prior-year period. The increase in other income in 1995 over 1994 was primarily attributable to interest earned on higher cash and investment balances maintained during 1995 as compared to 1994. The increase in other income during 1996 as compared to 1995 was primarily attributable to realized gains on the sale of investment securities classified as available-for-sale and unrealized holding gains on trading securities. The increase in other income during the six months ended June 30, 1997, as compared to the same prior-year period, was primarily attributable to realized gains on the sale of investment securities and unrealized holding gains that resulted from the reclassification of certain available-for-sale securities into the trading classification. Because unrealized holding gains and losses for trading securities are reflected in pre-tax earnings, fluctuations in the market value of these securities are continuously recorded as additions to or deductions from other income until the securities are sold. The increases in other income in 1996 and the first six months of 1997, as compared to the prior-year periods, were partially offset by interest expense on the Company's convertible subordinated notes issued in November 1996 (see "Liquidity and Capital Resources").

INCOME TAXES

  The Company recognized an income tax benefit of $9,245,000 in 1996 and $11,680,000 in 1995 and income tax expense of $3,893,000 in 1994. The Company recognized income tax expense of $1,292,000 for the six months ended June 30, 1997 and an income tax benefit of $9,970,000 for the comparable prior-year period. During the second quarter of 1997, the Company recorded income tax expense of $5,070,000 in order to reduce its deferred tax asset balance as of June 30, 1997. The Company reduced its deferred tax asset balance so that it would reflect an asset amount that will, more likely than not, be realized based on the lower estimated 1997 taxable income resulting from the restructuring plan.

  The Company has available approximately $234,891,000 of net operating loss carryforwards and $10,682,000 of tax credit carryforwards for Federal income tax purposes, expiring through the year 2011. Some of the Company's tax carryforwards are subject to limitations as to the amounts which may be used in any particular future year.

INFLATION

  To date, inflation has not had a material impact on the Company's revenues or income.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's cash, cash equivalents and investments were $126,215,000 as of December 31, 1994, $136,737,000 as of December 31, 1995, $185,673,000 as of
December 31, 1996 and $128,040,000 as of June 30, 1997. See "Cash Flows" below.

  The Company had trade and installment accounts receivable, net of allowances, of $132,058,000, $200,399,000 and $175,035,000 as of December 31,
1995 and 1996 and June 30, 1997, respectively. The Company sells software products and services to customers in diversified industries and geographic regions and, therefore, has no significant concentration of credit risk. Historically, a substantial amount of the Company's revenues have been recorded in the third month of any given quarter, with a concentration of such revenues in the last week of the third month. This trend results in a high balance of accounts receivable relative to reported revenues at the end of any quarterly reporting period.

  In recent years, the Company's sources of liquidity have primarily been funds from capital markets, including bank facilities, and sales of installment receivables. The Company believes the funding available to it from these sources will be sufficient to satisfy its working capital requirements for the foreseeable future. The Company's capital requirements are primarily dependent on management's business plan regarding the levels and timing of investments in existing and newly-acquired businesses and technologies. These plans and the related capital requirements may change based upon various factors, such as the Company's strategic opportunities, developments in the Company's markets, the timing of closing and integrating acquisitions and the conditions of financial markets.

  The Company sells a significant portion of its installment receivables to third parties. Installment receivables represent amounts collectible on long-term financing arrangements and include fees for product licenses, upgrades and maintenance, sometimes also bundled with professional services contracts. Installment receivables are generally financed over three or five years, with interest payable on the license and upgrade portions only. Over the past 18 months, the Company has executed an increasingly greater number and higher dollar value of sales transactions having long-term financing arrangements, primarily attributable to sales of product bundles and integrated product suites. Consequently, the Company's volume of installment receivable sales has increased significantly over the past 18 months.

  The Company receives proceeds equal to the entire installment receivable balance sold to a third party finance company, net of interest payable by the Company. The finance company collects customer remittances over the term of the agreement. Proceeds from the sale of receivables were $2,903,000, $129,328,000 and $93,800,000, respectively, for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997. The Company did not sell installment receivables prior to 1995. A portion of the receivables were sold with recourse provisions. As of June 30, 1997, the Company's maximum exposure under recourse provisions was approximately $20,500,000. The Company has assessed the exposure related to these recourse provisions and determined the potential liability to be minimal. The Company anticipates that the volume of installment receivable sales will continue to increase in the second half of 1997, corresponding to expected increases in revenues.

  The Company's installment receivables are recorded net of unamortized discounts and deferred maintenance fees. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance, which was previously reflected as a reduction of the related installment receivable balance, to an obligation. The deferred maintenance is recognized into income ratably over the term of the maintenance agreement.

  The Company had long-term acquisition-related payables of $9,756,000, $2,502,000 and $2,502,000 and other long-term obligations of $1,633,000, $115,803,000 and $116,409,000 as of December 31, 1995 and 1996 and June 30,
1997, respectively. The significant increase in long-term obligations from December 31, 1995 to December 31, 1996 was attributable to the $115,000,000 of convertible subordinated notes (the "Notes") issued by the Company in November 1996. The Notes bear interest at 6.75% annually and mature on November 15, 2001. The holders of the Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The Company received proceeds, net of issuance costs, of $110,783,000 from the offering of these Notes.

  The Company currently has an unsecured bank line of credit of $25,000,000, under which borrowings generally bear interest at rates ranging from approximately LIBOR plus 1% to the bank's prime rate. As of November 7, 1997, the Company had $10,000,000 of short-term borrowings outstanding under this line of credit. The Company currently has aggregate letters of credit outstanding for approximately $10,372,000, with expiration dates ranging from November 1997 through September 1998. These letters of credit reduce the available line of credit balance. The Company is in the process of increasing its line of credit.

CASH FLOWS

  Cash provided from operating activities was $31,142,000 in 1994. Cash used in operating activities was $25,227,000 in 1995, $133,228,000 in 1996,
$56,959,000 in the first six months of 1996 and $103,307,000 in the first six months of 1997. Cash provided by operating activities in 1994 was attributable to the net effect of the following factors: a net loss of $1,562,000, after the effects of depreciation and amortization of $13,640,000 and acquired in-process technology of $24,594,000; an increase in trade and installment receivables of $25,137,000, partially offset by an increase in deferred revenue of $9,494,000, which were both due to high year-end sales volume; a net increase in working capital accounts of $2,163,000; and a decrease in other non-current assets of $6,429,000.

  The utilization of cash from operating activities in 1995 was primarily due to a significant increase in trade and installment receivables (before sales to third parties) of $56,748,000, partially offset by an increase in deferred revenue of $20,325,000. This increase in receivables was attributable to the high concentration of sales near the end of 1995, plus a slowdown in collections due to the transition process associated with the numerous acquisitions consummated in the second half of 1995. In 1995, the Company incurred a net loss of $111,567,000, after a deferred tax benefit of $11,680,000, which was substantially offset by non-cash charges of $24,140,000 for depreciation and amortization as well as $88,493,000 for acquired in-process technology. A net increase of $6,369,000 in working capital accounts and a decrease of $16,073,000 in other non-current assets resulted in sources of cash from operations during 1995.

  During 1996, the Company incurred a net loss of $64,922,000 after the deferred tax benefit of $9,245,000. This net loss was offset by non-cash charges, including depreciation and amortization of $38,824,000 and acquired in-process technology of $48,456,000. A high concentration of sales in the fourth quarter of 1996 was largely responsible for an increase in trade and installment receivables, before sales to third parties, of $196,547,000. This increase in receivables was partially offset by an increase in deferred revenue of $59,196,000 and proceeds from the sale of installment receivables of $129,328,000 (see the discussion of financing activities below). Deferred revenue increased primarily because of the high sales volume near the end of 1996, the emergence of multi-year maintenance contracts, as well as heightened activity of installment receivable sales.

See note 6 of the notes to the Company's consolidated financial statements for a more detailed discussion of installment receivables.

  Cash used in operating activities in the first six months of 1996 was attributable to the net effect of the following cash outflows: a net loss of $29,777,000, including a deferred tax benefit of $9,970,000, substantially offset by non-cash charges of $16,183,000 for depreciation and amortization and $7,005,000 for acquired in-process technology; an increase in trade and installment receivables, before sales to third parties, of $49,993,000, partially offset by an increase in deferred revenue of $9,334,000; and a net decrease in accounts payable and other accrued liabilities of $3,294,000. These cash outflows were partially offset by cash inflows from a net decrease in other working capital accounts of $2,002,000 and a net decrease in other non-current assets of $2,069,000. Cash used in operating activities in the first six months of 1997 consisted of the following net cash outflows: a net loss of $104,202,000, partially offset by non-cash charges for depreciation and amortization of $27,067,000, write-offs of assets in conjunction with the restructuring plan of $19,687,000 and acquired in-process technology of $13,664,000 (net of $3,500,000 of cash payments related to acquired in-process technology); an increase in trade and installment receivables, before sales to third parties, of $67,928,000, partially offset by an increase in deferred revenue of $8,886,000, which were both due to high quarter-end sales volume; a net increase in other working capital accounts of $11,668,000; and a net increase in other non-current assets of $6,702,000. These cash outflows were partially offset by a cash inflow related to a net increase in accounts payable and other accrued liabilities, the most significant being accrued restructuring charges, of $23,386,000.

  Cash used in investing activities was $52,524,000 in 1994, $138,956,000 in 1995, $81,151,000 in 1996, $40,278,000 in the first six months of 1996 and
$61,734,000 in the first six months of 1997. Beginning in 1994, the Company executed an aggressive acquisition program in order to assemble the core competencies to create complete software infrastructure solutions. This acquisition plan resulted in the investment of substantial resources during 1994, 1995, 1996 and the first six months of both 1996 and 1997, including cash payments of $22,756,000, $103,085,000, $17,853,000, $8,792,000 and
$8,998,000, respectively. See notes 2 and 15 of the notes to the Company's consolidated financial statements for a more detailed discussion of the acquisitions consummated in these periods. The Company also invested resources for property and equipment of $14,250,000, $39,435,000, $35,542,000,
$17,648,000 and $11,464,000 in 1994, 1995, 1996, the first six months of 1996 and the first six months of 1997, respectively. The substantial increase in capital expenditures in 1995 and 1996 as compared to 1994 related to the building of the infrastructure to support the significantly larger combined company that is the result of these acquisitions. The decrease in payments for property and equipment during the first six months of 1997, as compared to the same period in 1996, was primarily attributable to the restructuring plan and overall cost containment efforts. In 1994, 1995, 1996, the first six months of 1996 and the first six months of 1997, the Company invested $10,898,000, $20,742,000, $41,279,000, $18,213,000 and $30,667,000, respectively, for purchased and developed software costs. During 1996 and the first six months of 1997, the Company invested heavily in the development and integration of its products, including the acquisition of new product technologies. The Company expects to continue to actively invest in internally developed point products, product bundles and integrated product suites, as well as strategic business and technology acquisitions. Proceeds from the sales and maturities of investment securities, net of purchases, were $24,788,000, $17,272,000 and $6,531,000 during 1995, 1996 and the first six months of 1996, respectively. Cash expended during 1994 and the first six months of 1997 for purchases of investment securities, net of sales and maturities, was $6,169,000 and $7,920,000, respectively.

  Cash flows from financing activities were $70,201,000 in 1994, $202,085,000 in 1995, $239,493,000 in 1996, $38,759,000 in the first six months of 1996 and
$97,199,000 in the first six months of 1997. The Company executed a public offering of Common Stock in December 1994, which provided cash of $66,051,000, net of issuance costs. In October 1995, the Company completed another public offering of Common Stock, which provided $194,420,000 in proceeds, net of issuance costs. Sales of installment receivables became a significant source of liquidity for the Company during 1996, providing funds of $129,328,000 in fiscal 1996, $41,718,000 in the first six months of 1996 and $93,800,000 in the first six months of 1997. The Company also completed the offering of the Notes in November 1996 and received aggregate proceeds, net of issuance costs, of $110,783,000. The proceeds from the Notes offering and the sale of installment receivables were used, and will continue to be used, primarily for the operating and investing activities discussed above.

RECENT DEVELOPMENTS

  On October 16, 1997, the Company announced its results of operations for the third quarter ended September 30, 1997. Total revenues for the third quarter of 1997 were $160,201,000, an increase of $39,887,000, or 33%, as compared to
$120,314,000 for the same period in 1996. Total revenues for the nine months ended September 30, 1997 were $412,262,000, an increase of $95,692,000, or 30%, as compared to $316,570,000 for the comparable prior-year period. Software products revenues for the third quarter of 1997 were $92,487,000, an increase of $32,535,000, or 54%, as compared to $59,952,000 for the third quarter of 1996. Software products revenues for the nine months ended September 30, 1997 were $221,424,000, an increase of $69,349,000, or 46%, as compared to $152,075,000 for the same period in 1996. The growth in software products revenues during the third quarter and first nine months of 1997 was primarily attributable to the continued marketplace acceptance of the Company's point products, product bundles and integrated product suites, resulting in increasingly larger sales transactions.

  Total expenses for the third quarter of 1997 were $149,648,000, representing an increase of $22,997,000, or 18%, over total expenses for the third quarter of 1996, excluding acquired in-process technology costs, of $126,651,000. Total expenses for the nine months ended September 30, 1997, excluding restructuring charges, merger costs and acquired in-process technology costs, were $433,942,000, an increase of $81,940,000, or 23%, as compared to $352,002,000 for the nine months ended September 30, 1996. The increase in expenses for the third quarter and first nine months of 1997 was due primarily to greater variable expenses related to higher revenue results, as well as increased costs, including training and system support expenses, associated with integrating recently acquired companies and managing the larger combined company.

  Net income for the third quarter of 1997 was $10,160,000, as compared to a net loss of $7,485,000, including acquired in-process technology costs, for the third quarter of 1996. The Company reported a net loss for the first nine months of 1997 of $94,042,000, including restructuring charges, merger costs and acquired in-process technology costs. This compares to a net loss of $37,262,000 for the same period in 1996.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." Implementation of SFAS No. 128 is required for periods ending after December 15, 1997. The standard establishes new methods for computing and presenting earnings per share ("EPS") and replaces the presentation of primary and fully-diluted EPS with basic and diluted EPS. The new methods under this standard are not expected to have a significant impact on the Company's EPS amounts.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The Company is required to adopt SFAS. No. 130 for periods beginning after December 15, 1997. This statement establishes standards for reporting comprehensive income and its components in a full set of general purpose financial statements. The standard requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The standard is not expected to have a material impact on the Company's current presentation of income.

  In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the disclosures of SFAS No. 131 in the December 31, 1998 annual financial statements. This statement establishes standards for the way companies are to report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is currently evaluating the impact of this standard on its financial statements.

QUARTERLY COMPARISONS

  The following tables set forth an unaudited summary of quarterly financial data. This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in management's opinion, reflects all adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

  The Company has experienced a seasonal pattern in its operating results, with the fourth quarter typically having the highest total revenues and operating income. For example, 32% of the Company's total revenues in both
1995 and 1996 were generated in the fourth quarter. Further, revenues for the first quarter of both 1996 and 1997 were lower than the respective prior years' fourth quarter revenues. The Company believes the seasonality of its revenue results primarily from the budgeting cycles of its software product customers and the structure of the Company's sales commission and bonus programs. In addition, the Company's software products revenues may vary significantly from quarter to quarter depending upon other factors such as the timing of new product announcements and releases by the Company and its competitors. The Company operates with relatively little backlog, and substantially all of its software product revenues in each quarter result from sales made in that quarter.

                                                       QUARTERS ENDED
                 --------------------------------------------------------------------------------------------------
                 MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,  SEPT. 30,     DEC. 31,
                   1995         1995         1995         1995         1996         1996      1996          1996
                 --------     --------     ---------    --------     --------     --------  ---------     --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues,
 as previously
 reported....... $63,060      $71,796       $71,787     $98,033      $82,471      $100,485  $113,430      $142,804
Adjustments(1)..   4,826        4,989         5,531       6,389        6,588         6,712     6,884         8,691
Total revenues..  67,886       76,785        77,318     104,422       89,059       107,197   120,314       151,495
Operating loss,
 as previously
 reported....... (17,318)(2)   (3,604)(3)   (38,134)(4) (69,106)(5)  (32,374)(6)   (10,072)  (10,636)(7)   (29,411)(8)
Adjustments(1)..    (255)         (94)          202         932          293           271       209         2,316
Operating loss.. (17,573)(2)   (3,698)(3)   (37,932)(4) (68,174)(5)  (32,081)(6)    (9,801)  (10,427)(7)   (27,095)(8)
Net loss, as
 previously
 reported....... (14,006)(2)   (2,311)(3)   (28,744)(4) (66,872)(5)  (24,504)(6)    (5,791)   (7,693)(7)   (29,974)(8)
Adjustments(1)..    (360)        (196)           94         828          283           235       208         2,314
Net loss........ (14,366)(2)   (2,507)(3)   (28,650)(4) (66,044)(5)  (24,221)(6)    (5,556)   (7,485)(7)   (27,660)(8)
Net loss per
 share, as
 previously
 reported....... $ (0.34)(2)  $ (0.06)(3)   $ (0.69)(4) $ (1.31)(5)  $ (0.45)(6)  $  (0.10) $  (0.14)(7)  $  (0.53)(8)
Net loss per
 share..........   (0.34)(2)    (0.06)(3)     (0.67)(4)   (1.26)(5)    (0.43)(6)     (0.10)    (0.13)(7)     (0.48)(8)
Shares used in
 computing net
 loss per share,
 as previously
 reported.......  40,738       41,283        41,460      51,032       54,915        55,214    55,678        56,419
Shares used in
 computing net
 loss per share.  42,142       42,687        42,864      52,436       56,341        56,625    57,070        57,823


                         QUARTERS ENDED
                     ---------------------
                     MAR. 31,     JUNE 30,
                       1997         1997
                    ---------    ---------
                    (IN THOUSANDS, EXCEPT
                       PER SHARE DATA)
Total revenues,
 as previously
 reported.......
Adjustments(1)..
Total revenues..     $115,623     $136,438
Operating loss,
 as previously
 reported.......
Adjustments(1)..
Operating loss..      (33,086)(9)  (77,336)(10)
Net loss, as
 previously
 reported.......
Adjustments(1)..
Net loss........      (25,269)(9)  (78,933)(10)
Net loss per
 share, as
 previously
 reported.......
Net loss per
 share..........     $  (0.41)(9) $  (1.28)(10)
Shares used in
 computing net
 loss per share,
 as previously
 reported.......
Shares used in
 computing net
 loss per share.       60,947       61,477

-------
 (1) Adjustments reflect the effect of acquisitions accounted for as poolings of interests on the amounts previously reported in the Company's annual report on Form 10-K. See note 2 to the consolidated financial statements for a more detailed discussion of these transactions.
 (2) Reflects a pre-tax charge for acquired in-process technology of $18,799,000 relating primarily to the Company's acquisitions of the outstanding capital stock of SQL and Reltech, and the net assets of Viatech and BrownStone.
 (3) Reflects a pre-tax charge for acquired in-process technology of $1,354,000 relating to the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $2,152,000 relating to the Company's acquisition of SII.

 (4) Reflects a pre-tax charge for acquired in-process technology of $5,300,000 relating to the acquisition of the outstanding capital stock of ASC. Also reflects a pre-tax charge for merger costs of $22,612,000 relating to the Company's acquisitions of Answer, Locus, Altai and Trinzic.
 (5) Reflects a pre-tax charge for acquired in-process technology of $63,040,000 relating primarily to the acquisitions of the outstanding capital stock of AIB, Protellicess and BMS, and the net assets of ProtoSoft. Also reflects a pre-tax charge for merger costs of $6,055,000 relating to the Company's acquisition of Softool.
 (6) Reflects a pre-tax charge for acquired in-process technology of $7,005,000 relating to the Company's acquisition of the outstanding capital stock of AST and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $5,782,000 relating primarily to the Company's acquisitions of Prodea, Paradigm and Axis.
 (7) Reflects a pre-tax charge for acquired in-process technology of $4,090,000 relating to the Company's acquisition of the outstanding capital stock of Software Alternatives and Grateful Data.
 (8) Reflects a pre-tax charge for acquired in-process technology of $37,361,000 relating to the Company's acquisition of the outstanding capital stock of VREAM and substantially all of the assets of Access Manager.
 (9) Reflects a pre-tax charge for acquired in-process technology of $10,417,000 relating to the Company's acquisition of the outstanding capital stock of GEJAC and the purchase of certain product technologies. Also reflects a pre-tax charge for merger costs of $3,706,000 relating to the Company's acquisitions of ATR and I&S.
(10) Reflects a pre-tax charge for acquired in-process technology of $6,747,000 relating to the Company's acquisition of certain product technologies. Also reflects a pre-tax charge of $57,319,000 for restructuring charges.

                                   BUSINESS

OVERVIEW

  The Company develops, markets and supports software products, and provides related professional services, that help CIOs better manage their software infrastructures. The Company's products and services increase the performance and interoperability of computing systems and databases and provide users, primarily in large and data intensive organizations, with more reliable and productive access to and use of critical information. The Company's products typically perform fundamental functions and mission-critical automation, such as maintenance of data integrity, systems security, systems scheduling, project and process management, and end-user specific analysis and reporting. The Company currently develops software products under four business units: database management, systems management, application lifecycle and data warehouse. (During the first quarter of 1997, the Company merged its business intelligence and recently established vertical applications solutions business units into its data warehouse business unit.) Addressing businesses' increasing demand for simplified vendor relationships and complete solutions to IT problems, the Company's goal is to become the leading provider of software infrastructure solutions by offering a comprehensive set of "best of breed" point products, product bundles and integrated product suites. The Company also offers a wide array of professional services, including consulting, systems integration and educational programs, often in conjunction with software product sales.

  To achieve its goal, the Company identified key technologies and skill sets to better manage corporate software infrastructure. Through a combination of an aggressive acquisition program and vigorous internal product development efforts, the Company has assembled the competencies to create complete infrastructure management solutions. Since mid-1994, the Company has acquired 38 businesses and 25 technologies. The Company is now leveraging the breadth of its product lines and its professional service capabilities, and is devoting substantial resources to integrating its products and technologies, to provide complete, customized solutions for software infrastructure problems. These solutions include single products; product suites, which are sets of closely integrated products from multiple business units; and product bundles, which are sets of software applications that are packaged together but do not necessarily have the level of integration that defines a suite; as well as design and implementation services provided by the Company's professional services staff. These solutions also include ongoing product upgrades, maintenance and support, sometimes pursuant to multi-year contracts. Evidencing the increasing demand from the Company's customers for comprehensive solutions, the Company executed 55 software license and/or service transactions of over $1 million during 1996, as compared to only two such transactions during 1995. In the first six months of 1997, the Company executed 37 such transactions.

  Since the beginning of 1996, the Company's software developers have focused on product integration and the bundling of products to satisfy critical customer needs, along with continued expansion and enhancement of the Company's product lines. The Company also is enabling its products and suites for application with intranets, the Internet and the Web. The cornerstone of the Company's integration efforts is POEMS, an internally developed integration tool set and method designed to give the Company's products a common look and feel, common installation and distribution and common communication, data and events handling. The Company is creating solutions for general business needs, as well as the needs of specific industries. For example, during 1996, the Company released PLATINUM RiskAdvisor, a data warehouse decision support application developed specifically for the insurance industry. The Company has also released its "Necessities" product suite for building, testing and deploying intranet applications, and has developed a comprehensive solution for the Year 2000 problem. In addition, the Company intends to use a number of its current products and technologies as the foundation for a new, integrated product offering designed to enable companies to simultaneously manage, maintain and deploy multiple Web sites.

MARKET OVERVIEW

  The deployment, management, maintenance and productive use of IT has become increasingly complex as organizations have moved from centralized host-based computing systems to networked, open systems environments. These modern computing environments frequently service multiple end-users spread across numerous locations. These environments are heterogeneous and consist of various computing applications, platforms (including mainframes, minicomputers, workstations and desktop PCs/LANs), relational database management systems ("RDBMS"), operating systems (including UNIX, Windows, Windows NT, OS/400, OS/2, MVS and VMS) and media, including intranets, the Internet and/or the Web. These open environments are also dynamic; users, as well as hardware and software resources, are frequently added, removed or changed and new, mission-critical applications are continually being developed and deployed.

  The Internet, a global web linking thousands of computer networks, has emerged as an important medium for communications in these complex IT environments. Much of the recent growth in the use of the Internet is attributable to the rapid expansion of the network of graphical servers and information known as the Web. As organizations become familiar with the Web, they are increasingly using Internet data formats and communications protocols, Web client and server software and, in some cases, the Internet's communication facilities as the backbone for private networks ("intranets") that connect these organizations' various local area networks.

  While open computing environments can provide greater functionality than host-based systems in addition to price-performance advantages, organizations have found that administration tools and utilities of traditional mainframe systems are unable to address the complex requirements of these environments. As a result, a market need has arisen for comprehensive, user-friendly, high-performance and cost-effective infrastructure solutions that offer the functionality traditionally associated with mainframe solutions, but are designed for open systems environments. The Company believes that, due to the complexities of these new computing environments, CIOs are increasingly seeking to purchase IT products and services from a smaller number of vendors that can offer, design and implement complete, integrated infrastructure solutions.

PRODUCTS

  The Company provides software tools and technologies that help organizations efficiently operate and manage their complex software infrastructure and related environments, which contain multiple platforms and multiple operating systems. These tools increase the efficiency of individual computing systems and databases, as well as the interoperability of these systems and databases in distributed environments of any size. The Company's solutions support platforms and operating systems that span mainframe, midrange and PC/LAN computing environments, including MVS, UNIX, OS/2, OS/400, Windows and Windows NT. They also support multiple, heterogeneous databases, such as the DB2 family, Oracle, Sybase, Microsoft SQL Server and Informix.

  The Company now offers over 140 robust and adaptable point products through four business units:

  Database Management Products--The Company provides a leading set of tools and utilities for centralized or distributed administration, analysis and monitoring of heterogeneous databases. The Company's solutions for DB2 give users the power and flexibility that they require for application development, database administration, performance analysis and utilities. By automating administrative and maintenance tasks, these software solutions enable users to achieve the highest performance levels possible, increase data availability, automate arduous administrative tasks, dramatically reduce completion time, and deliver new products or enhancements to end-users faster and with more flexibility. Principal database management products include the following:

  . Database Analyzer--a DB2 DASD and database monitoring, analysis, validation, forecasting and tuning tool. It provides extensive statistical reporting capabilities, automated maintenance, auditing of internal structures, as well as a DB2 page editor.

  . RC Migrator--a tool that automates DB2 object and data migrations and alterations, while maintaining object dependencies and preserving data security. Migrations may be performed on a one-to-one or one-to-many basis.

  . TS Reorg--a powerful tablespace reorganization tool for Oracle, Informix and Sybase databases of any size. TS Reorg delivers fast reorganizations of entire tablespaces, individual tables and indexes. It also provides efficient fragmentation of used and free space and automatic data partitioning. TS Reorg can run on UNIX, VMS or Windows NT-based server systems.

  Systems Management Products--The Company offers products that enable organizations to manage resources and events to optimize and centralize different platforms, whether local or remote, so that applications can scale to large numbers of machines and reside where they are most cost-efficient; to automate routine systems maintenance tasks and processes, thereby streamlining enterprise management, enhancing system reliability and reducing costs; and to simplify the management of disparate systems and enterprise-wide applications and increase end-use productivity. Included in these product offerings are solutions for systems management spanning several related disciplines, including job and process management, enterprise automation, storage management, output management, problem resolution, security management, distribution management, asset management, change and configuration management, performance management, finance and resource management, capacity planning, and networking and connectivity. The Company offers over 20 products developed to provide the functionality required by businesses, while scaling across multiple platforms that include UNIX, Windows, Windows NT, OS/400, OS/2, MVS and VMS. Principal systems management products include the following:

  . AutoSys--a reliable batch job scheduler which simplifies the task of managing and monitoring multiple jobs in distributed UNIX environments. It provides centralized control of job execution across heterogeneous platforms and offers flexible features, such as self-correcting job control and automated restart and recovery capabilities.

  . DBVision--a scalable, UNIX-based tool for continuous monitoring and centralized management of Oracle, Sybase, Microsoft SQL Server and Informix databases in any size network. DBVision collects and displays performance measurements in real time or retrospect. It automatically detects and corrects performance problems and predicts space shortages.

  . AutoSecure--a tool that provides mainframe-caliber security for UNIX hosts, which makes administration consistent across UNIX platforms. It protects LOGINs to the system, password quality, execution of privileged programs, file access, user ID substitutions and network connections.

  Application Lifecycle Products--The Company offers products that enable organizations to streamline the entire application lifecycle, from estimation to deployment and maintenance. These products also facilitate the development of sophisticated, high-performance systems that can adapt to changes in evolving, open environments. Business processes are automated through solutions for project and process management, analysis and design, construction, testing, distribution, change and configuration management, and help desk support. Principal application lifecycle products include the following:

  . AionDS--a complete application development solution that combines rule-based technology and object-oriented programming. Developers can use its powerful language to build applications that automate complex business strategies and process logic.

  . CCC/Harvest--a tool that provides software change and configuration management, integrated problem tracking and software process automation in open, client/server environments through a consistent interface. It integrates with other tools and monitors the development process for individual developers, development teams and application managers.

  . Paradigm Plus--a powerful, object-oriented analysis and design tool that supports Enterprise Component Modeling (ECM), code generation and reverse engineering. Using ECM, companies can identify business requirements, model and build reusable application components and manage long-term information systems.

  Data Warehouse Products--The Company offers an integrated set of solutions for all major warehousing functions, including data extraction and refinement, data distribution, and data access and analysis. This comprehensive solution set helps organizations build, manage and maintain data warehouses. A data warehouse is a data store that gives end-users full access to periodically consolidated, historical data for making business decisions and analyzing trends without jeopardizing the performance of mission-critical operations. Warehousing tools can capture data in many forms on numerous platforms, transfer it to multiple database platforms and provide users with the means to access and manage such information. Repository tools play a key role in data warehouses as places for centralized control and collection points for status information concerning the warehouses and their activities. The Company also offers an integrated tool set that enables organizations to better leverage their corporate data investments. These products allow end-users to derive value and insight from corporate information by facilitating the access, analysis, reporting and delivery of enterprise data. By bringing database and warehouse information to enterprise desktops, users can effectively identify business trends, analyze complex information, create timely reports and make informed decisions. The Company also provides decision support warehouses to suit the needs of specific industries. These prepackaged solutions contain a data warehouse structure designed for optimal query performance, combined with a decision support system that provides users with timely access to value-added information. Applications are available now for the insurance industry as well as sales and marketing support functions. Principal data warehouse products include the following:


  . InfoPump--a bi-directional client/server middleware tool, InfoPump automates the process of replicating, transferring and integrating data in heterogeneous environments on a scheduled or event-driven basis.

  . Repository--a metadata source that links warehouse resources, targets and end-user query tools, enterprise-wide. Repository stores the information necessary to define a migration environment and for the mapping of sources to targets, as well as translation requirements, business rules and selection criteria for building a warehouse.

  . Forest & Trees--a data analysis and reporting tool for sophisticated business intelligence and decision support systems. It enables end-users and developers to collect, combine, monitor and analyze information from a variety of sources, including PC spreadsheets and databases, database servers, mainframe systems and Lotus Notes.

  . InfoBeacon--a next-generation decision support solution that contains an analytical processing engine to handle user requests for multi-dimensional views of data stored in relational database management systems and to perform standard and custom calculations. Based on a three-tier client/server architecture, InfoBeacon brings rapid response and enterprise scalability to the data warehouse analysis environment.

  . RiskAdvisor--this product suite, which provides a comprehensive strategic solution for analyzing large amounts of stored business data, was designed specifically for the insurance industry. It provides multiple analytical facilities, all keyed to insurance business indicators. This allows companies to proactively manage their businesses by identifying loss activity trends, reducing operating costs in policy issuance and claims control and understanding claim caseload activity.

  In the past, businesses licensed products on a stand-alone basis to address each of their needs as they arose, including management performance, systems security, object design and quality assurance. By combining tools and technologies within and across its business units, the Company now provides product suites that feature a variety of functions which present complete solutions to businesses' software infrastructure problems. These integrated product offerings allow businesses to experience comprehensive benefits without having to deal with multiple products or multiple vendors. The Company has designed product suites that address software infrastructure problems that are shared by businesses from various industries, as well as product suites that target software infrastructure problems that are unique to specific industries. The following provides a brief description of some of the Company's recent product suite offerings:

  . TransCentury--this product suite, developed through a combination of tools and technologies made available through internal development, acquisitions and marketing agreements, provides an end-to-end solution to the problem created by the century date change, commonly known as the Year 2000 problem. It enables businesses to analyze, plan, implement and test century date changes in an integrated manner. As a result, businesses can minimize exposure, more effectively plan resources and reduce costs and time associated with the Year 2000 problem.

  . Netcessities--this product suite, which is the result of integration between, and enhancements to, the Company's application lifecycle solution products, enables professional developers to analyze, construct, test and deploy enterprise-wide intranet applications. It offers a complete solution for delivering mission-critical applications to businesses' intranets, emphasizing object-oriented technologies and sophisticated database access.

PRODUCT LICENSES

  The Company provides its software products to customers under non-exclusive, non-transferable license agreements (including standard shrink-wrap licenses for certain products). As is customary in the software industry, in order to protect its intellectual property rights, the Company does not sell or transfer title to its software products to customers. Under the Company's current standard form license agreement, licensed software may be used solely for the customers' internal operations and only on designated hardware at specified sites, which may be comprised of a stand-alone computer, a single network server with multiple terminals or multiple network servers with multiple terminals.

  Licenses for the Company's software are almost exclusively perpetual, although annual and monthly licenses are also offered. License fees may be due upon execution by the customer of the applicable product agreement or may be payable over time for contracts involving multi-year commitments for maintenance and product upgrades. List prices are based upon the size of the processor, number of servers and/or number of users, depending upon the type of license and product being licensed. The Company's published list price includes discounts for suite, enterprise and multi-site licenses. Licenses generally include more than one product. Under the Company's current standard form license agreement, maintenance is renewed on an annual basis by the customer paying the current maintenance fee. See "Technical Support and Maintenance."

PRODUCT DEVELOPMENT

  The Company is pursuing its strategy by continuing its emphasis on internally developing new software products and product enhancements, acquiring products, technologies and businesses complementary to the Company's existing product lines and forming alliances with leading technology companies. The Company has formed separate in-house development teams to efficiently integrate acquired products and technologies into existing product lines. During 1994, 1995, 1996 and the six-month period ended June 30, 1997, product development and support expenses of the Company were $51,404,000, $94,027,000, $155,277,000 and $91,385,000, respectively. As of October 31,
1997, the Company employed approximately 1,580 persons in product development and support.

  Internal Development. The Company will continue to rely on the internal development of products to expand its product lines. The Company believes its RDBMS expertise and experience give it a competitive advantage in developing products that address increasingly complex environments and that meet evolving customer needs. In order to fully exploit acquired software development personnel, and to access new sources of talent, the Company has established approximately 35 independent development laboratories, generally at the locations of newly-acquired companies. These development laboratories are interconnected via video conferencing, e-mail, Lotus Notes and other communication technologies, and use various hardware, operating systems and database systems which give the Company the ability to simulate the environments of its customers. Laboratories have responsibility for their product lines and receive guidance from POEMS teams to foster interoperability.

  Acquisitions. The Company continually reviews acquisition candidates with leading-edge products and technologies that could enhance the Company's product portfolio. The Company has particularly emphasized this approach to accelerate the Company's expansion beyond the relational database management market. The technologies associated with the products of the acquired businesses are being incorporated into the Company's existing internally developed products and are being used in developing new products. In addition to providing the Company with new products and technologies, these acquisitions have provided the Company with experienced teams of product developers who now staff the Company's independent development laboratories. The Company plans to continue to pursue acquisition opportunities because it believes that acquisitions are an essential part of the Company's strategy to compete effectively in its rapidly evolving marketplace.

  Technology Relationships. To reinforce its commitment to providing solutions for CIOs' software infrastructures, the Company has implemented its PLATINUM Partner Program whereby the Company has established strategic and technology relationships with several hardware, software, and database vendors. The Company believes that in order to provide solutions for heterogeneous computing environments, it will need to continue to establish and maintain key relationships with leading technology companies, such as IBM/Tivoli, Hewlett-Packard, Oracle, Sybase, Informix and Microsoft. These technical and marketing alliances provide the Company early access to product information and pre-release software.

PROFESSIONAL SERVICES

  As part of its strategy to provide complete solutions for CIOs, the Company offers a range of professional services, including consulting services and educational programs. These services help businesses construct and manage infrastructures in which complex software products can be used. These services can improve and accelerate customization, implementation and deployment of the Company's software products. The Company believes that more rapid and effective implementation of its software products will lead to increased customer satisfaction and greater follow-on sales. For these reasons, the Company is beginning to package its professional services as a standard feature of its product sales. As of October 31, 1997, the Company employed approximately 1,200 persons in professional services.

  Consulting Services. The Company is focusing significant effort on developing and expanding its consulting services group. Primarily developed through recent acquisitions of consulting services companies, this group provides consulting services to end-user customers of computer systems, including those that desire to migrate from information systems that use proprietary environments to open systems environments. Other services provided include (i) technology selection, strategy and infrastructure, (ii) large scale systems design, implementation and management, (iii) data warehouse design and implementation, (iv) systems troubleshooting, and (v) rapid prototyping of open systems to ascertain feasibility. Customers for these services include original equipment manufacturers, the Company's product customers, system integrators and business end-users.

  Educational Programs. The Company believes that its education services play an important role in increasing market awareness of its software products among IT personnel, including application developers, database administrators and end-users. Offering a comprehensive curriculum that supports leading technologies, the Company conducts a set of training courses designed to deal with the critical issue of skills management. These courses cover several key technology areas of software infrastructure management and are held at various training centers in the U.S. and throughout the Company's international operations. The Company also offers on-site computer-based training courses and self-led Internet-based training courses that users may complete in their own offices or homes. The Company believes that this capability has further strengthened the Company's position in the education market.

  The Company continually reviews acquisition candidates that are leading-edge service providers that could enhance the Company's service offerings. The Company is also expanding its professional services through internal growth.

SALES AND MARKETING

  The Company employs a multi-faceted sales strategy. For software products, the Company utilizes telemarketers, an inside sales force, an outside sales force, product seminars, user group participation, direct mail, and print advertising. The Company also utilizes certain indirect sales channels, such as distributors, VARs, and OEM relationships for selected products.

  Domestic (U.S.) Software Sales. Since January 1, 1997, the Company has organized its domestic direct sales force by regions throughout the United States. The Company formerly combined the domestic and Canadian sales forces to represent the North American sales force. The Canadian sales team is now part of the Company's international sales force. To support the rapid expansion of its product lines, the Company, during 1995 and 1996, accelerated its sales force hiring and training process. The Company currently has approximately 320 domestic direct sales representatives.

  Generally, for domestic software product licenses, the Company's telemarketing specialists call prospective customers to identify and qualify leads. Once a lead has been qualified, the prospective client is turned over to the inside sales force, which predominantly supports the direct sales force by developing sales leads and arranging product evaluations. Established sales leads are then typically forwarded to the direct sales force, which visits customer sites to assist with trials, demonstrates product features and closes sales transactions. For certain sales to smaller customers, as well as the licensing of standard shrink-wrap products, the inside sales force may handle the full sales cycle for completing such transactions.

  International Software Sales. The Company generally markets its products overseas through a network of wholly-owned subsidiaries. Generally, these subsidiaries use an approach similar to that used by the Company domestically. As of October 31, 1997, the Company had approximately 200 international (non-U.S.) direct sales representatives and had subsidiaries in Australia, Austria, Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, Hong Kong, Indonesia, Italy, Japan, Korea, Malaysia, the Netherlands, Norway, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand and the United Kingdom. The Company expects that it will establish other foreign subsidiaries in the future to meet its strategic objectives. In a few countries, primarily in South America and the Middle East, the Company markets its products through independent distributors.

  Global Accounts--The Company now designates certain large, geographically dispersed entities as "global accounts." Each of these accounts is managed, on a worldwide basis, by a single executive who focuses his or her attention on the diverse needs of the enterprise.

  Professional Services. The Company's consulting services and educational programs are marketed by separate direct sales forces.

  User Group Leadership. The Company believes that its sales and marketing efforts have also been greatly enhanced by participation in domestic and international user groups. The Company plays a major role in the activities of International DB2 Users Group, the International Oracle Users Group, the International Sybase Users Group and other smaller user groups, and expects to continue to do so in the future.

TECHNICAL SUPPORT AND MAINTENANCE

  The Company's in-house technical support group, situated at various sites throughout the U.S., provides pre-sale, installation and post-sale support, including toll-free telephone support during regular business hours, to current users and potential customers evaluating the Company's products. The technical support group also offers seven-day, 24-hour toll-free telephone service for an additional fee. The Company believes that effective technical support during product evaluation substantially contributes to product acceptance, and that post-sale support has been, and will continue to be, a substantial factor in customer satisfaction.

  The Company offers a maintenance program for its software products, which consists of product enhancements, updated products and technical support. Maintenance is typically provided without additional charge during the warranty period defined in the license agreements. Under the Company's standard license agreement, customers renew maintenance support on an annual basis by paying the current maintenance fee. Customers may also commit for maintenance and product support over extended periods of time. Maintenance revenue implicit in new product sales and recurring maintenance charges are recognized ratably over the period the maintenance and support services are to be provided.

COMPETITION

  The Company operates in highly competitive markets and expects competition to increase. The Company has encountered substantially enhanced competition as it has moved from the relational database tool market to the much larger software infrastructure products market and as it has entered the consulting services business. The Company has also experienced many new competitors, including relational database vendors and systems software companies. Many of the Company's current and prospective competitors have significantly greater financial, technical and marketing resources than the Company. In addition, many prospective customers may have the internal capability to implement solutions to their problems.

  The competitive factors affecting the market for the Company's software products include the following: product functionality, integration, performance and reliability; demonstrable economic benefits for users relative to cost; quality of customer support and user documentation and ease of installation; vendor reputation, experience and financial stability; and price.

  The Company believes that it has competed effectively to date. The Company's ability to remain competitive will depend, to a great extent, upon its ongoing performance in the areas of product development and customer support. To be successful in the future, the Company must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. Performance in these areas will, in turn, depend upon the Company's ability to attract and retain highly qualified technical personnel in a competitive market for experienced and talented software developers. The Company also expects to continue its strategy of identifying and acquiring software infrastructure products and technologies and businesses which have developed such products and technologies.

  In addition, the Company encounters competition from a broader range of firms in the market for professional services. Many of the Company's current and prospective competitors in the professional services business have significantly greater financial, technical and marketing resources than the Company. The competitive factors affecting the market for the Company's professional services include the following: breadth and quality of services offered, vendor reputation and the ability to retain qualified technical personnel.

INTELLECTUAL PROPERTY RIGHTS

  The Company has historically relied upon a combination of contractual rights, trademarks, trade secrets and copyright laws to establish and protect its proprietary rights in its products. The Company also holds some patents and believes that patents may become increasingly important to the software industry. Consequently, the Company is taking actions to further protect its proprietary rights through software patents. The Company's license agreements restrict a customer's use of the Company's software and prohibit disclosure to third persons. Notwithstanding those restrictions, it may be possible for unauthorized persons to obtain copies of the Company's software products. The Company believes that because of the rapid pace of technological change in the computer software industry, the legal protections for its products are less significant factors in the Company's success than the knowledge, ability and experience of the Company's employees, the frequency of product enhancements and the timeliness and quality of support services provided by the Company. The Company registers its product names and other trade marks in the United States and certain foreign countries.

EMPLOYEES

  As of October 31, 1997, the Company employed approximately 4,160 persons, including 1,100 in sales, marketing and related activities, 1,580 in product development and support, 1,200 in professional services, and 280 in management, administration and finance. The Company's success is highly dependent on its ability to attract and retain qualified employees. Competition for employees is intense in the software industry. None of the Company's employees is represented by a labor union or is the subject of a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are good.

PROPERTIES

  The Company's principal administrative, marketing, training, and product development and support facilities are located in Oakbrook Terrace, Illinois, where the Company leases approximately 366,000 square feet under leases terminating in December 2002, with plans to lease additional space in the near future. The Company has recently leased an additional approximately 164,000 square feet of administrative, marketing, sales and product development space in Lisle, Illinois, near the Company's headquarters, under leases terminating in January and October 2003. In addition, the Company leases space for approximately 75 sales offices and product development laboratories throughout the United States, ranging in size from approximately 1,000 to 45,000 square feet. In conjunction with the restructuring plan executed during the second quarter of 1997, the Company closed certain sales offices and product development laboratories in the United States and certain foreign countries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Restructuring Charges" for further discussion.

LEGAL PROCEEDINGS

  Computer Associates' International, Inc., and L'Agence pour la Protection des Programmes v. La Societe Faster, S.A.R.L. (Commercial Court of Bobigny, Paris, France). Altai, a wholly-owned subsidiary of the Company, is involved in a suit in France which concerns copyright infringement claims identical to those on which Altai previously prevailed against Computer Associates International, Inc. ("CAI") in the U.S. The French appellate court granted Altai's request that the U.S. appellate court's copyright ruling should bind the Commercial Court of Bobigny as a matter of law. In January 1995, the French appellate court issued a decision rejecting CAI's claim of copyright infringement. CAI's subsequent appeal in the French appellate court is still pending as well as motions from Altai that the U.S. court decisions are binding with respect to the French case.

  The Company is also subject to certain other legal proceedings and claims which have arisen in the ordinary course of business and which have not been fully adjudicated. Management currently believes the ultimate outcome of such matters and those described above will not have a material adverse effect on the Company's results of operations or financial position.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  The directors and executive officers of the Company, their ages at October 31, 1997, and their positions with the Company are as follows:

NAME                                  AGE                POSITION
----                                  ---                --------
Andrew J. Filipowski.................  47 President, Chief Executive Officer and
                                          Chairman of the Board of Directors
Paul L. Humenansky...................  40 Executive Vice President--Product
                                          Development, Chief Operations Officer
                                          and Director
Michael P. Cullinane.................  47 Executive Vice President, Chief
                                          Financial Officer, Treasurer and
                                          Director
Thomas A. Slowey.....................  36 Executive Vice President--Sales
Paul A. Tatro........................  41 Executive Vice President--
                                          International Operations
James E. Cowie(1)(2).................  42 Director
Steven D. Devick(1)(2)...............  45 Director
Arthur P. Frigo(1)(2)................  56 Director
Gian Fulgoni(1)......................  49 Director

--------
(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.

  The Board of Directors consists of three classes, which serve staggered three-year terms. Class I, the terms of whose members expire in 1999, is comprised of Messrs. Cullinane and Humenansky. Class II, the terms of whose members expire in 1998, is comprised of Messrs. Frigo and Fulgoni. Class III, the terms of whose members expire in 2000, is comprised of Messrs. Filipowski, Cowie and Devick. Directors hold office until their successors are elected and qualified. The Board of Directors elects officers annually and such officers, subject to the terms of certain employment agreements, serve at the discretion of the Board. Messrs. Filipowski, Cullinane and Humenansky each have employment agreements with the Company. See "--Executive Compensation-- Employment Agreements." There are no family relationships among any of the directors or officers of the Company.

  Mr. Filipowski, a founder of the Company, has been President, Chief Executive Officer and Chairman of the Board of Directors since the Company's formation in April 1987. Mr. Filipowski is also a director of Platinum Entertainment, Inc. ("Platinum Entertainment"), a publicly-traded, integrated music recording and publishing company, and intouch group, inc.

  Mr. Humenansky, a founder of the Company, was appointed Chief Operations Officer of the Company effective January 1993. Mr. Humenansky also serves as Executive Vice President--Product Development, a position he has held since the Company's formation in April 1987. Mr. Humenansky is also a director of Platinum Entertainment.

  Mr. Cullinane joined the Company in March 1988 as Senior Vice President and Chief Financial Officer, becoming Executive Vice President in March 1995. He has also served as the Company's Treasurer since April 1989 and served as Secretary from April 1989 until October 1995. Mr. Cullinane is also a director of Platinum Entertainment.

  Mr. Slowey has served as Executive Vice President--Sales since joining the Company in March 1988.

  Mr. Tatro joined the Company in October 1987 as Director of Education and was appointed Senior Vice President--Field Support and Affiliates in January 1990, a position he held until March 1995, when he was elected Executive Vice President--International Operations.

  Mr. Cowie has been a General Partner of Frontenac Company, a Chicago-based venture capital firm, since February 1989 and has been a director of the Company since 1989. Mr. Cowie is also a director of US Servis, Inc.

  Mr. Devick is currently the President, Chief Executive Officer and Chairman of the Board of Directors of Platinum Entertainment, which he co-founded in 1992. He is also the Chief Executive Officer of a number of other entities, including DDE, Inc. (f/k/a Devick Enterprises, Inc.), and Platinum Development, a real estate development firm, positions he has held for at least the preceding five years. Mr. Devick has been a director of the Company since 1989.

  Mr. Frigo is the owner and Chairman of M.B. Walton, a consumer products company and has been a director of the Company since 1997. He also serves on the Board of Directors of Modagratics, The Levy Organization, Maxrad, Precision Extrusions, LaRabida Children's Hospital and the Landmark Preservation Council of Illinois.

  Mr. Fulgoni is Chief Executive Officer and a director of Information Resources, Inc. ("IRI"), which provides a variety of information services (primarily to consumer packaged goods companies) and computer decision support services. He was elected Chief Executive Officer of IRI in 1991. From 1991 to April 1995, Mr. Fulgoni served as Chairman of IRI, from 1989 to 1991 as Vice Chairman, and from 1981 to 1989 as President. Mr. Fulgoni has been a director of the Company since 1991.

DIRECTOR COMPENSATION

  All non-employee directors of the Company are paid an annual fee of $2,500 and an attendance fee of $1,000 for each Board meeting attended and $500 for each Committee meeting attended if such Committee meeting is not held in conjunction with a meeting of the full Board. In addition, each non-employee director participates in the Amended and Restated PLATINUM technology, inc. 1993 Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which each non-employee director is granted, on the date of each annual meeting of stockholders after which such director continues to serve on the Board of Directors, an option to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on such date. See "--Stock Option Plans." The Company provides no retirement benefits to non-employee directors. Directors who are also employees of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.

EXECUTIVE COMPENSATION

  The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995, and 1994 of those persons who were at December 31, 1996 (i) the chief executive officer or (ii) the four other most highly compensated (based upon combined salary and bonus) executive officers of the Company (collectively, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                              ANNUAL         COMPENSATION
                                           COMPENSATION       AWARDS(1)
                                           ------------      ------------
                                                              SECURITIES
                                          SALARY   BONUS      UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION     YEAR   ($)      ($)    OPTIONS/SARS (#) COMPENSATION ($)
    ---------------------------     ----  ------   -----   ---------------- ----------------
Andrew J. Filipowski,               1996 $702,000 $    --      500,000(2)       $113,165(3)
 President, Chief Executive         1995  520,000      --      400,000            54,736
 Officer, and Chairman of the Board 1994  435,000  983,245     400,000            47,091
Paul L. Humenansky,                 1996 $462,000 $    --      300,000(2)       $  8,558(3)
 Executive Vice President--         1995  330,000      --      250,000             5,128
 Product Development and            1994  275,000  541,679     250,000             6,300
 Chief Operations Officer
Michael P. Cullinane,               1996 $445,000 $    --      250,000(2)       $ 11,540(3)
 Executive Vice President,          1995  330,000      --      150,000             6,624
 Chief Financial Officer and        1994  275,000  455,024     150,000             6,300
 Treasurer
Thomas A. Slowey,                   1996 $273,000 $    --      100,000(2)       $  2,369(3)
 Executive Vice President--         1995  210,000      --       75,000             1,500
 Sales                              1994  175,000  465,637      75,000             1,500
Paul A. Tatro,                      1996 $273,000 $    --      100,000(2)       $  2,561(3)
 Executive Vice President--         1995  210,000      --       75,000             1,500
 International Operations           1994  175,000  324,750      75,000             1,500

--------
(1) None of the Named Officers had any restricted stock holdings as of December 31, 1996.
(2) Reflects options to purchase shares of Common Stock granted to the Named Officers in October 1996, which were subject to shareholder approval at the Annual Meeting on May 20, 1997 ("Annual Meeting") of the amendment to the Platinum technology, inc. Employee Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan was approved by the shareholders at the Annual Meeting, however, these options are not reflected in the Company's financial statements or the notes thereto.
(3) For each of the Named Officers, includes $1,500 in Company matching contributions pursuant to the PLATINUM technology, inc., 401(k) Savings Plan. The remainder of the amount shown for each of the Named Officers represents the full dollar value of premiums paid by the Company with respect to whole life and term life insurance.

  The following table provides information on grants of stock options during fiscal 1996 to the Named Officers. No stock appreciation rights were granted to the Named Officers during fiscal 1996.

                             OPTION GRANTS IN 1996

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR
                                                  INDIVIDUAL GRANTS                    OPTION TERM(1)
                                              -------------------------            ----------------------
                                              PERCENT OF TOTAL EXERCISE
                         NUMBER OF SECURITIES OPTIONS GRANTED  OR BASE
                          UNDERLYING OPTIONS  TO EMPLOYEES IN    PRICE  EXPIRATION
NAME                        GRANTED (#)(2)     FISCAL YEAR(3)   ($/SH)     DATE      5% ($)     10% ($)
----                     -------------------- ---------------- -------- ---------- ---------- -----------
Andrew J. Filipowski....       500,000              12.9%      $13.625  10/10/2006 $4,284,345 $10,857,371
Paul L. Humenansky......       300,000               7.7        13.625  10/10/2006  2,570,607   6,514,422
Michael P. Cullinane....       250,000               6.5        13.625  10/10/2006  2,142,172   5,428,685
Thomas A. Slowey........       100,000               2.6        13.625  10/10/2006    856,869   2,171,474
Paul A. Tatro...........       100,000               2.6        13.625  10/10/2006    856,869   2,171,474

--------
(1) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains are dependent on the future performance of the Common Stock and the option holder's continued employment throughout the vesting period. The amounts reflected in the table may not necessarily be achieved.
(2) Reflects options to purchase shares of Common Stock granted to the Named Officers in October 1996, which were subject to shareholder approval at the Annual Meeting. The Incentive Plan was approved by the shareholders at the Annual Meeting, however, these options are not reflected in the Company's financial statements or the notes thereto. All are non-qualified stock options. Subject to certain restrictions, those options become exercisable in four equal annual installments, beginning on October 10, 1997, the first anniversary of the date of grant.
(3) The percentages shown do not reflect options granted in 1996 by companies acquired by the Company.

  The following table provides information on the Named Officers' unexercised options at December 31, 1996. None of the Named Officers exercised any options in 1996. Included are options granted under the 1989 Stock Option Plan, the Chief Executive Officer Stock Option Plan, the 1991 Stock Option Plan, the 1994 Stock Incentive Plan and the Amended Incentive Plan.

      AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END 1996 OPTION VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                OPTIONS AT YEAR END     IN-THE-MONEY OPTIONS AT
                                    1996 (#)(1)          YEAR END 1996 ($)(2)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Andrew J. Filipowski........  1,691,875    1,065,625   $8,296,563    $229,688
Paul L. Humenansky..........    503,750      656,250      581,875     153,125
Michael P. Cullinane........    539,625      459,375    2,611,250      76,563
Thomas A. Slowey............    244,750      206,250    1,034,023      43,750
Paul A. Tatro...............    179,166      206,250      382,327      43,750

--------
(1) Includes options to purchase shares of Common Stock granted to the Named Officers in October 1996, which were subject to shareholder approval at the Annual Meeting. The Incentive Plan was approved by the shareholders at the Annual Meeting, however, these options are not reflected in the Company's financial statements or the notes thereto.

(2) The value per option is calculated by subtracting the exercise price from the closing price of the Common Stock on the Nasdaq National Market on December 31, 1996, which was $13.625.

 Employment Agreements

  Effective March 1, 1991, the Company entered into employment agreements with Messrs. Filipowski, Cullinane and Humenansky. Mr. Filipowski's employment agreement provides for an initial base salary of $252,000 (which has been increased annually) plus bonus compensation. Mr. Cullinane's employment agreement provides for an initial base salary of $160,000 (which has been increased annually) plus bonus compensation. Mr. Humenansky's employment agreement provides for an initial base salary of $160,000 (which has been increased annually) plus bonus compensation. The agreements provide that all bonus arrangements for Messrs. Filipowski, Cullinane and Humenansky are established by the Compensation Committee of the Board of Directors. All of the employment agreements also provide for continuation of salary, bonuses and fringe benefits for 18 months following the executive's termination of employment with the Company for any reason other than "Good Cause" as defined in such agreements, or for five years if the termination occurs within a certain time period before or after a "Change in Control" of the Company. Under such agreements, a "Change in Control" of the Company includes (a) certain reorganizations, consolidations or mergers of the Company, (b) certain transfers of all or substantially all of the assets of the Company, (c) the approval by the Company's stockholders of a plan of liquidation or dissolution, (d) a change in the Company's Board of Directors such that a majority of the members of the Board are not "continuing" directors, or (e) a person's becoming the holder of at least 51% of the combined voting power of the Company's outstanding voting securities.

 Compensation Committee Interlocks and Insider Participation

  Messrs. Casey G. Cowell (a former director of the Company), Cowie and Devick were the members of the Company's Compensation Committee during 1996. Messrs. Filipowski and Devick are executive officers of Platinum Venture Partners, Inc. ("PVP") and Mr. Filipowski is the sole director of, and makes compensation decisions for, PVP. Mr. Devick is an executive officer of Platinum Entertainment, and Messrs. Filipowski, Humenansky and Cullinane, all of whom are executive officers of the Company, are directors of Platinum Entertainment. Messrs. Filipowski and Cullinane are also members of the compensation committee of Platinum Entertainment.

  In January 1996, the Company purchased from VREAM, Inc. ("VREAM") 400,000 shares of VREAM's Series A Preferred Stock for an aggregate purchase price of $50,000. In December 1996, the Company acquired all of the outstanding capital stock of VREAM (exclusive of the shares purchased by the Company in January
1996) in exchange for 760,383 shares of Common Stock, which had a market value, based upon the closing price of the Common Stock on the Nasdaq National Market, of approximately $10,300,000 on the date of the acquisition.

  Platinum Venture Partners I, L.P. ("Venture I") and Platinum Venture Partners II, L.P. ("Venture II") had equity interests in VREAM of approximately 17% and 22.67%, respectively, at the time of the acquisition. A portion of the equity interests in Venture I and Venture II are owned by certain officers and directors of the Company. These percentage interests for Venture I are as follows: Mr. Filipowski--8.3%; Mr. Cullinane--1.7%; Mr. Humenansky--1.7%; Mr. Tatro--1.7%; Mr. Slowey--0.8%; Mr. Devick--3.3%; Frontenac Company (of which Mr. Cowie is a general partner)--1.7%; Mr. Frigo-- 5% and Mr. Fulgoni--1.7%. These percentage ownership interests for Venture II are as follows: Mr. Filipowski--6.8%; Mr. Cullinane--0.7%; Mr. Humenansky-- 0.5%; Mr. Frigo--1.4% and Frontenac Company--4.5%. In addition, PVP is the general partner of each of Venture I and Venture II, and Messrs. Filipowski, Cullinane and Devick are the President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively, of PVP.

  The Board of Directors of the Company designated a special committee, consisting of Messrs. Fulgoni and Cowie, to consider the acquisition of VREAM. This committee retained an independent investment banking firm, which provided its opinion that the transaction was fair from a financial point of view to the stockholders of the Company.

  In May 1996, the Company purchased from Visigenic Software, Inc. ("Visigenic") 222,222 shares of Visigenic's Series C Preferred Stock (the "Visigenic Shares") for an aggregate purchase price of $999,999. Concurrently therewith, the Company agreed to transfer to Venture I and Venture II all of the Company's rights, title and interest to all of the appreciation, depreciation and cash value of $100,000 and $150,000, respectively, of the Visigenic Shares in exchange for the price per share paid by the Company. The Company retained all voting and dispositive power with respect to all of the Visigenic Shares.

STOCK OPTION PLANS

 Directors' Plan

  The Board of Directors and the stockholders of the Company originally adopted and approved the Directors' Stock Option Plan at the Company's 1994 Annual Meeting. The Directors' Stock Option Plan was amended and restated by the Board in May 1996 and approved by the stockholders of the Company at the Company's 1996 Annual Meeting. The Directors' Plan is administered by the Company's Board of Directors. Options are granted under the Directors' Plan only to non-employee directors of the Company. Options may be granted with respect to a total of not more than 500,000 shares of Common Stock under the Directors' Plan, subject to antidilution and other adjustment provisions. If an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned. As of October 31, 1997, options and awards covering an aggregate 114,000 shares of Common Stock had been granted under the Directors' Plan.

  Under the Directors' Plan, on the date on which a person is first elected or appointed a non-employee director, such director is granted an option to purchase 10,000 shares of Common Stock. On the date of each annual meeting of stockholders (or special meeting in lieu thereof) after which the person continues as a non-employee director (other than the meeting in the year in which the person is first elected or appointed as a non-employee director), such non-employee director shall be granted an additional option to purchase 10,000 shares of Common Stock; provided, however, that no director may be granted options to purchase an aggregate of more than 100,000 shares of Common Stock under the Directors' Plan, excluding any shares covered by options granted to the non-employee directors prior to the effective date of the Directors' Plan.

  The exercise price for all options granted under the Directors' Plan shall be the fair market value per share of the Common Stock on the date of grant. Each option granted under the Directors' Plan becomes exercisable in equal installments on each of the first three anniversaries of the date of its grant and is exercisable for a period of ten years beginning on the date of its grant, subject to earlier termination if the optionee's service as a director terminates.

 Purchase Plan

  The Board of Directors of the Company has adopted, and the stockholders of the Company approved at the Company's 1996 Annual Meeting, the 1996 Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is administered by a committee of the Board of Directors made up of directors who are not eligible to participate in the Purchase Plan (the "Purchase Plan Committee") and is operated on an annual basis from March 1 to the last day of the following February (a "Plan Year"). A total of 5,000,000 shares of Common Stock are available for purchase under the Purchase Plan, subject to antidilution and other adjustment provisions. No participant may purchase shares of Common Stock in any calendar year under the Purchase Plan with an aggregate fair market value (generally determined as of the beginning of the Plan Year) in excess of $25,000.

  The Purchase Plan permits eligible employee participants to purchase Common Stock through payroll deductions at a price per share which is equal to the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the grant date, which is the beginning of the Plan Year, or on the following purchase date. On each purchase date, which is generally quarterly on the last day of February, May, August and November, each Purchase Plan participant's accrued payroll deductions are automatically applied to the purchase of Common Stock.

  Employees eligible to participate in the Purchase Plan consist of all persons employed by the Company and any subsidiaries designated by the Company for participation in the Purchase Plan. The Purchase Plan excludes from participation any employee whose customary employment is for 20 hours or less per week or for not more than 5 months during a calendar year and any employee who owns stock possessing 5% or more of the total combined voting power or value of all classes of the Company's stock.

 Employee Plan

  The Employee Incentive Compensation Plan (the "Employee Plan") was originally adopted in 1995 and amended in 1996 and 1997 and approved by the stockholders of the Company at the Company's 1995 Special Meeting, the 1996 Annual Meeting and 1997 Annual Meeting, respectively. The Employee Plan permits the issuance of awards in a variety of forms, including: (i) non-qualified and incentive stock options for the purchase of Common Stock, (ii) stock appreciation rights ("SARs"), (iii) restricted stock ("Restricted Stock"), (iv) deferred stock ("Deferred Stock"), (v) bonus stock and awards in lieu of obligations, (vi) dividend equivalents, (vii) other stock-based awards, and (viii) performance awards and cash incentive awards. The persons eligible to participate in the Employee Plan are directors, officers, employees and consultants of the Company or any subsidiary of the Company. The Employee Plan is administered by the Compensation Committee, unless the Board of Directors establishes a committee whose sole purpose is the administration of the Employee Plan (in any case, the "Employee Plan Committee"). No member of the Employee Plan Committee participates in the Employee Plan. Subject to certain limitations described below, the Employee Plan Committee in its discretion shall determine the persons to whom options and awards shall be granted, the amount of options and awards to be granted to each participant, the term, exercise, restriction, deferral and payment periods for options and awards, and any other restrictions and limitations on options and awards.

  The Employee Plan provides for the award of up to 8,600,000 shares of Common Stock, subject to antidilution and other adjustment provisions. During any fiscal year of the Company, the number of shares underlying options or SARs, shares of Restricted Stock, shares of Deferred Stock, shares as a bonus or in lieu of the Company's obligations and shares related to other stock-based awards granted to any one participant shall not exceed 800,000 for each type of such award, subject to adjustment in certain circumstances. The maximum aggregate amount that may be paid out under the Employee Plan as final cash incentive awards or other cash awards to any participant in any fiscal year is $5,000,000. As of October 31, 1997, options and awards covering an aggregate 7,302,170 shares of Common Stock had been granted under the Employee Plan.

  The exercise price for stock options granted under the Employee Plan is determined by the Employee Plan Committee, but in no event is it less than fair market value of the Common Stock on the date of grant. When incentive stock options are granted to an individual who owns Common Stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, the option price shall not be less than 110% of fair market value. No stock option shall be exercisable later than the tenth anniversary date of its grant. In the case of an incentive stock option granted to a participant who owns more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, such option shall not be exercisable later than the fifth anniversary date of its grant. No incentive stock option shall be granted later than the tenth anniversary date of the adoption of the Employee Plan.

  An award of an SAR shall entitle a participant to receive Common Stock, cash or a combination thereof. Upon exercise of an SAR, a participant receives an amount in cash, shares of Common Stock, or both, equal to (i) the excess of the fair market value of the Common Stock over the option price per share (if the SAR is granted in conjunction with an option), multiplied by (ii) the number of shares of Common Stock subject to the SAR. In the case of an SAR granted on a stand-alone basis, the Employee Plan Committee shall determine the value to be used in lieu of the option price. Restricted Stock awards are grants of shares of Common Stock that are subject to certain restrictions and to a risk of forfeiture. During the restriction period, the restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Deferred Stock awards are grants of rights to receive shares of Common Stock, cash or a combination thereof at the end of a specified deferral period. During the deferral period, the Deferred Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. At the expiration of the deferral period, the Employee Plan Committee may deliver to the participant Common Stock, cash equal to the fair market value of such Common Stock or a combination thereof for the shares covered by the Deferred Stock awards.

  The Employee Plan Committee is also authorized to grant shares of Common Stock as a bonus free of restrictions, or to grant shares of Common Stock or other awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Employee Plan Committee may specify. The Employee Plan authorizes the Employee Plan Committee to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the Common Stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon performance of the Company or any other factors designated by the Employee Plan Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of or the performance of specified subsidiaries. The Employee Plan Committee shall determine the terms and conditions of such awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which awards will be outstanding and forfeiture conditions and restrictions on awards.

  The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions as may be specified by the Employee Plan Committee. In addition, the Employee Plan authorizes specific cash incentive awards, which represent a conditional right to receive cash upon achievement of preestablished performance goals during calendar years, quarters or other periods specified by the Employee Plan Committee.

 1994 Plan

  The 1994 Stock Incentive Plan (the "1994 Plan") was originally adopted in 1994 and amended in 1996 and approved by the stockholders of the Company at the Company's 1994 Annual Meeting and the Company's 1996 Annual Meeting, respectively. The 1994 Plan was replaced by the Employee Plan upon approval of the Employee Plan at the Company's 1995 Special Meeting and, accordingly, no new grants or awards are made under the 1994 Plan. The 1994 Plan permits the issuance of stock options and awards, on substantially the same terms as under the Employee Plan, in a variety of forms, including: (i) non-qualified and incentive stock options for the purchase of Common Stock, (ii) SARs, (iii) Restricted Stock, and (iv) Deferred Stock. The persons eligible to participate in the 1994 Plan are officers, employees, consultants or advisors of the Company or any subsidiary of the Company. The 1994 Plan is administered by the Compensation Committee, unless the Board of Directors establishes a committee whose sole purpose is the administration of the 1994 Plan (in any case, the "1994 Plan Committee"). The 1994 Plan Committee is comprised of such number of independent directors as is required for application of Rule 16b-3 under the Securities Act. A member of the 1994 Plan Committee will not exercise any discretion respecting himself or herself under the 1994 Plan.

  The 1994 Plan provides for the award of up to 1,000,000 shares of Common Stock, subject to antidilution and other adjustment provisions. During any fiscal year of the Company, the number of shares underlying options or SARs, shares of restricted stock, and shares of deferred stock granted to any one participant shall not exceed 275,000 for each type of such award, subject to adjustment in certain circumstances. As of October 31, 1997, options and awards covering an aggregate 1,000,000 shares of Common Stock had been granted under the 1994 Plan.

                             CERTAIN TRANSACTIONS

  See the discussion under "Compensation Committee Interlocks and Insider Participation" above for a description of certain transactions involving the Company and its executive officers and directors.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of October 31, 1997 unless otherwise indicated below, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each director, (iii) each of the Named Officers, and (iv) all Company executive officers and directors as a group.

                                                                    SHARES
                                                                 BENEFICIALLY
                                                                   OWNED (2)
                                                               -----------------
      NAME(1)                                                   NUMBER   PERCENT
      -------                                                  --------- -------
      Andrew J. Filipowski (3)................................ 4,065,255   6.3%
      T. Rowe Price Associates, Inc. (4)...................... 6,999,900  11.1
      Jennison Associates Capital Corp. (5)................... 5,740,500   9.1
      Michael P. Cullinane....................................   703,531   1.1
      Paul L. Humenansky......................................   751,177   1.2
      Steven D. Devick........................................   101,717     *
      Thomas A. Slowey........................................   275,616     *
      Paul A. Tatro (6).......................................   248,782     *
      Gian Fulgoni............................................    19,333     *
      James E. Cowie..........................................    32,333     *
      Arthur P. Frigo.........................................    83,600     *
      All Executive Officers and Directors as a Group
       (9 persons) (3)(6)..................................... 6,281,344   9.4%

--------
*Represents less than 1% of the outstanding Common Stock.
(1) Unless otherwise indicated, the address of such person is c/o PLATINUM technology, inc., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181.
(2) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The numbers and percentages of shares owned by the Company's directors and executive officers include shares issuable upon the exercise by the respective individual of stock options that are exercisable within 60 days after October 31, 1997 in the following amounts: Mr. Filipowski--2,082,500; Mr. Cullinane--617,500; Mr. Humenansky--747,500; Mr. Devick--9,333; Mr. Slowey--274,750; Mr. Tatro-- 207,782; Mr. Fulgoni--19,333; Mr. Frigo--0; and Mr. Cowie--9,333.
(3) Includes 189,000 shares held by a foundation established by Mr. Filipowski and as to which he disclaims beneficial ownership.
(4) As reported on a Schedule 13G/A filed with the Commission on February 12, 1997 (the "Price 13G") jointly by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Science Technology Fund, Inc. ("Price Fund"). According to the Price 13G, Price Associates has sole voting power with respect to 235,753 shares and sole dispositive power with respect to all 6,999,990 shares and Price Fund has sole voting power with respect to 3,000,000 shares. The address of Price Associates and Price Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.
(5) As reported on a Schedule 13G/A filed with the Commission on February 7, 1997 (the "Jennison 13G") by Jennison Associates Capital Corp. ("Jennison"). According to the Jennison 13G, Jennison has sole voting power with respect to 11,600 shares, shared voting power with respect to 4,936,200 shares and shared dispositive power with respect to all 5,740,500 shares. The address of Jennison is 466 Lexington Avenue, New York, New York 10017.
(6) Includes 41,000 shares held by Mr. Tatro, as co-trustee with his wife, of trusts for their benefit.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Class II Preferred Stock, $.001 par value per share (the "Preferred Stock"). As of October 31, 1997, 62,924,476 shares of Common Stock were issued and outstanding and none of the Preferred Stock was outstanding. The following description is a summary and is qualified in its entirety by reference to the provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and its Bylaws (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of a majority of the shares of Common Stock represented at a meeting can elect all of the directors to be elected at that meeting. Holders of Common Stock are not permitted to act by written consent. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and any shares of Common Stock which are issued in connection with transactions contemplated by this Prospectus, when so issued, will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. Because the Board of Directors has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers, and rights (including voting rights), senior to the rights of holders of Common Stock, which could adversely affect the rights of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. Other than as described below, the Company has no present plan to issue any shares of Preferred Stock.

PREFERRED STOCK PURCHASE RIGHTS

  The registered holders of Common Stock have the right (a "Right") to purchase from the Company, for each share of Common Stock owned, one one-hundredth of a share of Class II Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Rights Shares"), of the Company at a price of $125.00 per one one-hundredth of a Preferred Rights Share (the "Rights Purchase Price"), subject to adjustment. Each one one-hundredth of a Preferred Rights Share is entitled to one vote, a dividend equal to the dividend per share paid on the Common Stock, and a liquidation payment equal to the liquidation payment per share paid on the Common Stock. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

  The Rights are not exercisable until the earlier of (i) the close of business on the tenth business day after the first public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person"), or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of

Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by such person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"). Until the Distribution Date, the Rights will be evidenced by the certificates for the Common Stock, will be transferable only by the transfer of the shares of Common Stock associated with such Rights and any transfer of the shares of Common Stock (including a transfer to the Company) will constitute a transfer of the Rights. As described below, after a person or group becomes an Acquiring Person, the Rights may not be redeemed or amended. The Rights will expire on January 5, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are redeemed earlier by the Company, in each case, as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company as a result of the ownership of the Right, including, without limitation, the right to vote or to receive dividends.

  Until the Distribution Date (or earlier redemption or expiration of the Rights), certificates for the Common Stock issued upon the transfer or new issuance of shares of Common Stock will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock will also constitute the transfer of Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the holders of record of shares of Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

  At any time after the Distribution Date, each holder of a Right (other than those described in the next sentence) will thereafter have the right to receive, upon exercise and in lieu of Preferred Rights Shares, shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Rights Purchase Price. All Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be void.

  At any time after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such (a "Shares Acquisition Date"), if (i) the Company is the surviving corporation in a merger with any other company or entity, (ii) the Company is acquired in a merger or other business combination transaction, or (iii) 50% or more of the Company's consolidated assets or earning power are sold, each holder of a Right (other than those whose rights have become void) will thereafter have the right to receive, upon the exercise thereof at the then current Rights Purchase Price and in lieu of Preferred Rights Shares, that number of shares of common stock of the surviving or acquiring company which at the time of such transaction will have a market value of two times the exercise price of such Right.

  At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, without any additional payment, for shares of Common Stock at an exchange ratio equal to one share of Common Stock (or a share of a class or series of the Company's preferred shares having equivalent rights, preferences and privileges) per Right, subject to adjustment.

  With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Rights Purchase Price. No fractional Rights Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Rights Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Rights Preferred Shares on the last trading day prior to the date of exercise.

  At any time prior to the Shares Acquisition Date, the Board of Directors of the Company may redeem all, but not less than all, of the Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Any provisions of the Rights may be amended by the Board of Directors of the Company prior to the Shares Acquisition Date. After the Shares Acquisition Date, the provisions of the Rights Agreement may be amended by the Board of Directors of the Company in order to cure any ambiguity or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

  A copy of the Rights Agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

  The Rights have certain anti-takeover effects. The Rights should not interfere with any merger or business combination approved by the Board of Directors of the Company because the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock. However, by causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, the Rights may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of the Company's stockholders. The Board of Directors has stated that the Rights are not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders.

CERTAIN CERTIFICATE AND BYLAWS PROVISIONS

  The Company's Certificate and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions relate to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) the classification of the Board of Directors into three classes, each class serving for staggered three year terms; (ii) restrictions on the removal of directors; (iii) a requirement that special meetings of stockholders may be called only by the Board of Directors and that stockholder action may be taken only at stockholder meetings and not by written consent; (iv) the authority of the Board to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (v) a requirement that the affirmative vote of greater than 80% of the voting power of shares entitled to vote generally for the election of directors is required to amend provisions of the Certificate relating to (a) the classification of the Board, (b) removal of directors, and
(c) the inability of stockholders to call special meetings and to take action by written consent; (vi) a requirement that the Bylaws may only be amended (other than by the Board of Directors) by the vote of the holders of 66 2/3% of the shares entitled to vote generally for the election of directors; and
(vii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings.

DELAWARE GENERAL CORPORATION LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations, and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (i) the transaction that results in the person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation, that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or
(ii) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with the Company's Board of Directors because the stockholder approval requirement would be avoided if a majority of the Company's directors then in office approve either the business combination or the transaction which results in the person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of October 31, 1997, the Company had 62,924,476 shares of Common Stock outstanding. Of those shares, 62,084,297 are freely tradable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The remaining 840,179 outstanding shares of Common stock were issued and sold in private transactions ("Restricted Shares") and may not be resold unless registered under the Securities Act or sold in accordance with an exemption therefrom, such as Rule 144 thereunder.

  In general, under Rule 144 as currently in effect, a holder of Restricted Shares who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous one year would be entitled to sell in the public market within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice, and the availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the three months immediately preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past two years is entitled to sell such shares under Rule 144(k) without regard to the foregoing limitations.

  The Company has registered under the Securities Act all shares reserved for issuance under the Directors' Plan, the Purchase Plan, the Employee Plan and the 1994 Plan. All shares purchased in the future under such plans will be available for resale in the public market without restriction, except that affiliates must comply with the provisions of Rule 144 other than the holding period requirement.

                                    EXPERTS

  The consolidated financial statements of PLATINUM technology, inc., as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, appearing in this Prospectus and the Registration Statement relating to this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and which is based in part on the reports of Deloitte & Touche LLP and Arthur Andersen LLP, independent auditors. Such consolidated financial statements are included herein in reliance on such reports given on the authority of such firms as experts in auditing and accounting.

  The consolidated statements of operations, stockholders' equity, and cash flows of Trinzic Corporation for the year ended March 31, 1995 (combined with those of PLATINUM technology, inc. for the year ended December 31, 1994 and not presented separately herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997
 (unaudited)..............................................................  F-2
Consolidated Statements of Operations for the six months ended June 30,
 1996 (unaudited) and 1997 (unaudited)....................................  F-3
Consolidated Statements of Cash Flows for the six months ended June 30,
 1996 (unaudited) and 1997 (unaudited)....................................  F-4
Notes to Consolidated Financial Statements (unaudited)....................  F-5
Report of KPMG Peat Marwick LLP...........................................  F-6
Consolidated Balance Sheets as of December 31, 1995 and 1996..............  F-7
Consolidated Statements of Operations for the years ended December 31,
 1994, 1995 and 1996......................................................  F-8
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1994, 1995 and 1996.........................................  F-9
Consolidated Statements of Cash Flows for the years ended December 31,
 1994, 1995 and 1996...................................................... F-10
Notes to Consolidated Financial Statements................................ F-11

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        DECEMBER 31,  JUNE 30,
                        ASSETS                              1996        1997
                        ------                          ------------ -----------
                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................   $ 140,783    $  72,941
  Short-term investment securities....................      42,755       53,155
  Trade accounts receivable, net of allowances of
   $2,503 and $1,674..................................     165,131      144,076
  Installment accounts receivable, net of allowances
   of $395 and $427...................................      13,603        8,079
  Accrued interest and other current assets...........      11,729       22,964
  Refundable income taxes.............................         629          364
                                                         ---------    ---------
    Total current assets..............................     374,630      301,579
                                                         ---------    ---------
Non-current investment securities.....................       2,135        1,944
Property and equipment, net...........................      72,750       71,920
Purchased and developed software, net.................      82,438       92,102
Excess of cost over net assets acquired, net of
 accumulated amortization of $10,610 and $12,665......      37,382       35,511
Non-current installment receivables, net of allowances
 of $816 and $786.....................................      21,665       22,880
Other assets..........................................      27,572       30,655
                                                         ---------    ---------
    Total assets......................................   $ 618,572    $ 556,591
                                                         =========    =========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Current liabilities:
  Acquisition-related payables........................   $   7,872    $   5,997
  Income taxes payable................................       2,420        1,627
  Accounts payable....................................      15,436       21,094
  Accrued commissions and bonuses.....................      10,622        4,595
  Accrued royalties...................................       3,913        6,361
  Accrued restructuring costs.........................         --        29,727
  Other accrued liabilities...........................      29,798       28,239
  Current maturities of long-term obligations.........       3,246        3,732
  Deferred revenue....................................      84,166       77,695
                                                         ---------    ---------
    Total current liabilities.........................     157,473      179,067
                                                         ---------    ---------
Acquisition-related payables..........................       2,502        2,502
Deferred revenue......................................      38,674       54,031
Deferred rent.........................................       8,360        8,470
Long-term obligations, net of current maturities......     115,803      116,409
                                                         ---------    ---------
    Total liabilities.................................     322,812      360,479
                                                         ---------    ---------
Stockholders' equity:
  Class II preferred stock, $.01 par value; authorized
   10,000, none issued and outstanding................         --           --
  Common stock, $.001 par value; authorized 180,000,
   issued and outstanding 60,577 and 61,717...........          61           62
  Paid-in capital.....................................     487,417      500,599
  Accumulated deficit.................................    (208,788)    (312,990)
  Unrealized holding gains on marketable securities...      17,805       11,350
  Foreign currency translation adjustment.............        (735)      (2,909)
                                                         ---------    ---------
    Total stockholders' equity........................     295,760      196,112
                                                         ---------    ---------
    Total liabilities and stockholders' equity........   $ 618,572    $ 556,591
                                                         =========    =========

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                           -------------------
                                                             1996      1997
                                                           --------  ---------
Revenues:
  Software products....................................... $ 92,123  $ 128,937
  Maintenance.............................................   47,664     60,084
  Professional services...................................   56,469     63,040
                                                           --------  ---------
    Total revenues........................................  196,256    252,061
                                                           --------  ---------
Costs and expenses:
  Professional services...................................   54,907     59,030
  Product development and support.........................   71,639     91,385
  Sales and marketing.....................................   80,887    100,137
  General and administrative..............................   17,918     33,742
  Restructuring charges...................................      --      57,319
  Merger costs............................................    5,782      3,706
  Acquired in-process technology..........................    7,005     17,164
                                                           --------  ---------
    Total costs and expenses..............................  238,138    362,483
                                                           --------  ---------
Operating loss............................................  (41,882)  (110,422)
Other income, net.........................................    2,135      7,512
                                                           --------  ---------
Loss before income taxes..................................  (39,747)  (102,910)
Income taxes..............................................   (9,970)     1,292
                                                           --------  ---------
Net loss.................................................. $(29,777) $(104,202)
                                                           ========  =========
Net loss per share........................................ $  (0.53) $   (1.70)
                                                           ========  =========
Shares used in computing per share amounts................   56,483     61,212
                                                           ========  =========

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                           -------------------
                                                             1996      1997
                                                           --------  ---------
Cash flows from operating activities:
  Net loss................................................ $(29,777) $(104,202)
  Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities:
    Depreciation and amortization.........................   16,183     27,067
    Acquired in-process technology........................    7,005     17,164
    Write-off of fixed assets, capitalized software and
     other intangible assets in conjunction with the
     restructuring plan...................................      --      19,687
    Unrealized holding gains on marketable equity
     securities...........................................      --      (5,050)
    Realized net gain on sales of investment securities...      --      (3,596)
    Changes in assets and liabilities, net of
     acquisitions:
      Trade and installment receivables...................  (49,993)   (67,928)
      Deferred income taxes...............................  (10,488)      (351)
      Accrued interest and other current assets...........    2,782    (11,140)
      Accounts payable and accrued liabilities............   (3,294)    23,386
      Deferred revenue....................................    9,334      8,886
      Income taxes payable................................     (780)      (528)
      Other...............................................    2,069     (6,702)
                                                           --------  ---------
        Net cash used in operating activities.............  (56,959)  (103,307)
                                                           --------  ---------
Cash flows from investing activities:
  Purchases of investment securities......................  (17,765)   (19,616)
  Sales of investment securities..........................   20,377      4,598
  Maturities of investment securities.....................    3,919      7,098
  Purchases of property and equipment.....................  (17,648)   (11,464)
  Purchased and developed software........................  (18,213)   (30,667)
  Payments for acquisitions...............................   (8,792)    (8,998)
  Other assets............................................   (2,156)    (2,685)
                                                           --------  ---------
        Net cash used in investing activities.............  (40,278)   (61,734)
                                                           --------  ---------
Cash flows from financing activities:
  Proceeds from the exercise of stock options and Stock
   Purchase Plan..........................................    2,215      6,307
  Proceeds from the sale of receivables...................   41,718     93,800
  Short-term borrowings...................................    1,000        --
  Payments on borrowings..................................   (6,374)    (2,908)
  Other...................................................      200        --
                                                           --------  ---------
        Net cash provided by financing activities.........   38,759     97,199
                                                           --------  ---------
Adjustment to conform fiscal years of pooled businesses...     (140)       --
                                                           --------  ---------
Net decrease in cash and cash equivalents.................  (58,618)   (67,842)
Cash and cash equivalents at the beginning of the period..  115,809    140,783
                                                           --------  ---------
Cash and cash equivalents at the end of the period........ $ 57,191  $  72,941
                                                           ========  =========

          See accompanying notes to consolidated financial statements.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited interim consolidated financial statements of PLATINUM technology, inc. and its subsidiaries (collectively, the "Company") reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature. Because the Company's acquisitions of Australian Technology Resources Pty Limited ("ATR") and I&S Informationstechnik and Services GmbH ("I&S") during the first quarter of 1997 are being treated as poolings of interests for accounting purposes, consolidated financial statements for the periods prior to the acquisitions have been restated to reflect the assets, liabilities and operating results of these companies. All intercompany accounts and transactions have been eliminated.

  These consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1996, included elsewhere herein.

  Certain prior period costs and expenses have been reclassified to conform to the current period presentation.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
PLATINUM technology, inc.:

  We have audited the accompanying consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. In 1994, we did not audit the financial statements of Trinzic Corporation, Locus Computing Corporation, and Softool Corporation, wholly-owned subsidiaries, which statements reflect total revenue constituting 34 percent of the related consolidated total for that year. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, in so far as it relates to the amounts for Trinzic Corporation, Locus Computing Corporation, and Softool Corporation, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PLATINUM technology, inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 28, 1997

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              AS OF DECEMBER
                                                                    31,
                                                             ------------------
                          ASSETS                               1995      1996
                          ------                             --------  --------
Current assets:
  Cash and cash equivalents................................  $115,809  $140,783
  Short-term investment securities.........................     7,802    42,755
  Trade accounts receivable, net of allowances of $2,695
   and $2,503..............................................   125,473   165,131
  Installment accounts receivable, net of allowances of
   $103 and $395...........................................     6,058    13,603
  Accrued interest and other current assets................    10,568    11,729
  Refundable income taxes..................................       355       629
                                                             --------  --------
    Total current assets...................................   266,065   374,630
                                                             --------  --------
Non-current investment securities..........................    13,126     2,135
Property and equipment, net................................    51,420    72,750
Purchased and developed software, net......................    52,271    82,438
Excess of cost over net assets acquired, net of accumulated
 amortization of $6,249 and
 $10,610...................................................    35,526    37,382
Non-current installment receivables, net of allowances of
 $11 and $816..............................................       527    21,665
Other assets...............................................    33,332    27,572
                                                             --------  --------
    Total assets...........................................  $452,267  $618,572
                                                             ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Acquisition-related payables.............................  $ 12,518  $  7,872
  Income taxes payable.....................................     1,068     2,420
  Accounts payable.........................................    16,899    15,436
  Accrued commissions and bonuses..........................     8,598    10,622
  Accrued royalties........................................     1,637     3,913
  Other accrued liabilities................................    31,227    29,798
  Current maturities of long-term obligations..............     7,151     3,246
  Deferred revenue.........................................    58,977    84,166
                                                             --------  --------
    Total current liabilities..............................   138,075   157,473
                                                             --------  --------
Acquisition-related payables...............................     9,756     2,502
Deferred revenue...........................................     3,795    38,674
Deferred rent..............................................     8,795     8,360
Long-term obligations, net of current maturities...........     1,633   115,803
                                                             --------  --------
    Total liabilities......................................   162,054   322,812
                                                             --------  --------
Stockholders' equity:
  Class II preferred stock, $.01 par value; authorized
   10,000, none issued and
   outstanding.............................................       --        --
  Common stock, $.001 par value; authorized 180,000, issued
   and outstanding
   54,598 and 60,577.......................................        55        61
  Paid-in capital..........................................   433,856   487,417
  Notes receivable.........................................      (515)      --
  Accumulated deficit......................................  (143,771) (208,788)
  Unrealized holding gains on marketable securities........       --     17,805
  Foreign currency translation adjustment..................       588      (735)
                                                             --------  --------
    Total stockholders' equity.............................   290,213   295,760
                                                             --------  --------
    Total liabilities and stockholders' equity.............  $452,267  $618,572
                                                             ========  ========

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1994      1995       1996
                                                 --------  ---------  --------
Revenues:
  Software products............................. $113,749  $ 158,597  $243,938
  Maintenance...................................   58,837     76,498   102,364
  Professional services.........................   71,021     91,316   121,763
                                                 --------  ---------  --------
    Total revenues..............................  243,607    326,411   468,065
Costs and expenses:
  Professional services.........................   66,242     92,374   116,133
  Product development and support...............   51,404     94,027   155,277
  Sales and marketing...........................   72,850    113,978   182,597
  General and administrative....................   29,034     34,097    39,224
  Merger costs..................................      --      30,819     5,782
  Acquired in-process technology................   24,594     88,493    48,456
                                                 --------  ---------  --------
    Total costs and expenses....................  244,124    453,788   547,469
                                                 --------  ---------  --------
Operating loss..................................     (517)  (127,377)  (79,404)
Other income, net...............................    2,848      4,130     5,237
                                                 --------  ---------  --------
Income (loss) before income taxes...............    2,331   (123,247)  (74,167)
Income taxes....................................    3,893    (11,680)   (9,245)
                                                 --------  ---------  --------
Net loss........................................ $ (1,562) $(111,567) $(64,922)
                                                 ========  =========  ========
Net loss per share.............................. $  (0.04) $   (2.50) $  (1.14)
                                                 ========  =========  ========
Shares used in computing per share amounts......   41,294     44,671    56,968


          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                       YEARS ENDED DECEMBER 31,
                           ----------------------------------------------------
                                1994               1995              1996
                           ----------------  ----------------  ----------------
                           SHARES   AMOUNT   SHARES  AMOUNT    SHARES  AMOUNT
                           ------  --------  ------ ---------  ------ ---------
Common stock:
 Balance at beginning of
  year...................  34,956  $     35  39,670 $      40  54,598 $      55
 Exercise of stock
  options................   1,186         1     803         1     517         1
 Issuance of common stock
  under Stock Purchase
  Plan...................     --        --      --        --      197       --
 Issuance of common
  stock..................   3,629         4  14,125        14   5,265         5
 Repurchase of common
  stock..................    (100)      --      --        --      --        --
 Adjustment to conform
  fiscal years of pooled
  businesses.............      (1)      --      --        --      --        --
                           ------  --------  ------ ---------  ------ ---------
 Balance at end of year..  39,670  $     40  54,598 $      55  60,577 $      61
                           ======  ========  ====== =========  ====== =========
Paid in capital:
 Balance at beginning of
  year...................          $122,353         $ 191,194         $ 433,856
 Exercise of stock
  options................             5,083             4,754             2,380
 Income tax benefit
  related to stock
  options................               108               --                --
 Issuance of common stock
  under Stock Purchase
  Plan...................               --                --              1,801
 Issuance of common
  stock..................            65,065           237,907            49,515
 Repurchase of common
  stock..................            (1,413)              --                --
 Amortization of shelf
  registration costs.....               --                --               (135)
 Adjustment to conform
  fiscal years of pooled
  businesses.............                (2)                1               --
                                   --------         ---------         ---------
 Balance at end of year..          $191,194         $ 433,856         $ 487,417
                                   ========         =========         =========
Notes receivable:
 Balance at beginning of
  year...................          $   (247)        $    (333)        $    (515)
 Exercise of stock
  options................                (7)              --                --
 Issuance of notes
  receivable.............               (79)             (200)              --
 Repayment of note
  receivable.............               --                 18               --
 Reclassification to non-
  current asset..........               --                --                515
                                   --------         ---------         ---------
 Balance at end of year..          $   (333)        $    (515)        $     --
                                   ========         =========         =========
Accumulated deficit:
 Balance at beginning of
  year...................          $(28,475)        $ (30,958)        $(143,771)
 Net loss................            (1,562)         (111,567)          (64,922)
 Other...................              (296)              (22)              --
 Adjustment for
  immaterial pooled
  business...............               --                --                 45
 Adjustment to conform
  fiscal years of pooled
  businesses.............              (625)           (1,224)             (140)
                                   --------         ---------         ---------
 Balance at end of year..          $(30,958)        $(143,771)        $(208,788)
                                   ========         =========         =========
Unrealized appreciation
 in marketable
 securities:
 Balance at beginning of
  year...................          $    --          $     --          $     --
 Net unrealized holding
  gains, net of income
  taxes..................               --                --             17,805
                                   --------         ---------         ---------
 Balance at end of year..          $    --          $     --          $  17,805
                                   ========         =========         =========
Foreign currency
 translation adjustment:
 Balance at beginning of
  year...................          $   (316)        $     183         $     588
 Translation adjustment..               476               405            (1,323)
 Adjustment to conform
  fiscal years of pooled
  businesses.............                23               --                --
                                   --------         ---------         ---------
 Balance at end of year..               183               588              (735)
                                   --------         ---------         ---------
Total stockholders'
 equity..................          $160,126         $ 290,213         $ 295,760
                                   ========         =========         =========

          See accompanying notes to consolidated financial statements.

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                          YEARS ENDED DECEMBER 31,
                                        ------------------------------  --- ---
                                          1994      1995       1996
                                        --------  ---------  ---------
Cash flows from operating activities:
  Net loss............................. $ (1,562) $(111,567) $ (64,922)
  Adjustments to reconcile net loss to
   net cash provided by (used in)
   operating activities:
    Depreciation and amortization......   13,640     24,140     38,824
    Acquired in-process technology.....   24,594     88,493     48,456
    Unrealized holding gains on
     marketable equity securities......      --         --        (920)
    Realized net gain on sales of
     investment securities.............      --        (332)    (1,032)
    Write-off of capitalized software
     in connection with product
     stabilization and mergers.........      --         942        654
    Noncash compensation...............      186         78        --
    Changes in assets and liabilities,
     net of acquisitions:
      Trade and installment
       receivables.....................  (25,137)   (56,748)  (196,547)
      Deferred income taxes............    1,335    (13,000)   (16,337)
      Accrued interest and other
       current assets..................      496     (3,134)    (1,170)
      Accounts payable and accrued
       liabilities.....................    3,901      6,888     (7,080)
      Deferred revenue.................    9,494     20,325     59,196
      Income taxes refundable
       (payable).......................   (2,234)     2,615        993
      Other............................    6,429     16,073      6,657
                                        --------  ---------  ---------
        Net cash provided by (used in)
         operating activities..........   31,142    (25,227)  (133,228)
                                        --------  ---------  ---------
Cash flows from investing activities:
  Purchases of investment securities...  (25,079)   (61,484)   (18,797)
  Sales of investment securities.......      --      75,519     30,223
  Maturities of investment securities..   18,910     10,753      5,846
  Purchases of property and equipment..  (14,250)   (39,435)   (35,542)
  Purchased and developed software.....  (10,898)   (20,742)   (41,279)
  Payments for acquisitions............  (22,756)  (103,085)   (17,853)
  Other assets.........................    1,549       (482)    (3,749)
                                        --------  ---------  ---------
        Net cash used in investing
         activities....................  (52,524)  (138,956)   (81,151)
                                        --------  ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of common
   stock, net of issuance costs........   66,051    194,420        --
  Proceeds from issuance of convertible
   notes, net of issuance costs........      --         --     110,783
  Repurchase of common stock...........   (1,413)        (2)       --
  Proceeds from exercise of stock
   options and Stock Purchase Plan.....    3,826      4,144      4,182
  Income tax benefit from stock option
   exercises...........................      108        --         --
  Proceeds from the sale of
   receivables.........................      --       2,903    129,328
  Short-term borrowings................    6,921      8,205      1,115
  Payments on borrowings...............   (4,058)    (7,331)    (5,915)
  Other................................   (1,234)      (254)       --
                                        --------  ---------  ---------
        Net cash provided by financing
         activities....................   70,201    202,085    239,493
                                        --------  ---------  ---------
Adjustment to conform fiscal years of
 pooled businesses.....................      276     (2,203)      (140)
                                        --------  ---------  ---------
Net increase in cash and cash
 equivalents...........................   49,095     35,699     24,974
Cash and cash equivalents at beginning
 of year...............................   31,015     80,110    115,809
                                        --------  ---------  ---------
Cash and cash equivalents at end of
 year.................................. $ 80,110  $ 115,809  $ 140,783
                                        ========  =========  =========

          See accompanying notes to consolidated financial statements.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Operations

  PLATINUM technology, inc. and its subsidiaries (collectively, the "Company" or "PLATINUM") develop, market and support software products, and provide related professional services, that help chief information officers ("CIOs") better manage their software infrastructures. The Company's products and services increase the performance and interoperability of computing systems and databases and provide users, primarily in large and data intensive organizations, with more reliable and productive access to and use of critical information. The Company's products typically perform fundamental functions and mission-critical automation, such as maintenance of data integrity, systems security, systems scheduling, project and process management, and end-user specific analysis and reporting. The Company develops software products under four business units: database management, systems management, application lifecycle and data warehouse. The Company markets and supports its products and services principally through its own sales organization, including an international network of wholly-owned subsidiaries.

 Use of Estimates

  In preparing the consolidated financial statements in conformity with generally accepted accounting principles, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Principles of Consolidation

  The consolidated financial statements include the accounts of PLATINUM technology, inc. and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Revenue Recognition

  Revenues from software product sales of perpetual and fixed-term license agreements are recognized upon product delivery and customer acceptance, when all significant contractual obligations have been satisfied and the collection of the resulting receivables are reasonably assured. Software product sales under extended payment terms are discounted to present value. Revenues from maintenance fees implicit in software product sales or separately priced maintenance agreements are recognized on a straight-line basis over the maintenance period.

  Professional services revenues are derived from the Company's consulting services business and educational programs. These revenues are comprised of both time and material contracts and fixed-price contracts. Time and material contract revenues are recognized as services are performed. Fixed-price contract revenues are recognized based on the percentage-of-completion method.

 Cash Equivalents and Investment Securities

  Cash equivalents are comprised of certain highly liquid investments with original maturities of three months or less. Investment securities consist primarily of state and municipal bonds with original maturities generally ranging from two to ten years, corporate bonds with original maturities generally ranging from six months to one year and equity securities. The Company classifies its investment securities as either available-for-sale or trading and reports them at fair value.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. For available-for-sale securities, unrealized holding gains and losses, net of income taxes, are reported as a separate component of stockholders' equity. For trading securities, unrealized holding gains and losses are reflected in pre-tax earnings.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, generally five years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset.

 Purchased and Developed Software

  Software development costs are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing and documentation, are capitalized.

  Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally four years, using the straight-line method. This method generally results in greater amortization expense per year than the method based on the ratio of current year gross product revenue to current and anticipated future gross product revenue. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

 Excess of Cost Over Net Assets Acquired

  Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. Adjustments to the carrying value of excess of cost over net assets acquired are made if the sum of expected future net cash flows from the business acquired is less than book value.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period of enactment.

 Fair Value of Financial Instruments and Long-Lived Assets

  The Company has reviewed the following financial instruments and determined that their fair values approximated their carrying values as of December 31, 1996: cash and cash equivalents; trade and installment receivables; accrued interest and other current assets; refundable income taxes; acquisition-related payables;

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES accounts payable and other accrued liabilities; and long-term obligations, excluding convertible subordinated notes. Investment securities are discussed in note 3, and convertible subordinated notes are discussed in note 11.

  On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," under which the Company has reviewed long-lived assets and certain intangible assets and determined that their carrying values as of December 31, 1996 are recoverable in future periods.

 Earnings Per Share

  Net income per share is based on the weighted average number of shares outstanding and includes the dilutive effect of common stock equivalents using the treasury stock method. Net loss per share is based on the weighted average number of shares outstanding and does not include the effect of unexercised common stock equivalents.

 Foreign Currency Translation and Transactions

  The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

 Stock-Based Compensation

  On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize the compensation expense associated with the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income and earnings per share disclosures as if the fair value method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123.

 Supplemental Cash Flow Disclosure

  Income tax refunds received by the Company amounted to $72,000, $933,000 and $307,000 in 1994, 1995 and 1996, respectively. Cash paid for income taxes in 1994, 1995 and 1996 was $4,248,000, $987,000 and $2,179,000, respectively.
Cash paid for interest in 1994, 1995 and 1996 was $377,000, $824,000 and,
$787,000, respectively.

 Reclassifications

  Certain prior year balance sheet items have been reclassified to conform to the 1996 presentation. In addition, certain prior years' costs and expenses have been reclassified to conform to the 1996 presentation.

2. ACQUISITIONS

  On June 15, 1995, the Company acquired all of the outstanding capital stock of Software Interfaces, Inc. ("SII"), a leading provider of data access, reporting and data conversion utilities for relational and non-relational database management systems, in exchange for 1,085,450 shares of the Company's Common Stock, $.001 par

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES value (the "Common Stock"), which had a market value, based upon the trading price of the Common Stock on the Nasdaq National Market ("Market Value"), of approximately $20,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 14,377 shares of Common Stock.

  On August 9, 1995, the Company acquired all of the outstanding capital stock and warrants of Answer Systems, Inc. ("Answer"), a pioneer in client/server help desk solutions, in exchange for 1,567,946 shares of Common Stock, which had a Market Value of approximately $38,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 42,176 shares of Common Stock.

  On August 16, 1995, the Company acquired all of the outstanding capital stock of Locus Computing Corporation ("Locus"), a leading provider of consulting services for information technology users and suppliers, in exchange for 1,452,445 shares of Common Stock, which had a Market Value of approximately $33,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 231,905 shares of Common Stock.

  On August 23, 1995, the Company acquired all of the outstanding capital stock of Altai, Inc. ("Altai"), a vendor of integrated automated operations software for open computing, in exchange for 1,098,295 shares of Common Stock, which had a Market Value of approximately $23,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 52,696 shares of Common Stock.

  On August 25, 1995, the Company acquired all of the outstanding capital stock of Trinzic Corporation ("Trinzic"), a major provider of data warehousing and open systems tools and services, in exchange for 6,654,484 shares of Common Stock, which had a Market Value of approximately $150,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 620,948 shares of Common Stock.

  On November 17, 1995, the Company acquired all of the outstanding capital stock of Softool Corporation ("Softool"), a leading provider of software change and configuration management technology, in exchange for 1,452,708 shares of Common Stock, which had a Market Value of approximately $25,000,000 at the time of the acquisition.

  On February 8, 1996, the Company acquired all of the outstanding capital stock of Prodea Software Corporation ("Prodea"), a leading provider of data warehousing and business intelligence tools, in exchange for 2,126,913 shares of Common Stock, which had a Market Value of approximately $36,000,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 212,427 shares of Common Stock.

  On March 26, 1996, the Company acquired all of the outstanding capital stock of Paradigm Systems Corporation ("Paradigm"), a leading provider of information technology consulting services, in exchange for 762,503 shares of Common Stock, which had a Market Value of approximately $12,800,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 87,912 shares of Common Stock.

  On March 29, 1996, the Company acquired all of the outstanding capital stock of Axis Systems International, Inc. ("Axis"), a leading provider of information technology consulting services, in exchange for 319,926 shares of Common Stock, which had a Market Value of approximately $6,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 59,986 shares of Common Stock.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  On January 31, 1997, the Company acquired all of the outstanding capital stock of Australian Technology Resources Pty Limited ("ATR"), a leading provider of information technology consulting services, in exchange for 313,784 shares of Common Stock, which had a Market Value of approximately $5,000,000 at the time of the acquisition.

  On February 28, 1997, the Company acquired all of the outstanding capital stock of I&S Informationstechnik and Services GmbH ("I&S"), a leading provider of information technology consulting services, in exchange for 1,089,867 shares of Common Stock, which had a Market Value of approximately $17,200,000 at the time of the acquisition.

  Each of the aforementioned transactions was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if the combining companies had been combined for all periods presented. Merger costs relating to the acquisitions consummated in 1995 and 1996 amounted to $30,819,000 and $5,782,000, respectively, of which $1,942,000 and $353,000, respectively, were included in other accrued liabilities at December 31, 1995 and 1996. These costs included investment banking and other professional fees, write downs of certain assets, employee severance payments, costs of closing excess office facilities and various other expenses.

  The following information reconciles total revenues and net income (loss) of PLATINUM technology, inc. as previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 with the amounts presented in the accompanying consolidated statements of operations for the years ended December 31, 1994, 1995 and 1996.

                           1994                1995                 1996
                    ------------------- -------------------  -------------------
                             NET INCOME          NET INCOME           NET INCOME
                    REVENUES   (LOSS)   REVENUES   (LOSS)    REVENUES   (LOSS)
                    -------- ---------- -------- ----------  -------- ----------
                                          (IN THOUSANDS)
      PLATINUM(1).. $225,439  $(2,644)  $304,676 $(111,933)  $439,190  $(67,962)
      ATR..........   10,634    1,016      9,492       301      9,132       142
      I&S..........    7,534       66     12,243        65     19,743     2,898
                    --------  -------   -------- ---------   --------  --------
          Total.... $243,607  $(1,562)  $326,411 $(111,567)  $468,065  $(64,922)
                    ========  =======   ======== =========   ========  ========

--------
(1) Represents the historical results of PLATINUM technology, inc. without considering the effect of the poolings of interests consummated during 1997. All merger costs and acquired in-process technology charges are reflected in the historical results of PLATINUM.

  The following information sets forth the 1996 results of Prodea, Paradigm, Axis, ATR and I&S during the periods preceding their acquisition. The 1996 results presented for Prodea represent the one month ended January 31, 1996. The 1996 results for Paradigm and Axis are for the three months ended March 31, 1996. The 1996 ATR and I&S results are for the year ended December 31, 1996.

                                                                      NET INCOME
                                                             REVENUES   (LOSS)
                                                             -------- ----------
                                                               (IN THOUSANDS)
      Prodea................................................ $    40    $ (264)
      Paradigm..............................................   3,837       261
      Axis..................................................   1,844       112
      ATR...................................................   9,132       142
      I&S...................................................  19,743     2,898

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of Trinzic's operating results for the quarter ended March 31, 1995, which are also included in the year ended December 31, 1994 statement of operations due to differences in reporting periods relative to PLATINUM. The revenues and net income of Trinzic included more than once were $12,553,000 and $215,000, respectively.

  The consolidated statement of operations for the year ended December 31, 1995 reflects the impact of certain operating results included more than once, due to the differences in reporting periods of Altai and Locus relative to that of PLATINUM. The revenues and net income of Altai included more than once were $2,514,000 and $441,100, respectively. The revenue and net income of Locus included more than once were $3,197,000 and $568,000, respectively.

  The consolidated statement of operations for the year ended December 31, 1994 reflects the impact of certain operating results also included in the year ended December 31, 1993 statement of operations due to the differences in reporting periods of certain companies relative to that of PLATINUM. The following summarizes each company, the period included more than once, and revenues and net income included in the statements of operations for both the years ended December 31, 1994 and 1993:

                                                    SIX MONTHS             NET
                                                       ENDED     REVENUES INCOME
                                                   ------------- -------- ------
                                                          (IN THOUSANDS)
      Altai......................................  July 31, 1994 $ 7,143   $267
      Answer.....................................  June 30, 1994   3,126    257
      SII........................................  June 30, 1994   1,517    101
                                                                 -------   ----
          Total..................................                $11,786   $625
                                                                 =======   ====

  During 1996, the Company consummated an immaterial acquisition accounted for as a pooling of interests. The Company did not restate the consolidated financial statements to reflect the results of this entity for the periods preceding the acquisition. As a result, the retained earnings of this entity were recorded as of the acquisition date, causing a $45,000 adjustment to the Company's accumulated deficit in 1996. This adjustment is reflected in the consolidated statement of stockholders' equity.

  The Company has also made a number of acquisitions that have been accounted for under the purchase method. Accordingly, purchase prices have been allocated to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Amounts allocated to acquired in-process technology have been expensed at the time of acquisition. Excess of cost over net assets acquired is amortized on a straight-line basis over the expected period to be benefited, generally seven to ten years. The consolidated statements of operations reflect the results of operations of the purchased companies since the effective dates of the acquisitions.

  To determine the fair market value of the acquired in-process technology, the Company considered the three traditional approaches of value: the cost approach, the market approach and the income approach. The Company relied primarily on the income approach, whereupon fair market value is a function of the future revenues expected to be generated by an asset, net of all allocable expenses and charges for the use of contributory assets. The future net revenue stream is discounted to present value based upon the specific level of risk associated with achieving the forecasted asset earnings. The income approach focuses on the income producing capability of the acquired assets and best represents the present value of the future economic benefits expected to be derived from these assets.

  The Company determined that the acquired in-process technologies had not reached technological feasibility based on the status of design and development activities which required further refinement and testing. The

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES development activities required to complete the acquired in-process technologies included additional coding, cross-platform porting and validation, quality assurance procedures and customer beta testing.

  The acquired technologies represent unique and emerging technologies, the application of which is limited to the Company's software infrastructure strategy. Accordingly, these acquired technologies have no alternative future use.

  Effective August 1994, the Company acquired all of the outstanding capital stock of Dimeric Development, Inc. ("Dimeric"), a developer of database tools, for approximately $7,600,000.

  Effective September 1994, the Company acquired the net assets of Aston Brooke Corporation ("Aston Brooke"), a developer of performance management tools, for approximately $6,500,000.

  Effective December 1994, the Company acquired the net assets of AutoSystems Corporation ("AutoSystems"), a leading provider of job management tools for commercial UNIX workstations and open systems, for approximately $10,000,000.

  During 1994, the Company also acquired certain software technologies with an aggregate purchase price of approximately $1,900,000.

  The Company also terminated its agreements with three of its former European affiliates and established wholly-owned subsidiaries for these operations during 1994. Prior to their termination, these affiliates were independent organizations that contracted with the Company to support and promote the Company's software products and educational services. The aggregate amount paid in these transactions was approximately $10,000,000.

  Effective March 1995, the Company acquired all of the outstanding capital stock of SQL Software Corporation ("SQL"), a provider of Windows-based development tools for managing multiple relational databases, for approximately $2,000,000; the assets of Viatech Development, Inc. ("Viatech"), a provider of electronic distribution tools, for approximately $5,300,000; and the assets of BrownStone Solutions, Inc. ("BrownStone"), a vendor of repository technology, for approximately $6,300,000. Also effective March 1995, the Company acquired all of the outstanding capital stock of RELTECH Group, Inc. ("Reltech"), a vendor of repository technology, for approximately $9,800,000 in cash plus 318,453 shares of Common Stock, which had a Market Value of approximately $7,500,000 at the time of the acquisition.

  Effective July 1995, the Company acquired all of the outstanding capital stock of Advanced Software Concepts, Inc. ("ASC"), a leading provider of distributed storage network management solutions for heterogeneous environments, for approximately $7,000,000.

  Effective November 1995, the Company acquired substantially all of the assets of ProtoSoft, Inc. ("ProtoSoft"), a pioneer in portable, object-oriented analysis and design software for building enterprise-wide applications and the developer of Paradigm Plus, for approximately $30,000,000 in cash plus 582,121 shares of Common Stock, which had a Market Value of approximately $10,000,000 at the time of the acquisition.

  Effective December 1995, the Company purchased all of the outstanding capital stock of AIB Software Corporation ("AIB"), a leader in multi-platform application development and testing tools, for approximately $2,200,000 in cash plus 478,045 shares of Common Stock, which had a Market Value of approximately $9,000,000 at the time of the acquisition; Protellicess Software, Inc. ("Protellicess"), a leader in enterprise project and process management software, in exchange for 822,077 shares of Common Stock, which had a Market Value of approximately $15,000,000 at the time of the acquisition; and BMS Computer, Inc. ("BMS"),

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES a leader in integrated chargeback systems that provide job accounting, chargeback, cost analysis and resource reporting for heterogeneous environments, for approximately $6,900,000. In conjunction with the acquisitions of AIB and Protellicess, the Company assumed stock options which converted into options to purchase 116,144 and 128,320 shares of Common Stock, respectively.

  During 1995, the Company also acquired certain software technologies with an aggregate purchase price of approximately $10,227,000.

  Internationally, during 1995, the Company acquired Echo-Soft Technologies Sarl, a software sales and consulting firm located in France, Krystal Software SA, an international affiliate of the Company in France, and Sequel UK Ltd., an international affiliate of the Company in the United Kingdom. The Company also terminated its agreements with four other international affiliates and established wholly-owned subsidiaries for these operations. The aggregate price for these transactions was approximately $11,563,000.

  Effective January 1996, the Company acquired all of the outstanding capital stock of Advanced Systems Technologies, Inc. ("AST"), a leading developer of performance management tools, in exchange for approximately $445,000 in cash plus 344,640 shares of Common Stock, which had a Market Value of approximately $5,800,000 at the time of the acquisition.

  Effective July 1996, the Company acquired all of the outstanding capital stock of Software Alternatives, Inc. (d/b/a System Software Alternatives) ("Software Alternatives"), a leading provider of production scheduling software, for approximately $1,900,000. Also effective July 1996, the Company acquired all of the outstanding capital stock of Grateful Data, Inc. (d/b/a TransCentury Data Systems) ("Grateful Data"), a Year 2000 solution provider, for $100,000 in cash plus 333,333 shares of Common Stock, which had a Market Value of approximately $4,000,000 at the time of the acquisition.

  Effective December 1996, the Company acquired all of the outstanding capital stock of VREAM, Inc. ("VREAM"), a leading provider of virtual reality software for the World Wide Web and other interactive environments, in exchange for 760,383 shares of Common Stock, which had a Market Value of approximately $10,300,000 at the time of the acquisition. In addition, the Company assumed stock options which converted into options to purchase 70,257 shares of Common Stock.

  During 1996, the Company also acquired certain software technologies for an aggregate purchase price of approximately $3,513,000.

  Internationally, effective December 1996, the Company acquired substantially all of the assets of the Access Manager business unit of the High Performance Systems division of International Computers Limited ("Access Manager"), a leading provider of single-sign-on security computer software for enterprise computing technology, in exchange for 2,286,222 shares of Common Stock, which had a Market Value of approximately $30,000,000 at the time of the acquisition.

  In conjunction with 1996 acquisitions accounted for as purchases, the Company assumed liabilities of approximately $7,300,000. These liabilities were primarily composed of costs for involuntary termination of employees, legal expenses and other professional services expenses. The plan of termination includes severance and related costs of employees of the acquired companies and is planned to be completed in 1997. Any significant adjustments to amounts provided for under the plan will be treated as adjustments to excess of cost over net assets acquired.

  The following unaudited pro forma summary presents the Company's results of operations as if the acquisitions accounted for as purchases had occurred at the beginning of each period. This summary is provided

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES for informational purposes only. It does not necessarily reflect the actual results that would have occurred had the acquisitions been made as of those dates or of results that may occur in the future.

                                                      1995       1996
                                                    ---------  --------
                                                      (IN THOUSANDS,
                                                     EXCEPT PER SHARE
                                                          DATA)
      Revenues..................................... $ 354,992  $472,782
      Net loss.....................................  (113,415)  (72,076)
      Net loss per share...........................     (2.54)    (1.27)

  The Company estimates aggregate payments for acquisition-related payables, in connection with the acquisitions described above, to be $7,872,000, $1,892,000 and $610,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

  The Company may be required to make payments in future years to various former owners of acquired businesses based upon the attainment of certain operating results by such businesses. The amounts of these payments cannot be estimated. These additional payments will be charged to compensation expense or recorded as an adjustment to the respective purchase price in the periods in which such payments are made.

3. INVESTMENT SECURITIES

  At December 31, 1996, the Company classified its marketable debt and equity securities as either available-for-sale or trading. Available-for-sale securities represent those securities that do not meet the classification of held-to-maturity and are not actively traded. For investment securities classified as available-for-sale, net unrealized holding gains of approximately $29,936,000, reduced by income taxes of approximately $12,131,000, are recorded as a separate component of stockholders' equity. For trading securities, unrealized holding gains of approximately $920,000 are reflected in pre-tax earnings for the year ended December 31, 1996.

  At December 31, 1995, all marketable securities were classified as available-for-sale and were carried at amortized cost, which approximated the fair market value.

  During 1996, certain cost-basis equity investments became marketable equity securities and were reclassified as either available-for-sale or trading. The Company owns equity interests in certain technology companies which executed initial public offerings during 1996. As a result, the Company reclassified these investments based upon future trading intentions. The cost and unrealized gain, net of income taxes, on the investment transferred to the available-for-sale classification were approximately $8,383,000 and $17,800,000, respectively. The cost and unrealized gain on the investment transferred to the trading classification were approximately $1,125,000 and $920,000, respectively.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investments at December 31, 1995 were as follows:

                                                     1995
                                         ----------------------------
                                             GROSS         GROSS
                               AMORTIZED  UNREALIZED     UNREALIZED
                                 COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                               --------- ------------- -------------- ----------
                                                (IN THOUSANDS)
      Current:
        Available-for-sale:
          U.S. Government
           bonds..............  $ 2,015      $--            $ (4)      $ 2,011
          State and municipal
           bonds..............    5,276         6            (16)        5,266
          Other...............      511       --             --            511
                                -------      ----           ----       -------
                                $ 7,802      $  6           $(20)      $ 7,788
                                =======      ====           ====       =======
      Non-current:
        Available-for-sale:
          U.S. Government
           bonds..............  $   116      $--            $--        $   116
          State and municipal
           bonds..............    7,110        65            (22)        7,153
          Other...............    5,900        21            --          5,921
                                -------      ----           ----       -------
                                $13,126      $ 86           $(22)      $13,190
                                =======      ====           ====       =======

  The amortized cost, gross unrealized holding gains, gross unrealized holding losses and aggregate fair value of investment securities at December 31, 1996 were as follows:

                                                     1996
                                         ----------------------------
                                             GROSS         GROSS
                               AMORTIZED  UNREALIZED     UNREALIZED
                                 COST    HOLDING GAINS HOLDING LOSSES FAIR VALUE
                               --------- ------------- -------------- ----------
                                                (IN THOUSANDS)
      Current:
        Available-for-sale:
          State and municipal
           bonds.............. $    402     $     1         $--        $   403
          Corporate bonds.....    2,002         --            (1)        2,001
          Marketable equity
           securities.........    8,383      29,923          --         38,306
                               --------     -------         ----       -------
                                 10,787      29,924           (1)       40,710
                               --------     -------         ----       -------
        Trading securities:
          Marketable equity
           securities.........    1,125         920          --          2,045
                               --------     -------         ----       -------
                               $ 11,912     $30,844         $ (1)      $42,755
                               ========     =======         ====       =======
      Non-current:
        Available-for-sale:
          State and municipal
           bonds.............. $  2,122     $    51         $(38)      $ 2,135
                               ========     =======         ====       =======

  The contractual maturities of debt securities at December 31, 1996 were as follows:

                                                                    FAIR VALUE
                                                                  --------------
                                                                  (IN THOUSANDS)
      Due within one year........................................    $ 2,404
      Due after one year through five years......................      1,466
      Due after five years.......................................        669
                                                                     -------
                                                                     $ 4,539
                                                                     =======

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  Under the specific identification method, the gross realized gains and gross realized losses on the sale of available-for-sale securities were approximately $467,000 and $(135,000), respectively, for the year ended December 31, 1995 and $1,032,000 and $0, respectively, for the year ended December 31, 1996.

4. PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
      Furniture and fixtures................................... $20,072 $26,568
      Computers and software...................................  38,891  62,338
      Transportation...........................................   8,132   8,117
      Leasehold improvements...................................  13,908  20,780
                                                                ------- -------
                                                                 81,003 117,803
      Less accumulated depreciation and amortization...........  29,583  45,053
                                                                ------- -------
                                                                $51,420 $72,750
                                                                ======= =======

5. PURCHASED AND DEVELOPED SOFTWARE

  Purchased and developed software consists of the following:

                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
      Purchased software....................................... $24,812 $34,618
      Software development costs...............................  51,499  89,400
                                                                ------- -------
                                                                 76,311 124,018
      Less accumulated amortization............................  24,040  41,580
                                                                ------- -------
                                                                $52,271 $82,438
                                                                ======= =======

  During the years ended December 31, 1994, 1995 and 1996, $10,898,000, $19,867,000 and $38,555,000, respectively, of software development costs were capitalized. The Company recognized amortization expense applicable to internally developed capitalized software of $4,911,000, $6,276,000 and $11,309,000 during 1994, 1995 and 1996, respectively. The Company recognized amortization expense applicable to purchased software of $868,000, $3,084,000, and $6,237,000, during 1994, 1995 and 1996, respectively. During 1995, the Company wrote-off $942,000 of capitalized software costs related to certain Trinzic product technologies. During 1996, the Company wrote-off $654,000 of capitalized software costs related to certain AIB, SII and other product technologies.

  The increase in purchased software costs in 1996 as compared to 1995 is primarily attributable to the Company's acquisitions and purchases of certain product technologies.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

6. INSTALLMENT ACCOUNTS RECEIVABLE

  Installment accounts receivable consist of the following:

                                                                 1995    1996
                                                                ------  -------
                                                                (IN THOUSANDS)
      Current installment receivables.......................... $8,682  $19,763
      Allowance for uncollectible amounts......................   (103)    (395)
      Unamortized discount and maintenance fees................ (2,521)  (5,765)
                                                                ------  -------
                                                                $6,058  $13,603
                                                                ======  =======
      Non-current installment receivables...................... $1,777  $40,827
      Allowance for uncollectible amounts......................    (11)    (816)
      Unamortized discount and maintenance fees................ (1,239) (18,346)
                                                                ------  -------
                                                                $  527  $21,665
                                                                ======  =======

  The Company offers long-term license agreements, bundling perpetual license, upgrade and maintenance fees, with financing terms typically ranging from three to five years. The resulting installment receivables are recorded net of unamortized discounts and deferred maintenance fees.

  The Company sells a significant portion of its installment receivables to third parties. When these receivables are sold, the Company reduces the gross installment receivable balance. Additionally, the Company reclassifies the deferred maintenance to an obligation, which was previously reflected as a reduction of the related installment receivable balance. The deferred maintenance is recognized ratably into income over the term of the maintenance agreement.

  Proceeds from the sale of installment receivables for 1995 and 1996 were approximately $2,903,000 and $129,328,000, respectively. A portion of the receivables were sold with recourse in 1995 and 1996. As of December 31, 1996, the Company's maximum exposure under recourse provisions was approximately $26,100,000. The Company assessed the exposure related to these recourse provisions and determined the potential liability to be minimal. The fair market value of the recourse obligation at December 31, 1996 was not determinable.

7. EMPLOYEE BENEFIT PLANS

  The Company has various defined contribution retirement plans (401(k) and profit sharing) for qualified employees. Employer contributions made under the plans totaled $241,000, $406,000 and $1,071,000, in 1994, 1995 and 1996,
respectively.

8. LINES OF CREDIT

  At December 31, 1996, the Company had unsecured bank lines of credit for $26,015,000, under which borrowings generally bear interest ranging from LIBOR plus 1% to the bank's prime rate. These lines of credit are subject to limitations based upon certain financial covenants. At December 31, 1996, there were no borrowings outstanding under these lines of credit.

  At December 31, 1996, the Company had aggregate letters of credit outstanding for approximately $1,300,000, with expiration dates ranging from March 1997 to March 1998. These letters of credit reduce the available line of credit balance.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

9. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

  As of December 31, 1996, the Company had six stock option plans, which are described below, as well as several plans that have been assumed pursuant to acquisitions. The Company applies APB Opinion No. 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its employee stock purchase plan (the "Stock Purchase Plan"). Had compensation cost for the Company's stock option plans and the Stock Purchase Plan been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below:

                                                              1995       1996
                                                            ---------  --------
                                                              (IN THOUSANDS,
                                                             EXCEPT PER SHARE
                                                                  DATA)
      Net loss:
        As reported........................................ $(111,567) $(64,922)
        Pro forma..........................................  (115,022)  (71,022)
      Net loss per share:
        As reported........................................ $   (2.50) $  (1.14)
        Pro forma..........................................     (2.57)    (1.25)

  Under SFAS No. 123, the pro forma compensation expense related to the Company's stock option and Stock Purchase Plan, before effects for income taxes, was approximately $5,809,000 and $10,200,000 in 1995 and 1996, respectively.

  Excluding stock option plans assumed pursuant to acquisitions, the Company has six stock option plans ("Company Plans"). The 1995 Employee Incentive Plan, 1994 Stock Incentive Plan, 1991 Option Plan and 1989 Option Plan provide for the granting of options to employees and non-employee directors for up to an aggregate of 12,560,000 shares. Under the Chief Executive Option Plan, the Company has authority to grant options for up to 1,600,000 shares to its Chief Executive Officer and President. Under the Directors' Option Plan, the Company may grant options for up to 500,000 shares to non-employee directors.

  In general, the options granted under the Company Plans during 1995 and 1996, excluding the Directors' Option Plan, have similar provisions. Under these plans, the Company has granted both non-qualified and incentive stock options. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant, have a legal life of ten years, and typically vest in equal annual installments over a four-year period beginning one year from the date of grant. Certain options granted prior to 1995 have a legal life of fifteen years. The specific provisions of any grant are determined by the Compensation Committee of the Board of Directors or another designated committee.

  Under the Directors' Option Plan, only non-qualified options have been granted. These options have an exercise price equal to the closing market price of the Company's stock on the date of grant and have a legal life of ten years. The options granted in 1995 under this plan vested immediately, while those granted in 1996 vest annually over a three-year period beginning one year from the date of grant.

  As discussed in note 2, the Company has assumed various option grants related to certain acquisitions in 1995 and 1996. The assumption of these option grants resulted in the deemed issuance by the Company of options for 1,206,566 and 430,582 shares in 1995 and 1996, respectively. The options assumed reflect outstanding options at the time of acquisition. The provisions of the assumed options are generally the same as those provided for in the original option agreements.

  In 1996, the Company began offering the Stock Purchase Plan to its employees who work more than 20 hours per week. Under this plan, the Company is authorized to issue up to 5,000,000 shares of Common Stock. Under terms of the Stock Purchase Plan and current policies of the administrative committee, employees may

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES elect to withhold 1 to 20 percent of their cash compensation through regular payroll deductions to purchase Common Stock each year. The purchase price of the stock is 85 percent of the lower of the price at the grant date, which is the beginning of the plan year (March 1st) or the exercise date, which is the end of each plan quarter (February 28, May 31, August 31 and November 30). As of December 31, 1996, approximately 41% of eligible employees had participated in the Stock Purchase Plan since inception. Under the Stock Purchase Plan, the Company sold 197,165 shares to employees in 1996.

  The fair value of the stock option grants is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock option grants in 1995 and 1996, respectively: option price, which equals the fair market value at date of grant, of $18.97 and $12.39; expected dividend yields of 0% for both years; expected volatility of 55% for both years; risk-free interest rates of 6.12% and 6.37%; and expected life of
4.5 years for both years. The fair value of the employees' purchase rights pursuant to the Stock Purchase Plan are estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for purchase rights granted in 1996: fair market value of $10.75; option price of $9.14; expected dividend yield of 0%; expected volatility of 51%; risk-free interest rate of 5.42%; and expected life of three months.

  Stock option plan activity during the years ended December 31, 1994, 1995 and 1996 was as follows:

                                    1994                       1995                      1996
                          -------------------------- ------------------------- -------------------------
                                         WEIGHTED                  WEIGHTED                  WEIGHTED
                                         AVERAGE                   AVERAGE                   AVERAGE
     FIXED OPTIONS          SHARES    EXERCISE PRICE  SHARES    EXERCISE PRICE  SHARES    EXERCISE PRICE
     -------------        ----------  -------------- ---------  -------------- ---------  --------------
Outstanding at beginning
 of year................   6,165,392      $ 7.55     6,853,673      $ 9.45     8,026,949      $12.09
Granted.................   2,055,334       12.83     2,493,753       18.97     2,606,687       12.39
Exercised...............  (1,084,377)       4.21      (742,482)       6.29      (516,874)       4.60
Canceled................    (282,676)      12.59      (577,995)       7.60      (265,407)      14.61
                          ----------                 ---------                 ---------
Outstanding at end of
 year...................   6,853,673        9.45     8,026,949       12.09     9,851,355       12.41
                          ==========                 =========                 =========
Options exercisable at
 year-end...............   3,719,479                 3,915,068                 4,777,941
                          ==========                 =========                 =========
Weighted-average fair
 value of options
 granted during the
 year...................                             $    9.76                 $    6.41

  The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                            OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                 ----------------------------------------- ------------------------
      RANGE OF              WEIGHTED-AVG.
      EXERCISE   NUMBER OF    REMAINING     WEIGHTED-AVG.  NUMBER OF WEIGHTED-AVG.
       PRICES     SHARES   CONTRACTUAL LIFE EXERCISE PRICE  SHARES   EXERCISE PRICE
      --------   --------- ---------------- -------------- --------- --------------
      $.0025-
         9.75    1,689,672       5.71yrs.       $ 3.10     1,516,126     $ 3.04
       10.13-
        12.00    1,875,341       9.78            10.57       954,951      10.40
       12.38-
        14.00    2,597,393       9.39            12.68       951,890      12.83
       14.13-
        18.19    1,708,715      10.48            15.25       735,913      15.29
      $18.25-
        57.30    1,980,234       8.56            19.28       619,061      19.58
                 ---------                                 ---------
                 9,851,355       8.86            12.41     4,777,941      10.49
                 =========                                 =========

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

10. INCOME TAXES

  Income tax expense (benefit) for the years ended December 31, 1994, 1995 and 1996 consisted of the following:

                                                        1994    1995     1996
                                                       ------ --------  -------
                                                           (IN THOUSANDS)
      Current:
        Federal....................................... $1,084 $    315  $   --
        State.........................................    190      133      175
        Foreign.......................................  1,256      740    2,035
      Deferred:
        Federal.......................................    985   (7,899)  (7,838)
        State.........................................    378   (4,969)  (3,617)
                                                       ------ --------  -------
                                                       $3,893 $(11,680) $(9,245)
                                                       ====== ========  =======

  The reconciliation of income taxes computed using the Federal statutory rate of 35% to the income tax provision is as follows:

                                                    1994      1995      1996
                                                   -------  --------  --------
                                                        (IN THOUSANDS)
      Income tax computed at statutory rate....... $   816  $(43,137) $(25,959)
      State income tax, net of Federal tax
       benefit....................................     568    (4,836)   (3,442)
      Research and experimentation credits........      (1)   (1,213)   (1,491)
      Foreign tax credit..........................     (60)     (239)      (59)
      Foreign taxes...............................   1,423       240       751
      Foreign sales corporation...................    (401)     (294)   (1,036)
      Municipal interest..........................    (431)     (554)     (289)
      Utilization of net operating losses.........    (302)      --        --
      Stock acquisitions..........................   2,626    11,450     6,281
      Change in valuation allowance...............  (2,293)   22,856    12,608
      Nondeductible merger costs..................     --      4,625     1,440
      Other.......................................   1,948      (578)    1,951
                                                   -------  --------  --------
      Effective tax............................... $ 3,893  $(11,680) $ (9,245)
                                                   =======  ========  ========

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

  The tax effects of temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 1995 and 1996 were as follows:

                                                          1995      1996
                                                        --------  --------
                                                         (IN THOUSANDS)
      Deferred tax assets:
        Deferred revenue............................... $  5,804  $  1,152
        Allowance for doubtful accounts................      964       749
        Net operating loss carryforwards...............   53,685    95,190
        Foreign net operating losses...................    3,006       --
        General business, AMT and state tax credits....    6,365     9,544
        Foreign tax credits............................    1,270     1,138
        Accrued expenses and reserves..................      856       157
        Rent abatement.................................    2,143     1,957
        Other..........................................    1,197     5,128
                                                        --------  --------
          Total gross deferred tax assets..............   75,290   115,015
      Less valuation allowance.........................  (47,328)  (59,936)
                                                        --------  --------
          Net deferred tax assets......................   27,962    55,079
                                                        --------  --------
      Deferred tax liabilities:........................
        Capitalized software, net......................   12,566    23,908
        Installment sales..............................    1,175       826
        Acquired technology............................    2,952     3,124
        Unrealized gain on marketable equity
         securities....................................      --     12,499
        Other..........................................      766       --
                                                        --------  --------
          Total gross deferred tax liabilities.........   17,459    40,357
                                                        --------  --------
          Net deferred tax asset....................... $ 10,503  $ 14,722
                                                        ========  ========

  The net change in the total valuation allowance during 1994, 1995 and 1996 was a decrease of $2,293,000, an increase of $22,856,000 and an increase of $12,608,000, respectively. The Company has reduced the deferred tax assets by a valuation allowance to reflect the estimated amount of deferred tax assets which will, more likely than not, be realized. The net deferred tax asset at December 31, 1996 reflects management's estimate of the amount which will be realized as a result of future profitability. The amount of the deferred tax asset considered realizable could be reduced if estimates of future taxable income are reduced.

  The exercise of certain stock options results in state and Federal income tax benefits to the Company. The benefit is equal to the difference between the market price at the date of exercise and the option price at the applicable tax rate. The current tax benefit does not flow through the statement of operations, but is credited directly to paid-in capital. As a result of stock option exercises during 1994, 1995 and 1996, $108,000, $0 and $0, respectively, were credited to paid-in capital.

  At December 31, 1996, the Company had approximately $234,891,000 of net operating loss carryforwards and $10,682,000 of tax credit carryforwards, which are available to reduce future Federal income taxes, if any, through the year 2011. The Company's ability to utilize the net operating loss carryforwards and available tax credits may be limited due to changes in ownership as a result of business combinations.

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

11. CONVERTIBLE SUBORDINATED NOTES

  As of December 31, 1996, the Company had $115,000,000 in convertible subordinated notes (the "Notes") outstanding, bearing interest at 6.75% annually. The Notes mature on November 15, 2001. Interest is payable semi-annually on May 15 and November 15, commencing May 15, 1997. The holders of the Notes have the option to convert them into shares of Common Stock, at any time prior to maturity, at a conversion price of $13.95 per share. The Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve-month period commencing November 15, 1999 at 102.7% of their principal amount and during the twelve-month period commencing November 15, 2000 at 101.35% of their principal amount.

  The Company estimated the fair value of the Notes as of December 31, 1996 at approximately $140,013,000, based upon their trading price on the Nasdaq SmallCap Market on that date.

12. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases office space, computer and telecommunications equipment under long-term lease agreements expiring through the year 2007. Total future minimum lease payments under noncancelable leases are as follows:

                                            AMOUNT
                                        --------------
                                        (IN THOUSANDS)
             1997......................    $ 34,612
             1998......................      30,123
             1999......................      24,123
             2000......................      18,354
             2001 and thereafter.......      41,270
                                           --------
                                           $148,482
                                           ========

  Total rent expense under all operating leases amounted to $12,598,000, $15,659,000 and $22,510,000 in 1994, 1995 and 1996, respectively.

 Litigation

  The Company is subject to certain legal proceedings and claims which have arisen in the ordinary course of business and have not been fully adjudicated. Management currently believes the ultimate outcome of these matters will not have a material adverse effect on the Company's results of operations or financial position.

13. OTHER INCOME (EXPENSE)

  Other income (expense) for the years ended December 31, 1994, 1995 and 1996 is comprised of the following:

                                                          1994    1995    1996
                                                         ------  ------  ------
                                                            (IN THOUSANDS)
      Interest income................................... $2,850  $4,637  $5,163
      Interest expense..................................   (359)   (782) (1,825)
      Foreign exchange gain (loss)......................    278      64     (35)
      Net realized gain on sale of investments..........    --      332   1,032
      Unrealized gain on marketable equity securities...    --      --      920
      Other.............................................     79    (121)    (18)
                                                         ------  ------  ------
                                                         $2,848  $4,130  $5,237
                                                         ======  ======  ======

                  PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

14. SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in one industry segment. The Company markets and services its products in the United States and in foreign countries through its direct sales organization and affiliates (which are non-controlled product representatives).

  The following table presents information about the Company by geographic area. Export sales and certain income and expense items are reported in the geographic area where the final sale is made rather than where the transaction originates.

                                           DOMESTIC  EUROPE    OTHER    TOTAL
                                           --------  -------  -------  --------
                                                    (IN THOUSANDS)
      1994
        Revenues.......................... $179,562  $40,156  $23,889  $243,607
        Operating income (loss)...........  (12,276)   9,865    1,894      (517)
        Identifiable assets...............  233,388   21,977   17,968   273,333
      1995
        Revenues.......................... $222,568  $67,906  $35,937  $326,411
        Operating income (loss)........... (137,672)   9,885      410  (127,377)
        Identifiable assets...............  365,799   59,465   27,003   452,267
      1996
        Revenues.......................... $326,673  $97,708  $43,684  $468,065
        Operating loss....................  (74,742)  (1,892)  (2,770)  (79,404)
        Identifiable assets...............  498,500   84,201   35,871   618,572

  The revenues and operating income (loss) amounts above exclude the effect of intercompany royalties. The domestic operating losses in 1994, 1995 and 1996 include all merger costs, restructuring costs and acquired in-process technology charges.

  No single customer accounted for 10% or more of total revenues in 1994, 1995 or 1996.

15. SUBSEQUENT EVENTS

  On February 18, 1997, the Company acquired all of the outstanding capital stock of GEJAC, Inc. ("GEJAC"), a leading provider of UNIX and NT charge-back software, in exchange for 412,801 shares of Common Stock, which had a Market Value of approximately $6,800,000 at the time of the acquisition. This acquisition was accounted for under the purchase method, and a significant portion of the purchase price was charged to acquired in-process technology in the first quarter of 1997.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance, and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee and the Nasdaq listing fee.

      Securities and Exchange Commission registration fee............. $ 23,115
      Nasdaq listing fee..............................................   17,500
      Blue Sky fees and expenses......................................    5,000
      Printing and engraving expenses.................................   25,000
      Legal fees and expenses.........................................   25,000
      Accounting fees and expenses....................................   40,000
      Miscellaneous...................................................    4,385
                                                                       --------
          Total....................................................... $140,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Ten of the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. With the approval of its stockholders, the Company has entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

  In addition, Article Nine of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

  Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

  The Company has purchased an insurance policy under which it is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In March 1995, the Company issued 318,453 shares of Common Stock and paid approximately $9,800,000 in cash to the stockholders of RELTECH Group, Inc. ("Reltech"), a vendor of repository technology, in connection with a merger with Reltech. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In June 1995, the Company issued 1,085,450 shares of Common Stock to the stockholders of Software Interfaces, Inc. ("SII"), a leading provider of data access, reporting and data conversion utilities for relational and non-relational database management systems, in exchange for all of the outstanding capital stock of SII in connection with a merger with SII. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In November 1995, the Company issued 1,452,708 shares of Common Stock to the stockholders of Softool Corporation ("Softool"), a leading provider of software change and configuration management technology, in exchange for all of the outstanding capital stock of Softool in connection with a merger with Softool. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In November 1995, the Company issued 582,121 shares of Common Stock and paid approximately $30,000,000 in cash to the stockholders of ProtoSoft, Inc. ("ProtoSoft"), a provider of portable, object-oriented analysis and design software for building enterprise-wide applications, in exchange for substantially all of the assets of ProtoSoft. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In December 1995, the Company issued 478,045 shares of Common Stock and paid approximately $2,200,000 in cash to the stockholders of AIB Software Corporation ("AIB"), a leading provider of multi-platform application development and testing tools, in exchange for all of the outstanding capital stock of AIB. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In December 1995, the Company issued 822,077 shares of Common Stock to the stockholders of Protellicess Software, Inc. ("Protellicess"), a provider of enterprise project and process management software, in exchange for all of the outstanding capital stock of Protellicess. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in
Section 4(2) of the Securities Act.

  In January 1996, the Company issued 344,640 shares of Common Stock and paid approximately $445,000 in cash to the stockholders of Advanced System Technologies, Inc. ("AST"), a developer of performance management tools, in exchange for all of the outstanding capital stock of AST in connection with a merger with AST. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In February 1996, the Company issued 2,126,913 shares of Common Stock to the stockholders of Prodea Software Corporation ("Prodea"), a leading provider of data warehousing and business intelligence tools, in exchange for all of the outstanding capital stock of Prodea in connection with a merger with Prodea. Such securities were issued without registration under the Securities Act, in reliance upon Regulation D under the Securities Act.

  In March 1996, the Company issued 125,000 shares of Common Stock to the stockholders of Browning and Clements, Inc. ("B&C") in exchange for all of the outstanding capital stock of B&C in connection with a merger with B&C. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In March 1996, the Company issued 762,503 shares of Common Stock to the stockholders of Paradigm Systems Corporation ("Paradigm"), a leading provider of information technology consulting services, in exchange for all of the outstanding capital stock of Paradigm in connection with a merger with Paradigm. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In March 1996, the Company issued 319,926 shares of Common Stock to the stockholders of Axis Systems International, Inc. ("Axis"), a leading provider of information technology consulting services, in exchange for all of the outstanding capital stock of Axis in connection with a merger with Axis. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In August 1996, the Company issued 236,466 shares of Common Stock to the stockholders of DB Tech Limited (d/b/a Symbiosis) ("DB Tech"), a leading provider of training and consulting services, in exchange for all of the outstanding capital stock of DB Tech in connection with a merger with DB Tech. Such securities were issued without registration under the Securities Act, in reliance upon Regulation S under the Securities Act.

  In December 1996, the Company issued 760,383 shares of Common Stock to the stockholders of VREAM, Inc. ("VREAM"), a leading provider of virtual reality software for the World Wide Web and other interactive environments, in exchange for all of the outstanding capital stock of VREAM. Such securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  In January 1997, the Company issued 313,784 shares of Common Stock to the stockholders of Australian Technology Resources Pty Limited ("ATR"), a leading provider of information technology consulting services, in exchange for all of the outstanding capital stock of ATR in connection with a merger with ATR. Such securities were issued without registration under the Securities Act, in reliance upon Regulation S under the Securities Act.

  In February 1997, the Company issued 1,089,867 shares of Common Stock to the stockholders of I&S Informationstechnik and Services GmbH ("I&S"), a leading provider of information technology consulting services, in exchange for all of the outstanding capital stock of I&S in connection with a merger with I&S. Such securities were issued without registration under the Securities Act, in reliance upon Regulation S under the Securities Act.

  In October 1997, the Company issued 364,396 shares of Common Stock and paid approximately $2,000,000 in cash to the stockholders of ProMetrics Group Limited ("ProMetrics"), a developer of productivity management software tools, in exchange for all of the outstanding capital stock of ProMetrics in connection with a merger with ProMetrics. Such securities were issued without registration under the Securities Act, in reliance upon Regulation S under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

 EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
 -------                      ----------------------
  2.1    Agreement and Plan of Reorganization, dated as of March 7, 1995, among the Company and Trinzic Corporation ("Trinzic"), and the
         related Agreement of Merger (incorporated by reference to
         Exhibit 2.1 of the Company's Annual Report on Form 10-K (as
         amended) for the year ended December 31, 1994 (the "1994 10-
         K")).
  2.2    Agreement and Plan of Merger by and among the Company, RELTECH
         Acquisition Corp., RELTECH Group, Inc. and the Shareholders of
         Reltech Group, Inc., dated as of March 31, 1995 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form
         8-K dated March 31, 1995).
  2.3    Agreement and Plan of Reorganization, dated as of April 21,
         1995, between the Company and Altai, Inc. ("Altai"), and the related Articles of Merger and Plan of Merger (incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on
         Form 10-Q for the quarter ended March 31, 1995).

 EXHIBIT                      DESCRIPTION OF EXHIBIT
 NUMBER                       ----------------------
 -------
  2.4    Agreement and Plan of Reorganization by and among the Company,
         Answer Acquisition Corp. and Answer Systems, Inc. ("Answer"),
         dated as of May 16, 1995, and the related Agreement of Merger
         (incorporated by reference to Exhibit 2.3 to the Company's
         Registration Statement on Form S-4, Registration No. 33-94410
         (the "1995 S-4")).
  2.5    Agreement and Plan of Reorganization by and among the Company,
         PTI Acquisition Corp. and Locus Computing Corporation ("Locus"),
         dated as of June 14, 1995, and the related Agreement of Merger
         (incorporated by reference to Exhibit 2.4 to the 1995 S-4).
  2.6    Agreement and Plan of Reorganization by and among the Company,
         SII Acquisition Corp., Software Interfaces, Inc. and the
         Shareholders of Software Interfaces, Inc., dated as of June 15,
         1995 (incorporated by reference to Exhibit 2.1 to the Company's
         Current Report on Form 8-K dated June 15, 1995).
  2.7    Agreement and Plan of Reorganization by and among the Company,
         Softool Acquisition Corp., Softool Corporation and the
         Shareholders of Softool Corporation, dated as of November 17,
         1995 (incorporated by reference to Exhibit 2.1 of the Company's
         Current Report on Form 8-K dated November 17, 1995).
  2.8    Asset Purchase Agreement by and among the Company, ProtoSoft,
         Inc. and Anthony Lekkos, Ph.D., the majority shareholder of
         ProtoSoft, Inc., dated as of November 17, 1995 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form
         8-K dated November 17, 1995).
  2.9    Agreement and Plan of Reorganization dated as of January 16,
         1996, as amended by Amendment No. 1 thereto dated as of January
         31, 1996, by and among the Company, PS Acquisition Corporation and Prodea Software Corporation, and the related Agreement of
         Merger (incorporated by reference to Exhibits 2.1 and 2.2, respectively, to the Company's Current Report on Form 8-K dated
         February 8, 1996).
  3.1(a) Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit 3.1 to the Company's
         Registration Statement on Form S-1, Registration Statement No.
         33-39233 (the "IPO S-1 Registration Statement")).
  3.1(b) Certificate of Amendment of Restated Certificate of
         Incorporation of the Company, dated August 24, 1995
         (incorporated by reference to Exhibit 4.11 to the Company's
         Registration Statement on Form S-8, Registration No. 33-96762
         (the "1995 S-8")).
  3.1(c) Certificate of Amendment of Restated Certificate of
         Incorporation of the Company, dated May 28, 1996, as amended
         (incorporated by reference to Exhibit 3.1(c) to the Company's
         Registration Statement on Form S-1, Registration Statement No.
         333-07783 (the "1996 S-1")).
  3.1(d) Conformed copy of Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1(d) to the
         1996 S-1).
  3.2    Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the IPO S-1 Registration Statement).
  4.1    Specimen stock certificate representing Common Stock
         (incorporated by reference to Exhibit 4.1 to the IPO S-1
         Registration Statement).
  4.2    Rights Agreement dated as of December 21, 1995 between the
         Company and Harris Trust and Savings Bank (incorporated by reference to Exhibit 1 to the Company's Registration Statement
         on Form 8-A, filed December 26, 1995).
  4.3    Certificate of Designations of the Class II Series A Junior
         Participating Preferred Stock (incorporated by reference to
         Exhibit 4.3 to the Company's Annual Report on Form 10-K for the
         year ended December 31, 1995 (the "1995 10-K")).

 EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT                        ---
 -------                      ----------------------
  4.4    Form of Indenture between the Company and American National Bank and Trust Company, as Trustee (incorporated by reference to
         Exhibit 4.4 to the Company's Registration Statement on Form S-3,
         Registration No. 333-15421 (the "1996 S-3")).
  4.5    Form of Note for the Company's convertible subordinated notes due 2001 (incorporated by reference to Exhibit 4.2 to the 1996
         S-3).
  5.1    Opinion of Bell, Boyd & Lloyd
 10.1    1989 Stock Option Plan (incorporated by reference to Exhibit
         10.1 to the IPO S-1 Registration Statement).
 10.2    Forms of Stock Option Agreements (incorporated by reference to
         Exhibit 10.2 to the IPO S-1 Registration Statement).
 10.3    Chief Executive Stock Option Plan (incorporated by reference to
         Exhibit 10.3 to the IPO S-1 Registration Statement).
 10.4    Chief Executive Stock Option Agreement (incorporated by
         reference to Exhibit 10.4 to the IPO S-1 Registration
         Statement).
 10.5    1991 Stock Option Plan (incorporated by reference to Exhibit
         10.5 to the IPO S-1 Registration Statement).
 10.6    Employment Agreement between Andrew J. Filipowski and the
         Company (incorporated by reference to Exhibit 10.6 to the IPO S-
         1 Registration Statement).
 10.7    Employment Agreement between Paul L. Humenansky and the Company, as amended (incorporated by reference to Exhibit 10.7 to the
         Company's Registration Statement on Form S-1, Registration No.
         33-43345).
 10.8    Employment Agreement between Michael P. Cullinane and the
         Company (incorporated by reference to Exhibit 10.8 to the IPO S-
         1 Registration Statement).
 10.9    Form of Indemnification Agreement between the Company and each of Andrew J. Filipowski, Michael P. Cullinane, Paul L.
         Humenansky, Casey G. Cowell, James E. Cowie, Steven D. Devick
         and Gian Fulgoni (incorporated by reference to Exhibit 10.10 to the IPO S-1 Registration Statement).
 10.10   Forms of Affiliate Agreements (incorporated by reference to
         Exhibit 10.11 to the IPO S-1 Registration Statement).
 10.11   Form of Master Product License Agreement (incorporated by
         reference to Exhibit 10.11 to the 1995 10-K).
 10.12   Office Lease, dated May 6, 1992, between the Company and LaSalle
         National Trust N.A. as Trustee (the "Oakbrook Terrace Lease")
         (incorporated by reference to Exhibit 10.20 to the Company's
         Annual Report on Form 10-K for the year ended December 31,
         1992).
 10.13   PLATINUM technology, inc. 1993 Directors' Stock Option Plan
         (incorporated by reference to Exhibit 10.18 to the Company's
         Quarterly Report on Form 10-Q for the quarter ended June 30,
         1994 (the "June 1994 10-Q")).
 10.14   PLATINUM technology, inc. 1994 Stock Incentive Plan
         (incorporated by reference to Exhibit 10.19 to the June 1994 10-
         Q).
 10.15   PLATINUM technology, inc. Chief Executive Officer Bonus
         Compensation Plan (incorporated by reference to Exhibit 10.20 to the June 1994 10-Q).

 EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT                        ---
 -------                      ----------------------
 10.16   Amendments to the PLATINUM technology, inc. 1994 Stock Incentive
         Plan (incorporated by reference to Exhibit 4.3 to the Company's
         Registration Statement on Form S-8, Registration No.
         33-85798 (the "1994 S-8")).
 10.17   Form of Option Agreement under the PLATINUM technology, inc.
         1993 Directors' Stock Option Plan (incorporated by reference to
         Exhibit 4.4 to the 1994 S-8).
 10.18   Form of Option Agreement under the PLATINUM technology, inc.
         1994 Stock Incentive Plan (incorporated by reference to Exhibit
         4.5 to the 1994 S-8).
 10.19   Amendment Number One, dated as of May 3, 1993, to the Oakbrook
         Terrace Lease (incorporated by reference to Exhibit 10.19 to the
         1994 10-K).
 10.20   Amendment Number Two, dated as of October 26, 1993, to the
         Oakbrook Terrace Lease (incorporated by reference to Exhibit
         10.20 to the 1994 10-K).
 10.21   Amendment Number Three, dated as of December 22, 1994, to the
         Oakbrook Terrace Lease (incorporated by reference to Exhibit
         10.21 to the 1994 10-K).
 10.22   Office Lease, dated August 8, 1994, between the Company and L.J.
         Sheridan & Co. as court appointed receiver (incorporated by reference to Exhibit 10.22 to the 1994 10-K).
 10.23   PLATINUM technology, inc. Employee Incentive Compensation Plan
         (incorporated by reference to Exhibit 10.23 to the 1995 S-4).
 10.24   Lease Agreement, dated as of March 30, 1995, between the Company and Lisle Property Venture, Inc. (the "Lisle Lease")
         (incorporated by reference to Exhibit 10.24 to the 1995 S-4).
 10.25   First Amendment, dated as of September 15, 1995, to the Lisle
         Lease (incorporated by reference to Exhibit 10.25 to the 1995
         10-K).
 10.26   Second Amendment, dated as of September 15, 1995, to the Lisle
         Lease (incorporated by reference to Exhibit 10.26 to the 1995
         10-K).
 10.27   Third Amendment, dated as of January 3, 1996, to the Lisle Lease
         (incorporated by reference to Exhibit 10.27 to the 1995 10-K).
 10.28   Lease Agreement, dated as of October 31, 1995, between Lisle
         Property Venture, Inc. and the Company (the "October 1995 Lisle
         Lease") (incorporated by reference to Exhibit 10.28 to the 1995
         10-K).
 10.29   Amendment Number Four, dated as of March 9, 1995, to the
         Oakbrook Terrace Lease (incorporated by reference to Exhibit
         10.29 to the 1995 10-K).
 10.30   Loan Agreement, dated as of December 31, 1995, between the
         Company and American National Bank and Trust Company of Chicago
         (the "Loan Agreement") (incorporated by reference to Exhibit
         10.30 to the 1995 10-K).
 10.31   First Amendment, dated as of December 31, 1996, to the Loan
         Agreement (incorporated by reference to Exhibit 10.30 to the
         Company's Annual Report on Form 10-K for the year ended December
         31, 1996 (the "1996 10-K")).
 10.32   First Amendment, dated as of May 23, 1996, to the October 1995
         Lisle Lease (incorporated by reference to Exhibit 10.31 to the
         1996 10-K).
 10.33   Second Amendment, dated as of May 24, 1996, to the October 1995
         Lisle Lease (incorporated by reference to Exhibit 10.32 to the
         1996 10-K).
 10.34   Lease Agreement, dated as of July 17, 1996, between the Company and Oakbrook Tower Limited Partnership (incorporated by
         reference to Exhibit 10.33 to 1996 10-K).
 10.35   PLATINUM technology, inc. 1996 Stock Purchase Plan (incorporated by reference to Exhibit 4.1 to the Company's Registration
         Statement on Form S-8, Registration No. 333-03284 (the "April
         1996 S-8")).

 EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
 -------                      ----------------------
 10.36   PLATINUM technology, inc. Amended and Restated 1993 Directors'
         Stock Option Plan (incorporated by reference to Exhibit 4.2 to the April 1996 S-8).
 10.37   Amendment to the PLATINUM technology, inc. 1994 Stock Incentive
         Plan (incorporated by reference to Exhibit 10.4 to the Company's
         Quarterly Report on Form 10-Q for the quarter ended June 30,
         1996 (the "June 1996 10-Q")).
 10.38   First Amendment to the PLATINUM technology, inc. Employee
         Incentive Compensation Plan (incorporated by reference to
         Exhibit 10.3 to the June 1996 10-Q).
 10.39   Second Amendment to the PLATINUM technology, inc. Employee
         Incentive Compensation Plan (incorporated by reference to
         Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for
         the quarter ended June 30, 1997 (the "June 1997 10-Q")).
 10.40   Amendment Number Five, dated as of December 1, 1996, to the
         Oakbrook Terrace Lease (incorporated by reference to Exhibit
         10.2 to the June 1997 10-Q).
 10.41   Amendment Number Six, dated as of April 30, 1997, to the
         Oakbrook Terrace Lease (incorporated by reference to Exhibit
         10.3 to the June 1997 10-Q).
 10.42   Amendment Number Seven, dated as of September 16, 1997, to the
         Oakbrook Terrace Lease.
 21      Subsidiaries of the Company (incorporated by reference to
         Exhibit 21 to the 1996 10-K).
 23.1    Consent of KPMG Peat Marwick LLP with respect to the Company's financial statements.
 23.2    Consent of Deloitte & Touche LLP with respect to Trinzic's financial statements.
 23.3    Consent of Arthur Andersen LLP with respect to Locus' financial statements.
 23.4    Consent of Arthur Andersen LLP with respect to Softool's
         financial statements.
 23.5    Consent of Bell, Boyd & Lloyd (contained in Exhibit 5.1).
 24.1    Powers of Attorney (included on the signature page of this registration statement).
 27      Financial Data Schedule.
 99.1    Report of Deloitte & Touche LLP on Trinzic's financial
         statements.
 99.2    Report of Arthur Andersen LLP on Locus' financial statements.
 99.3    Report of Arthur Andersen LLP on Softool's financial statements.

  (b) Financial Statement Schedules

                                                                            PAGE
                                                                            ----
      Report of Independent Public Accountants............................. S-1
      Schedule II--Valuation and Qualifying Accounts....................... S-2

  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable, or the information has been provided in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 14 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OAKBROOK TERRACE, STATE OF ILLINOIS, ON NOVEMBER 11, 1997.

                                          PLATINUM technology, inc.

                                                /s/ Michael P. Cullinane
                                          By: _________________________________
                                                   Michael P. Cullinane
                                                 Executive Vice President
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS MICHAEL P. CULLINANE AND MICHAEL C. WYATT, AND EACH OF THEM SEVERALLY, ACTING ALONE AND WITHOUT THE OTHER, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT WITH AUTHORITY TO EXECUTE IN THE NAME OF EACH SUCH PERSON AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH ANY EXHIBITS THERETO AND OTHER DOCUMENTS THEREWITH, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT NECESSARY OR ADVISABLE TO ENABLE THE REGISTRANT TO COMPLY WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY RULES, REGULATIONS, AND REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION IN RESPECT THEREOF, WHICH AMENDMENTS MAY MAKE SUCH OTHER CHANGES IN THE REGISTRATION STATEMENT AS THE AFORESAID ATTORNEY-IN-FACT EXECUTING THE SAME DEEMS APPROPRIATE, AND ANY FILINGS PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 11, 1997.

                 SIGNATURE                                     TITLE
                 ---------                                     -----
PRINCIPAL EXECUTIVE OFFICER:

        /s/ Andrew J. Filipowski            President, Chief Executive Officer and
___________________________________________   Chairman of the Board of Directors
           Andrew J. Filipowski

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:


        /s/ Michael P. Cullinane            Executive Vice President, Chief Financial
___________________________________________   Officer, Treasurer and Director
           Michael P. Cullinane
A MAJORITY OF THE DIRECTORS:


        /s/ Andrew J. Filipowski            Director
___________________________________________
           Andrew J. Filipowski

         /s/ Paul L. Humenansky             Director
___________________________________________
            Paul L. Humenansky

        /s/ Michael P. Cullinane            Director
___________________________________________
           Michael P. Cullinane
           /s/ James E. Cowie               Director
___________________________________________
              James E. Cowie

          /s/ Steven D. Devick              Director
___________________________________________
             Steven D. Devick

          /s/ Arthur P. Frigo               Director
___________________________________________
              Arthur P. Frigo

          /s/ Gian M. Fulgoni               Director
___________________________________________
              Gian M. Fulgoni


                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of
PLATINUM technology, inc.:

  Under date of February 28, 1997, we reported on the consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which are included in the registration statement. Our report is based in part on the reports of other auditors. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in this registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

  In our opinion, based on our audits and the reports of other auditors, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 28, 1997

                                  SCHEDULE II

                   PLATINUM TECHNOLOGY, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

ALLOWANCE FOR DOUBTFUL ACCOUNTS                BEGINNING   BAD DEBT    ENDING
FOR TRADE AND INSTALLMENT RECEIVABLES           BALANCE    EXPENSE    BALANCE
-------------------------------------          ---------- ---------- ----------
Year ended December 31, 1996.................. $2,809,000 $  905,000 $3,714,000
Year ended December 31, 1995..................  1,522,000  1,287,000  2,809,000
Year ended December 31, 1994..................  1,290,000    232,000  1,522,000

                                 EXHIBIT INDEX

                                                                    SEQUENTIAL
  EXHIBIT                                                              PAGE
    NO.                          DESCRIPTION                          NUMBER
  -------                        -----------                        ----------
  5.1      Opinion of Bell, Boyd & Lloyd.
 23.1      Consent of KPMG Peat Marwick LLP with respect to the
           Company's financial statements.
 23.2      Consent of Deloitte & Touche LLP with respect to
           Trinzic's financial statements.
 23.3      Consent of Arthur Andersen LLP with respect to Locus'
           financial statements.
 23.4      Consent of Arthur Andersen LLP with respect to
           Softool's financial statements.
 27        Financial Data Schedule.
 99.1      Report of Deloitte & Touche LLP on Trinzic's financial
           statements.
 99.2      Report of Arthur Andersen LLP on Locus' financial
           statements.
 99.3      Report of Arthur Andersen LLP on Softool's financial
           statements.